Exhibit 10.81

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

FINANCE COOPERATION AGREEMENT

dated 28th May 2021

POLESTAR AUTOMOTIVE UK LTD

and

VOLVO CAR FINANCIAL SERVICES UK LIMITED

UNITED KINGDOM

LIST OF SCHEDULES

This FINANCE COOPERATION AGREEMENT is dated 28th May 2021 and made between:

(1)	POLESTAR AUTOMOTIVE UK LTD Reg. No.11926357, a limited liability company incorporated under the laws of England and Wales (“Polestar”); and

(2)

VOLVO CAR FINANCIAL SERVICES UK LIMITED, Reg. No. 12718441, a private limited liability company incorporated under the laws of England and Wales, having its registered office at Scandinavia House, Norreys Drive, Maidenhead, Berkshire, United Kingdom, SL6 4FL(“VCFSUK”).

Each of Polestar and VCFSUK is hereinafter referred to as a “Party” and, jointly, as the “Parties”.

BACKGROUND

A.	Polestar is a manufacturer of vehicles and thereto related products and services. Polestar will sell vehicles directly to end customers through online sales via a digital platform.

B.	VCFSUK is a provider of financial services products and services.

C.

Polestar has identified that it is in need of a collaboration to facilitate the provision of Retail Finance Arrangements to End Customer (as defined below). As a consequence, thereof, the Parties have agreed to enter into this Agreement for VCFSUK to (i) provide Wholesale Finance (as defined below) directly to Polestar; and (ii) under Polestar’s brand, market and sell the Retail Finance Arrangements to the End Customers (as defined below), on the terms and conditions set out herein.

D.

The Parties further acknowledge that in order for the Parties to market and sell such financial arrangements, an underlying technical infrastructure must be developed, operated and maintained. In light thereof, VCFSUK has agreed to develop the Technical Solution (as defined below) to be integrated into Polestar’s technical solution. The terms and conditions applicable in relation thereto are set out in the General IT Terms (as defined below), attached hereto as Schedule 7.

E.	In light of the aforesaid, the Parties have agreed to execute this Agreement (as defined below).

1.	DEFINITIONS

Any capitalised terms used in this Agreement shall, unless specifically defined elsewhere, have the meaning set out below.

“Actual Delivery Date” means the agreed date where VCFSUK will deploy a fully functional Technical Solution to support Polestar as well as underlying service and support infrastructure as per Schedule 7.

“Adjustment Notification” is defined in Section 11.3..

“Affiliate” means any company or other entity that is Controlled by a Party to this Agreement.

“Agreement” means this finance cooperation agreement, including all of the schedules hereto (in both cases, as amended from time to time).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the Bribery Act 2010 of the United Kingdom, as well as, with respect to any legal entity, any other applicable anti-bribery or anti-corruption laws, in each case as amended from time to time.

“Anti-Money Laundering Laws” means any applicable financial recordkeeping and reporting requirements, as well as any other applicable money laundering statutes and any related or similar rules, including rules related to the prevention of the use of the financial system for the purpose of money laundering and terrorism financing, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency.

“Applicable Law” means any law, rule, and/or regulation issued by any country, state and/or governmental body, including without limitation any acts issued by the European Union, including any rules, requirements or guidelines issued by any Regulatory Body, as applicable for each Party and its Affiliates in its capacity as a commercial entity and to the sector in which it operates, or otherwise relate to the Services being provided hereunder, irrespective of whether applicable to other sectors as well.

“Authorised Repairer” means a third-party provider of vehicle maintenance and servicing services, which has been authorised to maintain and service Polestar Vehicles under a separate agreement between such third-party provider and Polestar and/or Volvo Car Corporation.

“Beneficiaries” is defined in Section 2.2.2.

“Business Day” means a day (other than a Saturday, Sunday or a bank holiday) on which banks are open for general business in the relevant Market.

“Commencement Date” means the date that Services commence, to be no later than 1st July 2021 for Wholesale Finance and 1st January 2022 for Retail Finance Arrangements.

“Confidential Information” means information or material of whatever nature provided by a Party or a Party’s Affiliates (whether in oral, written, electronic or any other form), which (i) contains personal data or customer data, (ii) constitutes, in whole or in part, Intellectual Property Rights (as defined in the General IT Terms) or trade secrets, or (iii) would be understood to be confidential by a reasonable person. Without limiting the generality of the foregoing, the term “Confidential Information” shall always include (i) information relating to business or technology, and (ii) documents, drawings, methodologies, diagrams, designs, flowcharts, databases, models, plans, software and configurations (including source codes, object codes, data, ideas, concepts or techniques contained therein and any modifications or derivatives thereof).

“Control” means direct or indirect holding of the majority, or required number of shares, conferring the majority of the voting right or the right to appoint the majority of the members of the board of directors, partnership interest or other ownership interest of a legal entity.

“Controlled” shall have the corresponding meaning.

“Controlled Person” is defined in Section 7.1.

“Corrupt Act” shall mean soliciting, authorising, offering, promising or giving any financial or other advantage (including without limitation any payment, loan, gift or transfer of anything of value) in order to (i) induce any person or government official to perform his/her functions improperly or dishonestly and/or (ii) improperly or dishonestly obtain or retain business for each other.

“Customer Agreement” means an agreement entered into between VCFSUK and an End Customer under which VCFSUK will provide the End Customer with Retail Finance Arrangements in accordance with this Agreement.

“Damages” is defined in Section 20.1.

“Data Protection Authority” as defined in the Data Protection Legislation.

“Data Protection Legislation” means any and all Applicable Laws regulating the use and processing of personal data or otherwise relating to data privacy or data protection issues anywhere in the world, including but not limited to Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) and any act, statute or piece of national legislation implementing, supporting or otherwise incorporating said regulation, including any amendment made to any of the foregoing.

“Data Subject” shall have the meaning given in Data Protection Legislation.

“Disagreement Notification” is defined in Section 11.3.;

“End Customer” means any natural person, legal entity or other entity buying the Retail Finance Arrangements on a Polestar Vehicle from Polestar or from VCFSUK (in such event funded partly or in whole through a Retail Finance Arrangement).

“Finance Leasing” means a financial arrangement where VCFSUK purchases a Polestar Vehicle from Polestar, leases the vehicle to an End Customer, retains the ownership of such Polestar Vehicle during the entire term of the Customer Agreement, and where the End Customer, upon expiration or termination of the Customer Agreement, either will purchase the Polestar Vehicle from VCFSUK or extend the term of the Customer Agreement.

“Finance Penetration” means the penetration of the Retail Finance Arrangements within a specific Market, calculated on (i) the aggregate amount of Polestar Vehicles (excluding vehicles sold to fleet customers, but including those sold to any other Financial Services Company providing white label contract hire, and Used Polestar Vehicles) financed under Retail Finance Arrangements over such measurement period, and (ii) the aggregate amount of Polestar Vehicles commercialised to third parties (excluding vehicles sold to fleet customers and Used Polestar Vehicles) by Polestar in the Market, expressed as a percentage.

“Force Majeure” is defined in Section 23.1.

“General IT Terms” means the General IT Terms attached hereto as Schedule 7, including its appendices and any statement of work executed thereunder, which set out the terms and conditions applicable in relation to inter alia the development, operations, hosting, maintenance and support of the underlying technical solution that supports the Services being provided hereunder, including any improvements thereof.

“GMEN Products” has the meaning given to that term in clause 8.4.1 of this Agreement;

“Good Industry Practice” means the use of standards, customs, methods and processes that includes exercise of the degree of professionalism, capability and foresight which can be expected from a professional and experienced provider in the field(s) that fall(s) within the scope of this Agreement and that also at all times conform with all Applicable Laws, as amended from time to time.

“Insolvency Event” means any of the following events:

(a)	a person is unable or is deemed for the purposes of any law to be, unable to pay its debts as they fall due, over indebted, in a state of impending illiquidity or to be otherwise insolvent;

(b)	a person is required by law to file for insolvency;

(c)	a person admits its inability to pay its debts as they fall due;

(d)	a person suspends making payments on any of its debts or announces an intention to do so;

(e)	a person, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(f)	a moratorium is declared in respect of any indebtedness of any person; or

(g)	the value of the assets of any relevant person is less than its liabilities (taking into account contingent and prospective liabilities).

“Intellectual Property Rights” means (a) all intellectual or industrial property rights, including patents, trademarks, trade names, service marks, domain names, registered designs, design rights, utility models, copyrights, neighbouring rights, data base rights, source code, topography rights, rights in unpatented know-how, and similar rights valid against third parties, whether registered or not, and including applications and the right to apply for registration of any rights, which may be protected anywhere in the world, and (b) any rights in and to trade secrets.

“Intermediary Arrangement” means any arrangement that VCFSUK considers convenient or necessary at its sole discretion to be entered into at any time between VCFSUK and Polestar in order to enable Polestar to act as a point of sale for the financing solutions of VCFSUK

“IT Services” is defined in Section 4.2.4

“KPIs” means the key performance indicators set out in Schedule 10. 0.

“Main Document” means this document, being the main contractual document of the Agreement.

“Market” means UNITED KINGDOM

“Marketing Materials” means any marketing materials or communications, including but not limited to any promotional literature, advertisements, public displays, press releases or associated documents, prepared for marketing or selling the Retail Finance Arrangements for Polestar Vehicles.

“Material Adverse Effect” means any event, circumstance or series of events or circumstances which has a material adverse effect on (i) the business, operations, assets, condition or financial situation (including, without limitation, a material rating downgrade), performance or prospects of Polestar or, as the case may be, VCFSUK or (ii) the ability of Polestar or, as the case may be, VCFSUK to perform its respective obligations under this Agreement, or any other agreement entered into pursuant to or in connection with this Agreement, or (iii) the ability of Polestar to perform its obligations under the relevant Wholesale Financing Agreement.

“New Polestar Vehicle” means any new Polestar Vehicle: (i) sold or to be sold by Polestar to an End Customer; or (ii) leased or to be leased to an End Customer in accordance with this Agreement.

“Objectives” is defined in Section 3.1.5.

“Partnership Manager” is defined in Section 12.1.

“Party” or “Parties” is defined in the preamble to this Agreement.

“Personal Data” as defined in the Data Protection Legislation.

“Polestar Authorised Remarketing Traders” means non-Polestar owned entities which have a direct agreement with VCFSUK in the business of repurchasing Polestar vehicles once they have been returned according to the Customer Agreement.

“Coc Event” means a direct or indirect change of Control in either Party.

“Polestar Credit Limit” means the amount of financing available through VCFSUK allowing Polestar to finance payables related to new and Used Polestar vehicles to be determined by VCFSUK in accordance with Schedule 3.

“Polestar Customer Care Centre” means Polestar’s customer care centre responsible for handling customer inquiries on behalf of Polestar.

“Polestar Security Documents” means the security documents included in Schedule 4..

“Polestar Space Operator” means an enterprise (including sole proprietorships, commercial partnerships and corporate entities) with registered office and principal business within the Market that is authorised under the terms of a Polestar Space Operator agreement entered into with Polestar to run a Polestar Space.

“Polestar Space” means a showroom facility displaying Polestar Vehicles operated by a Polestar Space Operator.

“Polestar Vehicles” means New Polestar Vehicles and Used Polestar Vehicles, collectively.

“Records” means any and all books, records, documents, correspondence (whether electronic or otherwise) relating to the Parties’ obligations under this Agreement.

“Regulatory Body” means the Financial Conduct Authority or any other competent governmental, statutory or regulatory body having regulatory or supervisory authority that has jurisdiction or control over either Party in relation to the obligations and dealings under this Agreement.

“Repossessed Vehicle” means a Polestar Vehicle, which VCFSUK has repossessed from an End Customer due to such End Customer’s breach of the Customer Agreement.

“Retail Finance Arrangement” means retail financing arrangements provided by VCFSUK by virtue of which an End Customer is granted a financial facility and/or any other product and service to be developed in order to have access to Polestar Vehicles, including without limitation all the innovative new mobility related End Customer services, as amended from time to time by VCFSUK and included in this Agreement following written agreement between the Parties. As of the Commencement Date, Retail Finance Arrangement shall be as defined in Schedule 2 “Retail Finance Arrangements — Product Descriptions”

“Sanctioned Country” means a country or territory being the subject or the target of Sanctions.

“Sanctions” means any sanctions administered or enforced by the U.S. Government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national”, “blocked person” and “foreign sanctions evaders” or inclusion in any other sanctions list), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other sanctions having a similar purpose administered or enforced by relevant authorities or courts.

“Security Requirements” means the minimum information and IT Security requirements set out in the General IT Terms, as amended by the Parties from time to time during the Term.

“Service Level” means the qualitative performance levels which shall be met by VCFSUK as the case may be when providing the Services, and which are detailed in either Schedule 10 or agreed pursuant to the General IT Terms, and which shall be measured and monitored in accordance with the principles in Section 4.3.

“Services” means any and all services, activities, tasks, undertakings or other obligations to be provided by VCFSUK to Polestar and End Customers under this Agreement, including but not limited to the Retail Finance Arrangements, the Wholesale Finance and the Technical Solution.

“Severe Market Disruption Event” as defined in Section 11

“Standard GMEV” has the meaning given to that term in paragraph 2.1 of Schedule 12 of this Agreement;

“Technical Solution” means various developments and other professional services such as developed platforms and potential other applications to facilitate the provision of the Services which shall be developed, operated and maintained by VCFSUK in accordance with the terms in this Agreement, including the General IT Terms.

“Term” is defined in Section 24.1.

“Termination Notice” is defined in Section 11.3.

“Trademark” means trademarks, logotypes, service marks, or other proprietary symbols or designations of a Party, whether registered or not.

“Trademark License Agreement” means the agreement to be entered into between the Parties for the purposes of using Polestar’s Trademark.

“Unbankable” means that VCFSUK considers Polestar unbankable for the reasons set out in Section 8.1.4.

“Used Polestar Vehicles” means a Polestar Vehicle with more than delivery mileage and that has already been registered to an owner (other than Polestar or any other entity selling New Polestar Vehicles).

“VAT” means value added tax and any other applicable sales tax or duty.

“Vehicle Price” means the respective total invoiced price per Polestar Vehicle, including VAT and any other applicable taxes.

“VCFSUK” means Volvo Car Financial Services UK Limited, a company owned jointly by Santander Consumer UK plc and Volvo Car Corporation of Sweden established specifically to provide automotive financial services in the UK to Volvo Cars and may offer similar services to other Geely owned entities on an as required basis.

“Wholesale Finance” means the provision of financing by VCFSUK to Polestar to enable Polestar to buy Polestar Vehicles.

“Wholesale Financing Agreement” means the standard wholesale financing agreement of VCFSUK to be entered into with Polestar for wholesale financing as amended by VCFSUK from time to time.

In this agreement and any schedules:

(a)

reference to any statute or statutory provision includes a reference to that statute or statutory provision as amended, extended or re-enacted and to any regulation, order, instrument or subordinate legislation under the relevant statute or statutory provision;

(b)	reference to the singular includes a reference to the plural and vice versa;

(c)	reference to any clause or schedule is to a clause or schedule (as the case may be) of or to this agreement;

(d)	reference to any gender includes a reference to all other genders; and

(e)

references to persons include bodies corporate, unincorporated associations and partnerships and any reference to any party who is an individual is also deemed to include her respective legal personal representative(s).

2.	SCOPE, STRUCTURE AND COMMERCIAL PRINCIPLES

2.1	Scope

2.1.1

Under the framework of this Agreement, VCFSUK shall offer and provide, the Services set out in this Agreement subject to the VCFSUK Risk Assessment Policies, in the absolute discretion of VCFSUK, executing the relevant agreements, in accordance with the terms herein.

2.1.2	The relevant agreements to be executed by VCFSUK shall, to the extent applicable, be in line with the terms and conditions of this Agreement.

2.1.3

In the event that Polestar is interested in any additional financing services not included in the Services, Polestar will use best endeavours to engage VCFSUK as their financial partner for such additional financing services.

2.1.4

VCFSUK shall furthermore develop, make available and continuously improve the Technical Solution in accordance with the terms of this Agreement and, in particular, the General IT Terms. Polestar undertakes to cooperate with VCFSUK in the improvement of the Technical Solution.

2.2	Beneficiaries

2.2.1

The Parties are the sole contracting parties to this Agreement and their respective rights under this Agreement shall be exercised solely by Polestar and VCFSUK, respectively, subject only to any exceptions expressly stated herein. As a consequence, unless otherwise stated herein, the legal relationship under this Agreement shall be deemed to be only between Polestar and VCFSUK. For clarification purposes, no other entity within SCF Group is taking any obligations under this Agreement.

2.2.2

In addition, the Polestar Space Operators and the Polestar Customer Care Centre in respect of training in relation to the financial products provided by VCFSUK (collectively the “Beneficiaries”) shall, to the extent applicable, be entitled to benefit from different provisions of the Agreement.

2.2.3	Polestar is liable for any and all acts and/or omissions contrary to the provisions of this Agreement by any of its Beneficiaries as if such act and/or omission were attributable to that Party itself.

2.3	Agreement structure and order of priority

2.3.1	This Agreement consists of this Main Document and its schedules.

2.3.2	In the event of any conflict or inconsistency between the terms of this Main Document and any of its schedules, the terms of this Main Document shall take precedence over the terms of the schedules.

2.4	Commercial principles

2.4.1	Exclusivity

Polestar hereby grants VCFSUK an exclusive right, during the Term, to offer and sell the Services under Polestar’s Trademark “Polestar Finance” within the Market. A Trademark Licence Agreement will be executed between the Parties to implement this right. Consequently, Polestar may not grant any third party any right to offer, market or sell the Services under that trademark within the Market.

For clarity, the exclusivity granted under Section 2.4.1 shall inter alia not prevent Polestar or any of its Affiliates from granting any third party the right to sell, market and offer the Services under Polestar’s Trademarks:

(a)	outside of the Market; and

(b)	within the Market after the termination or expiration of this Agreement.

2.4.2	No guaranteed revenue

Polestar does not guarantee any certain volumes and/or revenues to VCFSUK unless expressly stated in this Agreement.

2.4.3	Credit risk

The Parties acknowledge and agree that any regulatory and credit risk related to the Retail Finance Arrangements shall be solely borne by VCFSUK and that Polestar shall have no liability whatsoever to VCFSUK or any other third party for any costs, losses or liabilities that VCFSUK or any other third party may incur as a result of VCFSUK providing Retail Finance Arrangements to End Customers. For the avoidance of doubt, nothing in this Section 2.4.3 shall be understood as to exclude Polestar or its Affiliates of their liabilities as a car manufacturer pursuant to Applicable Law including but not limited to importation regulations, environmental legislations, choice of Authorised Repairers, or product liability.

3.	OBJECTIVES

3.1	General

3.1.1

Both Parties shall pursue the growth of sales of Polestar Vehicles in the Market using the Services of VCFSUK for the mutual benefit of the Parties and to provide the relevant financing solutions regarding Wholesale Finance and Retail Finance Arrangement.

3.1.2	Both Parties agree to cooperate at all times in good faith and in an efficient manner looking for the best results of the cooperation under this Agreement.

3.1.3

In the light of the above, this Agreement has been executed on the basis that VCFSUK has such professional skills, resources and experience to be able to, among other things meet the following mutual objectives and goals:

(a)	to perform the Services in a timely manner;

(b)	to perform the Services in accordance with professional standards, which at all times at least shall correspond to Good Industry Practice;

(c)	at all times in accordance with all Applicable Laws and the requirements of any Regulatory Body;

(d)	to ensure that the Services shall be designed and performed in a manner that at all times supports the Parties’ sales and customer satisfaction objectives;

(e)

when providing the Services, at all times comply with, and ensure that the Services and the Deliverables (as defined in the General IT Terms) are compliant with, Applicable Laws and the Security Requirements, and all other requirements herein, as amended from time to time, as further set out herein; and

(f)

to take a leading position in designing and implementing the Services and the underlying Technical Solution in a professional manner in accordance with the Parties’ business needs as they evolve over time.

3.1.4

In the light of the above, this Agreement has been executed on the basis that Polestar has such professional skills, resources and experience to be able to, among other things, meet the following mutual objectives and goals:

(a)	to provide a sufficient amount of Polestar Vehicles, in line with Polestar’s annual sales plan for the market and use its best efforts to meet the End Customer demands;

(b)	to manufacture the Polestar Vehicles in accordance with professional standards which at all times, at least, shall correspond to Good Industry Practice;

(c)	to use reasonable skill and care in choosing its supply chain providers including the Authorised Repairers;

(d)	to respond always before the End Customers in case of default of the Polestar Vehicles providing satisfactory solutions to the End Customers in such cases; and

(e)	to ensure that the Polestar Vehicles are compliant with Applicable Law.

3.1.5

The above-mentioned goals and objectives are collectively referred to as the “Objectives”. The terms and conditions of this Agreement are to be interpreted and construed in light of, and as to give effect to, the Objectives, but are (unless otherwise explicitly stipulated herein) not independent contractual obligations of either Party.

3.2	Cooperation and transparency

3.2.1

The Parties acknowledge that the cooperation established under this Agreement shall be a prioritized cooperation that is important for the success of both Parties. In light thereof, each Party undertakes to, at all times, cooperate in good faith and in an efficient manner. The Parties shall keep each other informed of such issues that are necessary or useful in order to promote the cooperation between them and shall take due account to each other’s reasonable interests.

3.2.2

Subject to terms and conditions of this Agreement, VCFSUK and Polestar shall cooperate in the financing of Polestar Vehicles to be marketed by Polestar in the Market (except if declared as Unbankable) up to an amount of the Polestar Credit Limit.

3.2.3	Such cooperation shall cover both the entering into of Wholesale Financing Agreements as well as Retail Finance Arrangement as further described in this Agreement.

3.2.4

The Parties further agree to, at all times, act in a transparent manner toward each other and when performing the Services, to ensure an efficient and transparent communication in a manner intended to maximise the potential revenue generated for both Parties under this Agreement. The Parties’ transparency commitment includes, but is not limited to,

(a)	an obligation to continuously inform each other of any events that affect the provision of the Services; and

(b)

to keep updated Records showing all the relevant processes, operations, technical solutions and software used (and any other facts relevant to the performance of the Services), upon reasonable request of the other Party, in order for the Parties to comply with their obligations in terms of compliance with Applicable Laws including Data Protection Legislation, Anti-Money Laundering Laws and Anti-Corruption Laws.

3.3	Credit lines

3.3.1	Polestar acknowledges and agrees that VCFSUK is entering into this Agreement on the following premise:

As the Services contemplated by this Agreement are arranged and funded exclusively by VCFSUK, all risk assessments, funding and decisions associated therewith shall be made solely by VCFSUK. As such, the granting of financing in any form to Polestar or any End Customer by VCFSUK is subject to a satisfactory credit risk assessment according to the VCFSUK Risk Assessment Policies and the ability of VCFSUK to obtain funding from the Markets, in accordance with the VCFSUK Risk Assessment Policies.

3.4	Competitiveness

3.4.1

The Parties shall use commercially reasonable endeavours to ensure the Retail Finance Arrangement offered in the Market are competitive. For the purposes of this clause 3.4 of this Agreement “Competitive” means that the pricing offered by VCFSUK for the Retail Financing Services shall be in line with the pricing mechanism defined within Schedule 2.

3.4.2

Notwithstanding Clause 3.4.1, any competitor benchmarking shall be measured by a “Retail Finance Competitor Benchmarking” exercise which means the general terms and conditions of the Retail Financing Products and Services determined by available, open market, competitor benchmarking analysis, that meaning from appropriate Finance and Leasing Association member companies. Polestar acknowledges that any comparison of market competitiveness of the VCFSUK offers shall be made after adding back any commission or other similar payments made by VCFSUK to Polestar. For the avoidance of doubt, the products offered by VCFSUK will not be considered as non-competitive just because they do not constitute the lowest common denominators in the Market.

3.4.3

If the Parties consider that the Retail Finance Arrangement offered in the Market by VCFSUK in relation to the Polestar Vehicles are not competitive, the Parties shall review in good faith the underlying reasons and do its best efforts to agree on how to remedy the situation with the aim to return to the boundaries deemed competitive.

3.5	Subsidies

3.5.1

The Parties agree that VCFSUK shall be the only one benefiting from subsidised and non-subsidised campaigns of Polestar related to the Services under this Agreement, or any commercial action involving the distribution of the Services in the Market. The Parties accordingly agree that Polestar will not offer any subsidies related to the Services to any End Customer in the Market through any other party than VCFSUK. In any case, the interest rate applied to Polestar of the subsidised transactions shall not be higher than the ordinary interest rate for transactions with End Customers.

3.6	Wholesale Finance Insurance

3.6.1

Polestar shall have an insurance that covers all the Polestar Vehicles, financed under the Wholesale Finance and corresponding Credit Lines, against the risk of loss and damage as long as they remain financed by VCFSUK.

3.6.2

VCFSUK will not bear any cost of relocation of any kind of the Polestar Vehicles against the risk of loss and damage as long as they remain financed under such Wholesale Finance scheme. Polestar shall fully indemnify and defend VCFSUK, in respect of any claim, liability, court ruling, judgment, agreement, damage, loss, fine or expense (including the fees of lawyers and court representatives and legal costs, even when their services are not strictly required) that results or arises from any loss or damage of the Polestar Vehicles.

3.7	Promotion and recommendation of VCFSUK

3.7.1

Polestar shall, from time to time and in its sole discretion during the term of this Agreement and within the limits of Applicable Law in any way it deems appropriate, reasonable actively promote to the End Customers the Retail Finance Arrangement under this Agreement.

4.	SERVICES

4.1	Scope of Services

4.1.1	VCFSUK shall execute the Services in accordance with this Agreement.

4.2	End-to-end responsibility

4.2.1

VCFSUK shall take a comprehensive end-to-end and overall responsibility for the due provision of the Services, i.e. VCFSUK shall take full responsibility for the overall performance of the Services in accordance with what is stated in this Agreement.

4.2.2

VCFSUK also has the full responsibility for any and all interfaces of its Technical Solution. The Services related thereto shall be performed in accordance with the terms of the General IT Terms. For the avoidance of doubt, VCFSUK shall not be responsible for any issues with a technical solution which is due to Polestar’s own activities and that could cause malfunctions within the Services, including but not limited to malfunction within Polestar’s own website. Further, VCFSUK shall not be responsible in the event Polestar changes the settings, technical parameters or API definition of its own technical solution

4.2.3	Each Party should be responsible for its costs related to its own IT solution or any update or amendment to their systems.

4.2.4

As part of VCFSUK’s end-to-end responsibility, VCFSUK undertakes to be accountable for any and all materials, personnel, documentation, systems, solutions and the like necessary for the Services to function as intended, or as inherent in order to use the Services, regardless of whether such are described in this Agreement, or not.

4.3	Service Levels

4.3.1

The Services shall be performed in accordance with the agreed Service Levels. Operational Service Levels are set out inSchedule 10, whereas Service Levels relating to the provision of the Technical Solution are set out in the General IT Terms.

4.3.2	VCFSUK shall implement and keep up to date the measurement and monitoring tools and procedures required to measure VCFSUK’s performance of the Services against the applicable Service Levels.

4.3.3

Compliance with the Service Levels shall be regularly measured and be reported to Polestar within ten (10) VCFSUK Business Days from the end of the preceding calendar month, unless otherwise agreed for a specific Service Level.

4.3.4

In the event of a failure by VCFSUK to meet the Service Levels 1.1, 1.2 or 1.8 in Schedule 10 which is directly attributed to VCFSUK, VCFSUK will propose an action plan within ten (10) Business Days, which sets out what actions shall be taken to permanently remedy the root cause of such failure and the expected permanent remedy time shall be determined depending on the failure.

4.3.5

In the event VCFSUK would fail to permanently remedy the root cause in accordance with Section 4.3.4 the matter shall be escalated to senior management personnel of each Party who shall try in good faith to resolve how to remedy the breach and set out proposals to achieve compliance with the Service Levels.

4.3.6

Failure by the senior management personnel of the Parties to, within ten (10) Business Day of the matter being referred to them in accordance with Schedule 10, “Reporting—Service Levels” point 1.1, 1.2 or 1.8, resolve how to permanently remedy the root cause to the failure to meet the relevant Service Levels shall be deemed a material breach of this Agreement and not capable of being remedied for which VCFSUK is responsible.

4.3.7	For the avoidance of doubt, what it set out in Section 4.3.6 shall not be construed as to limit any other right a Party may have under this Agreement or under Applicable Law.

4.4	KPIs

4.4.1	In addition to the Service Levels, the Parties have also agreed to measure VCFSUK’s performance through the KPIs. VCFSUK shall meet or exceed the KPIs.

4.4.2

VCFSUK shall implement and keep up to date the necessary measurement and monitoring tools and procedures required to measure VCFSUK’s performance of the Services against the applicable KPIs. Such measurement and monitoring shall ensure reporting in writing at a level of detail sufficient to verify compliance with the KPIs.

4.4.3	Compliance with the KPIs, shall be measured on a monthly basis and be reported to Polestar within five (5) Business Days from the end of the preceding calendar month.

4.4.4	For the avoidance of doubt, what is set out in this Section 4.4 shall not be construed as to limit any other right Polestar may have under this Agreement or under Applicable Law.

5.	POLESTAR’S OBLIGATIONS

5.1	General

5.1.1

Polestar acknowledges that the success of this cooperation is based on Polestar capabilities to provide the Polestar Vehicle. Polestar thus acknowledges and accepts that VCFSUK will be relying upon Polestar to at all times take VCFSUK’s interests into due consideration when executing the Agreement.

5.2	Infrastructure and technical solution

5.2.1

Polestar shall be responsible for the reliability, security and availability of its own technical solutions and infrastructures on which the Technical Solution relies. VCFSUK shall not be held liable for the fact the Technical Solution is not available due to the unavailability of the Polestar’s website or IT systems or solutions for which Polestar is responsible.

5.3	Polestar Space

5.3.1

Polestar shall use and shall cause the Polestar Space Operators to use, professional and appropriately qualified and skilled personnel in the Polestar Spaces and shall ensure that the Polestar Space personnel have been properly educated and trained.

6.	GENERAL REQUIREMENTS

6.1	General

6.1.1

The Services shall be provided in accordance with the quality standards and processes generally adopted by VCFSUK itself in its provision of services to third parties, and internally, within its own business operations.

6.1.2

The Parties shall comply at all times with Applicable Law when executing the Agreement. Each Party shall also ensure that all documentations, agreements, materials or operations for which such Party shall be held accountable for and in relation to the execution of the Agreement, comply with Applicable Law, and that the End Customers are able to benefit from the Services in compliance with Applicable Law.

6.2	Personnel

6.2.1

When providing the Services, the Parties shall use, and shall cause its Affiliates and subcontractors to use, professional and appropriately qualified and skilled personnel, and shall ensure that its personnel have been properly trained for the Services to be performed pursuant to this Agreement.

6.2.2

Further, each Party shall ensure that all personnel engaged (either employed or otherwise engaged by it, its Affiliates or any of its subcontractors) in the performance of the Agreement executes such personal confidentiality undertakings, as well as other security undertakings, as instructed by the Parties from time to time.

7.	ANTI-CORRUPTION, ANTI-MONEY LAUNDERING AND SANCTIONS

7.1	Anti-corruption

7.1.1	Each Party hereby represents and warrants to each other (which representations and warranties shall be deemed to be repeated at all times until the termination of the Agreement) that:

(a)

it is familiar with, and has adequate policies, systems procedures and controls in place (i) to comply with, Anti-Corruption Laws, any Applicable Laws and regulations relating to anti-bribery and corruption, including any changes thereto and (ii) designed to prevent itself, its agents or other intermediaries and any Controlled Person from committing any Corrupt Act and to ensure that any evidence or suspicion of Corrupt Acts is fully investigated, reported to the other Party and acted upon accordingly and it will provide the other Party upon demand evidence of such policies, systems, procedures and controls;

(b)

(i) it and any person within its control (including any director or officer, each a “Controlled Person”) has not committed and will not commit any Corrupt Act directly or indirectly; and (ii) to the best of its knowledge, none of its agents or other intermediaries has committed any Corrupt Act directly or indirectly, in each case to or for the use or benefit of, any person or any government official (which shall include any official, employee or representative of, or any other person acting in an official capacity for or on behalf of any government of any jurisdiction, any public international organisation, any political party, or any quasi-governmental body);

(c)

neither it nor any of its agents, intermediaries or Controlled Persons is ineligible or treated by any governmental or international authority as ineligible to tender for any contract or business with, or to be awarded any contract or business by, such authority on the basis of any actual or alleged Corrupt Act;

(d)	it has kept adequate records of its activities, including financial records in a form and manner appropriate for a business of its size and resources.

7.2	Anti-Money Laundering

7.2.1

Each Party hereby represents and warrants to each other (which representations and warranties shall be deemed to be repeated at all times until the termination of the Agreement) that its activity and operation are and have been conducted at all time in compliance with Anti-Money Laundering Laws.

7.2.2

Each Party has instituted, maintains and enforces processes, tools, policies and procedures designed to promote and ensure compliance with Anti-Money Laundering Laws by itself and each of its Controlled Persons.

7.3	Sanctions

7.3.1

Neither the Parties, nor any of its Controlled Persons is currently the subject or the target of any Sanctions, nor is the Parties located, organized or resident in a country or territory that is a Sanctioned Country.

7.3.2

The Parties have instituted, maintain and comply with international policies, procedures and controls consistent with its business and customer profile, for the purpose of ensuring that it will not enter into any transaction: (i) with, or for the benefit of, any of the individuals or entities subject to Sanctions or (ii) related to any activity prohibited by the United Nations, the United States of America or the European Union or any of its present or future member thereof.

7.4	Sustainable development

7.4.1	The Parties make the following commitments (and shall procure that their Affiliates will comply with the following):

(a)	to comply, in every country where it operates, the applicable provisions in terms of:

(i)	the employment legislation or as a minimum, the provisions of the fundamental conventions of the International Labour Organization,

(ii)	the environmental legislation,

(b)	not to deal with sub-contractors, individuals or corporate bodies, which, to its knowledge, do not comply with the provisions of the present Section.

8.	FINANCE ARRANGEMENT

8.1	Wholesale Finance

8.1.1

For the purpose of providing Wholesale Finance to Polestar in the Market, VCFSUK and Polestar will enter into a Wholesale Financing Agreement (form attached as Schedule 5). The essential terms, interest and Fees payable for the Polestar Wholesale Finance are as set out in Schedule 1 of this Agreement. The granting of the Polestar Credit Limit and the provision of any Wholesale Finance is subject to the following rules:

(a)	Subject to:

(i)	the terms and conditions of the Wholesale Financing Agreement;

(ii)	the satisfactorily credit risk assessment of Polestar in accordance with the VCFSUK Risk Assessment Policies; and

(iii)	the provision of all relevant and useful information for the acceptance and periodical review procedures regarding Polestar,

VCFSUK will use its reasonable commercial efforts to provide Polestar sufficient credit in respect of the financing of Polestar Vehicles to be marketed by Polestar in the Market up to an amount of the Polestar Credit Limit calculated in accordance with Schedule 3.

VCFSUK will also take into consideration the business exposure according to the VCFSUK Risk Assessment Policies.

(b)

VCFSUK reserves the right to review, once every twelve (12) months, whether the Polestar Credit Limit complies with the VCFSUK Risk Assessment Policies. As a result of such review, VCFSUK may, depending on the outcome of the review of the Polestar Credit Limit, take all or some of the following actions:

(i)	renew the Polestar Credit Limit;

(ii)	require additional security from Polestar or any relevant third party in order to renew the Polestar Credit Limit;

(iii)	reduce the Polestar Credit Limit; or

(iv)	cancel the Polestar Credit Limit (by reducing the Polestar Credit Limit to zero).

8.1.3	In the event VCFSUK is not able to meet the Polestar Credit Limit, VCFSUK will notify the reasons to Polestar.

8.1.4

For the purpose of monitoring the risk, VCFSUK (itself or through a service company) will, inter alios, have the right to perform physical stock audits as well as regular soft audits in order to control that no Polestar Vehicles are missing from the stock of Polestar. In order to avoid any disturbance in the activity and business of Polestar, VCFSUK shall provide a prior written notice of 48 hours before the beginning of an audit and VCFSUK will use its reasonable efforts to limit the number of audits which, in any case, shall be include one audit per year and the duration of each audit.

8.1.5	Security for Wholesale Finance

(a)	Polestar hereby, simultaneously to the execution of this Agreement, grants the Polestar Security Documents set out in Part I of Schedule 4. 0.

(b)	Additionally, VCFSUK may require Polestar to provide additional collateral, security or bank guarantees in accordance with Section 8.1.2(b).

8.1.6	Qualification as Unbankable

In addition to Section 8.1.2(b), Polestar acknowledges and agrees that the Polestar Credit Limit may be cancelled or suspended by VCFSUK (such cancellation or suspension and its rationale to be communicated to Polestar), if Polestar is qualified as Unbankable. For these purposes, VCFSUK shall consider Polestar Unbankable for the following reasons:

(a)	the credit assessment of Polestar is below the thresholds included in the VCFSUK Risk Assessment Policies;

(b)

a Material Adverse Effect occurs with respect to the financial status of Polestar or any Polestar Security Documents or any security provided by a third party is withdrawn, breached in its terms or its value decreases materially without being replaced and/or improved without undue delay;

(c)	the creditworthiness of Polestar becomes unsatisfactory to VCFSUK under the VCFSUK Risk Assessment Policies;

(d)	an Insolvency Event occurs with respect to Polestar;

(e)

Polestar fails to comply with a required time period to provide or increase a security and such non-compliance continues after VCFSUK has delivered a notice through any written mean (for such purpose the mere communication through e-mail will be admitted) to Polestar to comply with the above;

(f)	Polestar falls into arrears with a payment obligation;

(g)

Polestar does not pay on its maturity date any outstanding financed amount (principal, interests or any other item) in relation to a Wholesale Financing Agreement regarding a Polestar Vehicle or direct debits are returned;

(h)	Polestar fails to comply with a required time period to provide information to VCFSUK;

(i)

Polestar breaches any term or condition/obligation of the Wholesale Financing Agreement considered material by VCFSUK, and for the purposes of this Section the provision of false financial or corporate information shall be considered material;

(j)

Polestar does not meet its obligations under the Wholesale Financing Agreement or any other agreement entered into pursuant to or in connection with this Agreement, or any of the aforementioned documents or agreements becomes partially or totally invalid or illegal, which shall be communicated to Polestar;

(k)	VCFSUK becomes aware of a history of fraud, bankruptcy or bad debt of Polestar or Polestar commits fraud; or

(l)	VCFSUK experiences poor floor checks at its sole discretion or is not granted access to perform the floor checks.

8.1.7

In relation to the provisions of Section 8.1.6, if Polestar is declared Unbankable by VCFSUK, VCFSUK, at its sole election, in relation to each one of such events, as well as in relation to any other events stated in the Wholesale Financing Agreement, and without the use of any of them precluding the possibility of exercising the remaining ones, may:

(a)	cancel the credit line and stop admitting new invoices and lending to Polestar;

(b)	exercise any and all rights under the Agreement, including but not limited to enforcing the Polestar Security Documents of Schedule 4 and enforcing guarantees from Polestar or third parties; or

(c)

terminate or withdraw from the relevant Wholesale Financing Agreement, the Agreement and claim in a reasonable period of time agreed by both parties by Polestar of any outstanding balance in accordance and subject to the terms of the Wholesale Financing Agreement, as well as exercise any other of its rights under the relevant Wholesale Financing Agreement and take all other measures according to its risk policies and criteria.

8.1.8

Notwithstanding Section 8.1.7, VCFSUK will explore the possibility of receiving additional security from Polestar or any third party and where such additional security is considered sufficient in the reasonable opinion of VCFSUK, VCFSUK may decide to remove the status of Polestar as Unbankable. Such security may take the form of cash funds. In any case, VCFSUK will be able to ask for additional security or guarantees at any time in accordance with the VCFSUK Risk Assessment Policies.

8.1.9	Polestar shall notify VCFSUK immediately if it becomes aware that any of the circumstances set out in Section 8.1 have occurred or are reasonably likely to occur.

8.2	Retail Finance

8.2.1

VCFSUK shall make available to End Customers the Retail Finance Arrangements in its absolute discretion in relation to the Polestar Vehicles in accordance with the Retail Finance Arrangements agreed between the Parties from time to time, the current version of which is set out in Schedule 2.

8.2.2

The Retail Finance Arrangements shall be marketed, made available and sold to End Customers under Polestar’s Trademark “Polestar Finance”. The Parties shall in good faith discuss the addition of any new Retail Finance Arrangement during the Term and shall in relation thereto actively monitor which arrangements that are available on the Market.

8.2.3	To the extent permitted by Applicable Laws, Polestar shall seek to maximise the Finance Penetration.

8.2.4

VCFSUK shall, in its sole discretion and at any time, establish the pricing of the Retail Finance Arrangements but based on the Retail pricing Methodology outlined in Schedule 2. In addition, Polestar shall in its sole discretion and at any time adjust the End Customer pricing based on Section 3.5.

8.2.5	The Retail Finance Arrangements shall be designed and provided to the End Customers in accordance with Applicable Law, including for the avoidance of doubt any requirements of any Regulatory Body.

8.2.6	Prior to entering into a Customer Agreement, VCFSUK shall make credit risk assessments of the relevant End Customer in accordance with the VCFSUK Risk Assessment Policies.

8.2.7

As a consequence, VCFSUK shall bear any and all risks in connection therewith, including but not limited to non-compliance with Applicable Law (including for the avoidance of doubt any requirements of a Regulatory Body), and Polestar shall not have any responsibility or liability whatsoever to VCFSUK or any other third party for any costs, losses or liabilities that VCFSUK, an End Customer or any other third party may incur as a result of VCFSUK providing the Retail Finance Arrangements to End Customers. VCFSUK shall, in its sole discretion, enter into any Customer Agreement and therefore, VCFSUK may refuse to enter into a Customer Agreement concerning a specific Retail Finance Arrangement with an End Customer for any reason whatsoever including, but not limited, for the following:

(a)	the relevant End Customer does not satisfy the credit risk assessment in accordance with the VCFSUK Risk Assessment Policies;

(b)	the relevant End Customer is subject to Sanctions under Applicable Law; or

(c)	the Customer Agreement with the relevant End Customer otherwise would represent a material risk for VCFSUK.

8.2.8	In case VCFSUK refuses to enter into a Customer Agreement, the VCFSUK shall inform Polestar about the reasons of the rejection to the extent permitted by Applicable Laws.

8.3	Invoicing and Payment Terms

8.3.1

VCFSUK shall pay Polestar the Vehicle Price for such Polestar Vehicle, on the basis of the signed Customer Agreement minus possible discounts and sales aids to be granted to VCFSUK as soon as reasonably possible after car registration and customer delivery acceptance, but in no event later than -one (I) Business Day after receipt of the certificates of the relevant Polestar Vehicle.

8.3.2

The payment shall be a one-time payment and shall be made on the payment terms and to the bank account set out in the relevant invoice. All payment related charges or costs and expenses arising from late payment are to be borne by VCFSUK.

8.4	Determining Residual Value

8.4.1

During the term of this Agreement, to support Polestar’s sales objectives, VCFSUK shall make available to End Customers in addition to the other products and services envisaged by this agreement, market competitive guaranteed minimum end value financing products, such as personal contract purchase (all such products being “GMEV Products”). The terms on which Polestar and VCFSUK have agreed to cooperate on such GMEV Products are set out in Schedule 12 of this Agreement.

8.4.2

With the exception of “GMEV Products” the Parties agree that where it is required feature of the products, VCFSUK is entitled to, in its sole discretion, determine the contractual Residual Value of Polestar Vehicles under the Customer Agreements, including the process and principles applicable for determining such Residual Values.

8.4.3

The Residual Value shall be determined on a quarterly basis and shall be applicable for all Customer Agreements executed during such calendar quarter. For the avoidance of doubt, the Residual Value under a Customer Agreement shall remain applicable for such Customer Agreement until the end of the term of such Customer Agreement.

8.4.4	The Parties agree that the Residual Value of additional options and accessories to the Polestar Vehicles shall be determined in a different manner.

8.4.5

Without limiting the generality of this Section 8, the Parties shall in good faith and in accordance with Applicable Laws discuss and exchange information such as, but without limitation, in-depth analyses of current and historical market actuals, vehicle content and lifecycle plans, competitive landscape, pricing, incentive spending, macro-economic factors and similar information, with the aim to reach a mutually satisfactory result when determining the Residual Value.

9.	MAINTENANCE OF POLESTAR VEHICLES

9.1

Should any claims, dispute or disagreement arise between VCFSUK and any Authorised Repairers that may affect the Customer Agreement or the provision of Retail Finance Arrangements, Polestar shall in good faith support VCFSUK or its Affiliates and consult with such Authorised Repairer to find a mutually satisfactory solution.

9.2

VCFSUK shall, to the maximum extent permissible under Applicable Laws, recommend the End Customer to only use Authorised Repairers for scheduled maintenance, warranty and repair of the Polestar Vehicle and source genuine Polestar Vehicle parts, and take commercially reasonable efforts to ensure that End Customers comply with said recommendation.

10.	REMARKETING OF USED POLESTAR VEHICLES AND REPOSSESSED VEHICLES

10.1	Remarketing of Used Polestar Vehicles

10.1.1

Thirty (30) days prior to the expiry of any Customer Agreement, VCFSUK shall inform the Polestar Authorised Remarketing Traders of returning vehicles for remarketing as per agreed direct agreements and in accordance to any Polestar relevant remarketing procedures.

10.1.2

Following the return of a Polestar Vehicle to VCFSUK and after any necessary inspections and vehicle assessment, VCFSUK will provide the Polestar Authorised Remarketing Traders the first right of refusal to purchase such Polestar Vehicle. For the avoidance of doubt, the Polestar Authorised Remarketing Traders will be an independent entity and therefore not owned by Polestar. The purchase price for a vehicle shall be determined by VCFSUK directly negotiated with the Polestar Authorised Remarketing Traders. The Polestar Vehicle shall be offered by VCFSUK with a vehicle condition report as per the standard process and format recognized by both VCFSUK and Polestar Authorised Remarketing Traders. The Polestar Authorised Remarketing Traders will have to make the transaction decision with VCFSUK within three (3) Business Days after the Polestar Vehicle is offered to the Polestar Authorised Remarketing Traders by VCFSUK.

10.1.3

Failure to complete the purchase transaction between the Polestar Authorised Remarketing Traders and VCFSUK within timeframe detailed in 10.1.2, VCFSUK will revert to its standard disposal processes. Any costs incurred due to a failure in completing the purchase transaction will be settled between VCFSUK and Polestar Authorised Remarketing Traders directly.

10.1.4

If Polestar Vehicles are returned earlier than the expected return date by the End Customer the procedure set out in 10.1.2 and 10.1.3 shall be applicable. This condition is not applicable to Polestar Vehicles returned under fourteen (14) calendar days return policy.

10.1.5

VCFSUK shall on a monthly basis prepare and provide to Polestar a report of the sales channels used to sell Used Polestar Vehicles, including the purchase price offered for any Used Polestar Vehicles during the preceding month and the actual purchase price at which such Used Polestar Vehicles have been sold.

10.2	Distribution of Repossessed Vehicles

10.2.1

VCFSUK shall be entitled to organise the collection, disposal and, if applicable, sale of any Polestar Vehicles that VCFSUK has (for whatever reason) repossessed from any End Customer as it may deem appropriate.

10.2.2

Polestar agrees to work with VCFSUK and (should VCFSUK choose to request Polestar’s assistance) to try to remarket any such repossessed Polestar Vehicles within the business of the Polestar group or any End Customer through Polestar remarketing channels.

10.2.3	For the avoidance of any doubt, Polestar shall not be obliged to:

(a)	buy back any Polestar Vehicles from VCFSUK or any End Customer following the original sale of such Polestar Vehicles by Polestar; or

(b)

compensate VCFSUK in any way whatsoever for any liabilities, costs or losses VCFSUK incurs in respect of any Polestar Vehicles that it repossesses, or the costs associated with their repossession or sale.

11.	SEVERE MARKET DISRUPTIONS

11.1

Polestar acknowledges that Services contemplated by this Agreement are arranged and funded exclusively by VCFSUK. Therefore, VCFSUK reserves the right to, at any moment during the life of this agreement, unilaterally revise any of the commercial terms of this Agreement, if developments on the markets occur which:

(a)	are not within the scope of influence of VCFSUK and have a significant influence on cost of funds or cost of risk; or

(b)	lead to material changes in VCFSUK’s refinancing options and/or and overall funding cost.

11.2	Likewise, VCFSUK reserves the right to revise, once every twelve (12) months, if any of the Trigger Events (as defined in clause 11.4 below) has taken place.

11.3

If, by virtue of Section 11.2, VCFSUK is entitled to unilaterally revise any of the commercial terms of this Agreement, VCFSUK will notify Polestar in writing that the developments on markets have occurred or that the Trigger Event have taken place, indicating also the subsequent price adjustment required (the “Adjustment Notification”). VCFSUK will present the information in respect of Section 11.2 above in a transparent and comprehensive manner.

For avoidance of doubt, both parties acknowledge that a Trigger Event requires a tangible and measurable price adjustment, however there can be disagreement on how much this adjustment should be.

In case of disagreement, Polestar will come back to VCFSUK to provide feedback within fourteen (14) Business Days from the day of receipt of the Adjustment Notification (the “Disagreement Notification”). Otherwise, it is understood that pricing has been accepted without any further formalities.

If VCFSUK receives a Disagreement Notification, Polestar and VCFSUK will enter into discussions and shall make its best efforts to reach agreement on how much the pricing adjustment should be. If no agreement is met within (14) Business Days, VCFSUK or Polestar may notify the termination of the agreement (“Termination Notice”), with effect in the next 6 natural months after Termination Notice date.

For the avoidance of any doubt, Polestar should be able to reasonably demonstrate that VCFSUK has failed to provide competitive revised Commercial Terms by means of the processes detailed within clause 3.4.1

Current pricing will be applicable till Termination Notice is received by the relevant party. However, in the period between the Termination Notice receipt and the effective termination date of this Agreement, the price adjustment notified in the notification adjustment will apply.

11.4	For the purposes of this clause, “Trigger Events” are as follows:

(a)

Severe market disruptions events, i.e. material downgrading by any rating agency (i.e. Moodys, Fitch or S&P) of Spain, or United Kingdom, defaults under its bonds or other forms of indebtedness incurred or guaranteed by that country’s government or other state authorities, experiences a moratorium, standstill or similar suspension of payments in respect of the payment of that country’s central government’s, central bank’s or any other central governmental agency’s, external indebtedness, reversal of interest rate or interest rate shock, etc.);

(b)

Material downgrading by any rating agency (i.e. Moodys, Fitch or S&P) of VCFSUK, shareholding companies and/or its affiliates; or an inability of VCFSUK, shareholding companies and/ or its Affiliates to raise funding from the markets.

(c)	CMA (iTRaxx) is 50 bps higher than IMA (iTraxx), where iTraxx is the 5-year iTraxx Europe Financials Senior (Bloomberg ID: ITRXES59);

(d)	CMA (SAN CDS) is 50 bps higher than IMA (SAN CDS), where SAN CDS is the 5-year SAN CDS EUR Senior (Bloomberg ID: CBSH1E5).

(e)

CMA (SCF EMTN) is 50 bps higher than IMA (SCF EMTN), where SCF EMTN is the benchmark market reference for SCF 2-year senior unsecured public EMTN issuances, which is calculated as an interpolation of the two closest market references to that maturity (2 years).

(f)

CMA (SAN EMTN) is 50 bps higher than IMA (SAN EMTN), where SAN EMTN is the benchmark market reference for Banco Santander 2-year senior unsecured public EMTN issuances, which is calculated as an interpolation of the two closest market references to that maturity (2 years).

Any other analogous event that has a similar effect as those described under sections a) to f) in the reasonable opinion of VCFSUK and that it is sufficiently explained to Polestar.

11.5	For the purpose of this clause:

“CMA” means the currently monthly average which is the arithmetic average of the correspondent Market Variable, computed with the daily closing quotes of the variable over the previous 25 (twenty-five) Business Days before the current date (which is any date in the life of this Agreement);

“IMA” means the initial monthly average which is the arithmetic average of the correspondent Market Variable, computed with the daily closing quotes of the variable over the next 25 (twenty-five) Business Days after the date of this Agreement (in case the Agreement were extended, date of this Agreement would refer to the most recent date when the Agreement would have been extended);

“Market Variable” means as the context requires either iTraxx, the credit spread of Banco Santander, S.A. (Santander Credit Default Swap or SAN CDS) or Banco Santander S.A. or SCF, S.A. Euro Medium Term Note programme (“SAN EMTN” and “SCF EMTN”).

12.	SERVICE TEAM AND TRAINING

12.1

Each Party shall appoint one partnership manager (the “Partnership Manager”). For the avoidance of doubt, the Partnership Manager shall hold the qualifications and experience as set out in Section 6.2.

12.2	Any change to the Partnership Manager after the Commencement Date shall be notified in advance to Polestar.

12.3	In particular, the Partnership Manager shall:

(a)	make themselves available to support the execution of the Agreement and deal with any day-to-day queries relating to the partnership, including but not limited to the Retail Finance Arrangements;

(b)	for VCFSUK and subject to prior alignment with and approval by Polestar, contribute to introduce other initiatives, incentives and products to increase the Finance Penetration; and

(c)	work with the respective sales team to ensure that the Services are appropriate to support common sales objectives.

12.4

The Parties shall jointly prepare a comprehensive suite of relevant training materials not later than end of the Fourth quarter of 2021. These materials shall be fully compliant with the Polestar branding and visual identity standards and shall be approved in writing by Polestar. The training materials can be physical or digital, as agreed between the Parties from time to time. The Parties shall update such training materials to reflect any changes made to the Services or Retail Finance Arrangements and/or the Polestar Vehicles during the Term.

12.5

VCFSUK undertakes to, at least on an annual basis, offer training to Polestar’s key employees that need to know about the Services and the Polestar Space Operators’ key personnel, and other relevant personnel, that are in direct contact with End Customers, relating to the Retail Finance Arrangements, the Technical Solution and related matters. VCFSUK shall offer certifications certifying that such personnel have undergone sufficient training in accordance with the aforesaid.

12.6

Each Party shall bear its own costs arising out of this Section 12 0, with the exception of Section where VCFSUK shall bear costs related to the production of training materials an execution of training activities.

13.	MARKETING

13.1	General

13.1.1

Polestar shall market the Retail Finance Arrangements for the Polestar Vehicles within the Market. Any marketing by VCFSUK shall be compliant with the requirements set out in this Section 13 and the principles relating to the use of Trademarks in Section 14.

13.1.2

VCFSUK shall in relation to all activities performed in relation to End Customers hereunder, at all times act in a manner that promotes Polestar, the goodwill of Polestar’s Trademarks, the Polestar Vehicles and the Retail Finance Arrangements. The Parties may under no circumstances take any action, or omit to take any action, that may impede or harm the other Party, the goodwill of Polestar’s Trademarks, the Polestar Vehicles, the Retail Finance Arrangements, or otherwise act in a derogatory manner towards the market or any End Customer.

13.1.3	VCFSUK shall ensure that any Marketing Materials used by VCFSUK hereunder shall comply with the following:

(a)	any references to and statements concerning Polestar or its products or services, including but not limited to the Polestar Vehicles, shall be factually correct;

(b)

references to Polestar or its products or services shall not give the impression that Polestar endorses VCFSUK’s products or services in general other than those specifically envisaged under this agreement;

(c)	any and all Marketing Materials shall be compliant with Polestar’s brand guidelines issued by Polestar from time to time and Applicable Laws; and

(d)

all Marketing Materials shall be submitted by e-mail to marketing@polestar.com in advance of the communication and shall not be used unless approved in advance in writing by Polestar. If no response is received within 7 business days then the proposal is deemed approved.

13.1.4

The Parties agree to work together to undertake promotional activities, support shows and training to increase VCFSUK ‘s penetration of wholesale financing and retail financing. Such activities shall include:

(a)	participating in joint marketing committees;

(b)	proposing from time-to-time specific commercial campaigns including financing solutions to help promote certain models or help launch new products; and

(c)	promoting customer renewals from time to time through specific CRM marketing actions and tailor made products and campaigns.

13.1.5	Without detracting from the generality of Section 13.1.4 Polestar shall make its best efforts to achieve a minimum Finance Penetration.

13.1.6

From time to time, the Parties may set up subsidised retail advertising and marketing campaigns, established exclusively for the promotion of the Services. The pricing for such campaigns shall be agreed in advance between the Parties.

13.1.7

VCFSUK will provide guidance to Polestar regarding the marketing of the financial products to promote Polestar Vehicles commercialisation and profitability of Polestar as well as guidance on the use of the IT-applications.

14.	USE OF POLESTAR TRADEMARKS

14.1

The Parties acknowledge that the Retail Finance Arrangements shall be marketed under Polestar’s Trademark “Polestar Finance”, or any other Trademark designated by Polestar, in accordance with the instructions communicated by Polestar from time to time.

14.2

Subject to the terms and conditions of this Agreement, Polestar shall procure that VCFSUK is granted on appropriate terms the exclusive use of the necessary trademarks or brands to use Polestar’s Trademark “Polestar Finance” in accordance with a separate Trademark License Agreement.

15.	GOVERNANCE AND CHANGES

15.1

To secure an efficient co-operation between the Parties, and the efficient provision of the Services, the Parties have agreed that the co-operation shall be structured in accordance with the governance procedures described in Schedule 9. 0.

15.2

The process for how to agree upon changes to the terms and conditions of this Agreement, including the Services, is described in Schedule 9 and the Parties agree that they will comply with that process.

16.	REPORTING

16.1

In addition to any other reporting requirements set out in this Agreement or any reporting that the Parties may reasonably request from time to time to the other Party, VCFSUK shall report to Polestar the level of Finance Penetration on a monthly basis provided that Polestar shares monthly the total cars sales volumes.

17.	EXCHANGE OF INFORMATION

17.1

The Parties acknowledge that an efficient exchange of information between them is of utmost importance for their mutual success under this Agreement. In light thereof, VCFSUK shall upon Polestar’s request and in accordance with Applicable Law furnish Polestar:

(a)	all information reasonably necessary to implement or make use of the Services; and

(b)	any and all necessary data obtained under the Customer Agreements entered into pursuant to this Agreement (however regardless of whether this Agreement is in effect, or not).

18.	DATA PROTECTION

18.1

For the purposes of this Agreement, the terms with a first capitalized letter shall have the meaning given to them in the Data Protection Legislation or any Applicable Laws. This Section is applicable only in relation to any Personal Data processed by either Party in connection with, and pursuant to this Agreement.

18.2

To the extent the conclusion and execution of the present Agreement entails processing of Personal Data within the meaning of the Data Protection Legislation, Polestar and VCFSUK to comply with applicable Data Protection Legislation.

18.3	For the avoidance of doubt, the present Agreement will not entail processing of Personal Data by any Party as processor to the other Party within the meaning of the Data Protection Legislation.

18.4

Polestar and VCFSUK acknowledge that both Parties may process Personal Data in their respective capacity as independent Controllers for the purpose of, or in connection with (i) the purpose of this Agreement, the execution of the Customer Agreements (in this Section 18 referred to as the “Purposes”), (ii) Applicable Law (such as anti-money laundering or anticorruption, tax audit or financial sector related law and regulations); (iii) requests and communications from competent authorities (such as courts, regulators, tax authorities or other public authorities) in strict observance of the lawful basis given by Data Protection Legislation for the performed processing.

18.5

The Parties agree that the cooperation contemplated hereunder can only be effectively operated if processes are IT-based. The Parties further acknowledge that they shall make use of their respective current IT systems and have decided that each Party makes the minor necessary adjustment to their IT systems in order to exchange data and communicate with each other. Each Party therefore undertakes to adapt at its own costs (but only to the extent such costs are reasonable), where necessary, its IT Systems in order to enable the electronic communication and data transfer and exchange on the Commencement Date of wholesale financing for the purpose of Wholesale Finance and on the commencement date of retail finance for the purposes of Retail Finance at the latest. If the IT-implementation deadline falls behind the relevant commencement date, the Parties will put in place an interim solution, where the invoicing and payment routines shall be handled by normal paper invoices instead of electronic data transfer within such interim period. The exact service levels during such interim period shall be defined in detail between the Parties.

18.6

To the extent permitted by Data Protection Legislation, Polestar and VCFSUK further acknowledge that Personal Data collected for the Purposes, may be disclosed to, Parties’ Affiliates and their relevant service provider, each Party’s service providers and competent authorities for one or more of the Purposes. Personal Data may also be disclosed to, and processed by, other third party subprocessors to the extent reasonably necessary in connection with the Purposes and permitted hereunder. Each Party remains responsible at all times for the performance of the Affiliates’ and third party subprocessors’ obligations in compliance with the terms of this Article and applicable Data Protection Legislation.

18.7

In the event where the processing and disclosure of Personal Data referenced in this paragraph may involve the transfer of Personal Data to countries outside of the European Economic Area such transfer should only take place on the basis of a European Commission adequacy decision, standard data protection clauses, approved code of conduct or other transfer mechanism provided by the Data Protection Legislation.

18.8

The Parties hereby acknowledge that any Data Subject — within the meaning of the Data Protection Legislation—whose Personal Data are being processed under the Agreement has a right to be informed and to object to the processing of Personal Data (in which case the Parties may not be able to perform their obligations deriving from this Agreement), to access, free of charge, Personal Data, a right to request their rectification as well as all rights of individual Data Subjects provided in Data Protection Legislation. Such request may be addressed to one or the other of the Parties. Therefore, in case a request is addressed to one Party that should necessitate action of the other Party, the former shall promptly notify the other for VCFSUK at DPO@vcfsuk.com and for Polestar at

dpo@polestar.com. The Parties agree to provide reasonable assistance as is necessary to each other to enable them to provide, in compliance with the Data Protection Legislation, the appropriate reply to Data Subject requests and to respond to any other queries or complaints from Data Subjects or any Data Protection Authority.

18.9

Each Party shall ensure and warrant that any Personal Data collected and provided to the other Party for the purpose and execution of the Agreement have been collected lawfully, fairly and in a transparent manner so as to enable such Personal Data to be processed by each Party and the other parties referenced in this present clause for all of the Purposes. The Parties will ensure that the Parties’ privacy notices are brought to the attention of the relevant Data Subjects and, where necessary, the Parties will provide or procure each other with all evidence as to the information of individual Data Subjects whose Personal Data will be processed for the Purposes, as may be reasonably requested by each of the Parties. The Parties shall not collect more Personal Data than is strictly necessary for the Purposes. The Parties shall not retain or process Personal Data for longer than is necessary to carry out the Agreement or the Customer Agreements.

18.10

Each Party shall inform the other as soon as possible of any significant change in Personal Data collected and to supplying one another upon request with any additional information such Party deems useful to the maintenance of a relationship between them and/or required by Applicable Laws or regulation. The refusal to communicate such data to any Party and the denial of any Party’s recourse to data processing techniques, notably in respect of information technology, when this is left to the other Party’s discretion, would be an impediment to the creation of a relationship or the maintenance of an existing relationship between the Parties.

18.11

Having considered the applicable Data Protection Legislation and guidance, the Parties have in place their own policies that must be followed in the event of a data security reach. Parties are under a strict obligation to notify any actual destruction, loss, alteration, unauthorized disclosure of, or access to the Personal Data to their respective point of contact as detailed in Section 18 as soon as possible and, in any event, within forty-eight (48) hours of identification of destruction, loss, alteration, unauthorized disclosure of, or access to the Personal Data, in order to enable the Parties to consider what action is required in order to resolve the issue in accordance with the applicable Data Protection Legislation. The Parties agree to provide reasonable assistance as is necessary to each other to facilitate the handling of any data security breach in an expeditious and compliant manner. Such notification shall be considered as Confidential Information.

19.	WARRANTIES

19.1	Each Party represents and warrants to the other that:

(a)	it is incorporated, formed or established in accordance Applicable Laws in the place of incorporation;

(b)

it has the power to enter into, deliver, and exercise its rights and perform and comply with its obligations under this Agreement and to carry out the transactions contemplated by this Agreement and has taken all necessary corporate actions to be authorised to do so;

(c)	this Agreement is legally valid, binding and enforceable in accordance with their respective terms;

(d)	it is currently not under an Insolvency Event, has ceased to make payments, has applied for company reconstruction, is in liquidation or may otherwise reasonably be considered to be insolvent.

19.2

VCFSUK further represents and warrants to Polestar that it has the right to conduct its business and has obtained and shall maintain in full force and effect all material authorisations necessary for the conduct of its business and the supply of the Services in accordance with the terms of this Agreement.

19.3

Polestar further represents and warrants to VCFSUK that it has the right to conduct its business and has obtained and shall maintain in full force and effect all material authorisations necessary for the conduct of its business and other service to be provided by Polestar in accordance with the terms of this Agreement.

20.	LIABILITY

20.1	Liability

20.1.1

With the limitations set out herein, if a Party breaches the terms of this Agreement, it shall compensate the other Party for the direct damages (excluding loss of profit) (the “Damages”) incurred as a consequence thereof.

20.2	Limitation of liability

20.2.1

Neither Party shall be responsible towards the other for any Damages incurred by the other Party under this Agreement (whether in contract, tort, negligence, misrepresentation or howsoever otherwise arising) unless caused by the gross negligence or wilful misconduct of such Party.

20.3	Neither Party limits or excludes its liability for:

(a)	death or personal injury caused by its negligence, or that of its employees, agents or subcontractors (as applicable); or

(b)	fraud or fraudulent misrepresentation by it or its employees; or

(c)	breach of the provisions of the Data Protection Laws; or

(d)	as otherwise expressly stated in this Agreement.

21.	CONFIDENTIALITY

21.1

Each Party undertakes not to disclose or make available the content of this Agreement or the other Party’s Confidential Information to any third party without the prior written consent of the other Party, unless explicitly permitted under this Section 21.

21.2

A Party’s Confidential Information may only be disclosed to the other Party’s Affiliates (and in respect of VCFSUK, including the Affiliates of Banco Santander, S.A.) officers, employees, consultants, subcontractors or financial, legal or other advisors, who need to know such Confidential Information for carrying out such Party’s obligations under this Agreement. Each Party shall ensure that such persons or entities, prior to such disclosure, are bound by undertakings that materially correspond to the confidentiality undertakings set out herein. However, such individual confidentiality undertaking shall not limit a Party’s own liability under this Agreement.

21.3	The confidentiality obligations set out in this Section 21 shall not apply to information which the receiving Party can demonstrate:

(a)	is in the public domain at the time of disclosure to it;

(b)	was published or otherwise became part of the public domain after disclosure to it through no fault of the receiving Party;

(c)	has been received after disclosure to it from a third party who had a lawful or contractual right to disclose such information to it; or

(d)	has been independently developed by the receiving Party outside the scope of this Agreement and without reference to Confidential Information of the furnishing Party.

21.4	Notwithstanding Section 21.3:

(a)

information which a Party (in respect of VCFSUK, including any Affiliate of Banco Santander, S.A.) is required to disclose to comply with mandatory Applicable Law, an order of a court of a competent jurisdiction or applicable stock exchange regulation, can be disclosed for such purposes. The Party requested to disclose such information shall beforehand notify the other Party, if legally possible, of any such requirement and consult with the other Party regarding the manner of such disclosure. The Party disclosing information pursuant to this Section shall, as far as legally permissible, require the receiver of the information to treat it confidential as required in this Section 21; and

(b)	Each Party shall be entitled to disclose any confidential information to advisors, auditors, insurers or any third parties due to its capital requirement obligations without the other Party’s consent.

21.5

The confidentiality obligations set out in this Section 21 shall survive the expiration or termination of this Agreement for a period of five (5) years after such expiration or termination, or such longer term as is required under Applicable Law.

21.6

On the expiration or termination of this Agreement and if requested by the disclosing Party, the receiving Party shall either return or destroy all media containing information covered by the confidentiality undertaking in this Section 21, save where copies are retained for audit, or regulatory purposes.

21.7

Before making any press release or similar voluntary announcement with respect to the subject matter of this Agreement, each Party shall (or, in the case of public announcements required under Applicable Law or any applicable capital markets regulation), use their best endeavours to agree the content of such press release or similar voluntary announcement.

21.8

Each of the Parties agrees to keep the terms of this Agreement, any of Polestar security documents, any other agreement entered into pursuant to or in connection with this Agreement and the transactions contemplated by this Agreement and the terms and conditions of their cooperation confidential save for disclosure to their respective advisers and auditors, mandatory disclosures to any governmental or stock exchange bodies, and any other disclosure which is mandatory under applicable law or regulations. An intended disclosure other than to advisers and auditors, or any third party due to capital requirements obligations of VCFSUK, shall be subject to the advance written consent of the other Party which may take or require measures, compliant with applicable law, in connection with such disclosure. Polestar will do its best efforts to permit VCFSUK to disclose the relevant required information to an insurance third party in order to support VCFSUK on its compulsory obligations related to capital requirement.

22.	AUDIT

22.1	VCFSUK shall keep true and accurate accounts and records in sufficient detail to enable the payment of commissions under this Agreement.

23.	FORCE MAJEURE

23.1

Neither Party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent the default or delay is caused by circumstances that are outside the Party’s control and that the Party could not reasonably have foreseen or prevented by reasonable precaution (“Force Majeure”). Force Majeure may include (without limitation) war, rebellion, terrorism, civil disorder, mobilisation, general energy disruption, confiscation, monetary restrictions, epidemics/pandemics (including Covid-19) and governmental intervention and/or decisions (excluding events caused by the Party’s lack of fulfilment of obligations under Applicable Law or this Agreement) and comparable circumstances.

23.2

The Party seeking relief for a Force Majeure event shall, without delay, notify the other Party thereof in writing and state (i) which circumstance(s) that constitutes the Force Majeure event, (ii) in respect of which default or delay in performance it applies the Force Majeure event as an excuse, and (iii) what actions that have been taken to overcome or limit the effects of the Force Majeure event. A corresponding notice shall be made in writing to inform the other Party when such circumstances cease to exist.

23.3

If a Party is prevented from performing hereunder due to Force Majeure, then the other Party shall also be relieved of its obligations directly attributable to the excused undertaking or obligation during the same period.

23.4

If a Force Majeure event prevents, hinders, or delays performance of the Agreement for a continuous period of more than sixty (60) days after the date on which the Force Majeure began, the Party not excused by Force Majeure shall be entitled to terminate the affected part(s) of this Agreement upon written notice to the other Party. Once a notice to terminate has been given, the affected part(s) of this Agreement will terminate immediately, unless otherwise set out in the notice of termination.

24.	TERM AND TERMINATION

24.1	Term

24.1.1

This Agreement shall become effective on the Commencement Date and shall, unless terminated earlier in accordance with Section 24.2, continue in effect until the date which is the third anniversary of the Commencement Date (the “Term”).

24.1.2

This Agreement shall automatically continue after the expiration of the Term for further subsequent terms of 36 (thirty six) months, unless a Party serves a written termination notice to the other Party at least 6 (six) months prior to the expiration of the Term or any subsequent 36 (thirty six) month extension term.

24.2	Early termination

24.2.1	Without prejudice to any right and remedy permitted under Applicable Law, Polestar shall be entitled to early terminate this Agreement in the following cases:

(a)	With 90 days’ notice if VCFSUK withdraw or materially amend the wholesale funding facilities for reasons of the perceived risk profile of Polestar.

(b)	an Insolvency Event in respect of VCFSUK occurs;

(c)	a CoC Event occurs which materially affects the performance of this Agreement;

(d)	VCFSUK materially breaches, or materially fails to comply with, any of the material terms and conditions of this Agreement;

(e)	any event or circumstance occurs which has or is likely to have a Material Adverse Effect on VCFSUK; or

(f)	VCFSUK ceases to carry on its business in the Market or transfers such business.

24.2.2	Without prejudice to any right and remedy permitted under Applicable Laws, VCFSUK shall be entitled to early terminate this Agreement in the following cases:

(a)	an Insolvency Event in respect of Polestar occurs;

(b)	a CoC Event occurs which materially affects this Agreement;

(c)	Polestar materially breaches, or materially fails to comply with, any of the material terms and conditions under this Agreement;

(d)

a payment default occurs (including without limitation default by Polestar to pay the interest and/or fees in respect of the Subsidy Period to VCFSUK). Such payment default shall not qualify as cause to terminate this Agreement, if the default is capable of remedy and is remedied within 20 (twenty) Business Days after VCFSUK has given written notice to Polestar of such payment default;

(e)	any event or circumstance occurs which has or is likely to have a Material Adverse Effect on Polestar;

(f)

an internal business restructuring of Polestar is planned, such as a restructuring of Polestar’s sales model, which, in the reasonable opinion of VCFSUK, is inconsistent with the underlying objectives of this Agreement; or

(g)	Polestar ceases to carry on its business in the Market or transfers such business.

24.2.3	In the event that this Agreement terminates for any reason or any Party withdraws from this Agreement and unless otherwise agreed, the following principles shall be followed:

(a)	The terms of this Agreement will continue to apply for the run-off, sale or termination of the Wholesale Finance portfolio. Such termination does not exclude liability under this Agreement.

(b)

In the above regard, all business operations, policies and practices of the Parties shall continue as normal between them and Polestar or its agents until termination of this Agreement is effective. For the purposes of this Section “normal” means what the Parties would normally do if their relationship were continuing.

24.3	Effects of expiration and termination

24.3.1

Upon the expiration or termination of this Agreement (howsoever occasioned), each Party shall either return or, permanently destruct any and all Confidential Information received by the other Party hereunder, save where copies are retained for audit or regulatory purpose

24.3.2	Each Party shall furthermore cease to use any Intellectual Property Rights of the other Party hereunder.

24.3.3	The Parties shall, if applicable, during the term of this Agreement and/or upon its termination, comply with the provisions of Schedule 11 (Employment) of this Agreement.

25.	MISCELLANEOUS

25.1	Notices

25.1.1	Notices in connection with this Agreement, sent to a Party’s address as stated below or notified at a later date, shall be deemed to have been received by the recipient;

(a)	if delivered by courier or in person: on the day of delivery, except that notices delivered after 5 p.m. local time shall be deemed to have been received on the following business day; and

(b)	if delivered by registered letter: three (3) business days after the registered letter was sent.

To Polestar: Polestar Automotive MARKET

Att: NAME

ADRESS

Telephone: PHONE NO.

Email: NAME

With a copy to (not serving as notice):

Polestar Performance AB

Att: General Counsel

Assar Gabrielssons väg 9

SE-405 31 Göteborg, Sweden

Email: [***]

Polestar Performance AB

Att: Financial Services

Assar Gabrielssons vag 9

SE-405 31 Goteborg, Sweden

Email: [***]

To VCFSUK: Volvo Car Financial Services UK Limited

Att: Legal & Compliance Director

Scandinavia House

Norreys Drive

Maidenhead,

Berkshire

SL6 4FL

United Kingdom

Email: [***]

25.1.2	Any notice or other communication under or in connection with this Agreement shall be made in English.

25.2	Assignment

25.2.1	Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Agreement without the other Party’s prior written consent.

25.2.2	VCFSUK may dispose of all or part of its portfolio of financings under this Agreement (including, without limitation, securitisation, syndication), without the prior written consent of Polestar.

25.3	Interpretation

25.3.1

English language terms used in this Agreement shall be interpreted solely with reference to legal usage, traditions and the laws of England and Wales and not with reference to the legal usage, traditions, or laws of any other country.

25.4	Waiver

25.4.1

The rights and remedies provided by this Agreement may be waived only in writing by the relevant authorised representative in a manner that expressly states that a waiver is intended, and such waiver shall only be operative with regard to the specific circumstances referred to.

25.4.2

Unless a right or remedy of a Party is expressed to be an exclusive right or remedy, the exercise of it by that Party is without prejudice to that Party’s other rights and remedies. Any failure to exercise or any delay in exercising a right or remedy by either party shall not constitute a waiver of that right or remedy or of any other rights or remedies.

25.4.3

The rights and remedies provided by this Agreement are cumulative and, unless otherwise provided in this Agreement, are not exclusive of any rights or remedies provided at law or in equity or otherwise under this Agreement.

25.5	Survival

25.5.1

The provisions that by their nature are intended to survive the expiration or termination of the Agreement shall so survive to the extent necessary to the intended preservation of the Parties’ rights and obligations

25.6	Severability

25.6.1

In the event any provision of this Agreement is wholly or partly invalid, the validity of the Agreement as a whole shall not be affected and the remaining provisions of the Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Agreement, it shall be reasonably amended.

25.7	Entire agreement

25.7.1

This Agreement, together with the documents referred to in it, constitutes the entire agreement and understanding between the Parties in respect of the matters dealt with in it and supersedes, cancels and nullifies any previous agreement between the parties in relation to such matters.

25.7.2

Each of the Parties acknowledges and agrees that in entering into this Agreement and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or undertaking (whether negligently or innocently made) other than as expressly set out in this Agreement. The only remedy available to either Party in respect of such statements, representation, warranty or understanding shall be for breach of contract under the terms of this Agreement.

25.7.3	Nothing in this Section shall operate to exclude any liability for gross negligence or wilful misconduct.

25.8	Amendments

25.8.1	Any amendment or addition to this Agreement must be made in writing and signed by the Parties to be valid.

25.9	No partnership

25.9.1

Nothing in this Agreement is intended to create any agency, partnership, joint venture, or legal relationship of any kind that would impose liability upon one Party for the act or failure to act of the other Party, or to authorise either party to act as agent for the other Party. Neither Party shall have authority to make representations, act in the name of, or on behalf of, or to otherwise bind the other Party.

25.10	Cumulative remedies

Unless a right or remedy of a Party is explicitly expressed to be an exclusive right or remedy, the exercise of it by that Party is without prejudice to that Party’s other rights and remedies under this Agreement, or at law or in equity.

25.11	Expenses

Unless otherwise expressly agreed in this Agreement, each Party shall bear its own costs, charges, fees and expenses incurred by it in connection with its preparation, execution, amendments and enforcement, in each case including fees for legal advisers.

25.12	Governing law and dispute resolution

25.12.1	Governing law

This Agreement and all non-contractual obligations in connection with this Agreement shall be governed by the substantive laws of England and Wales, without regard to its conflict of law principles.

25.12.2 Dispute resolution

(a)

All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

(b)	The seat of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English.

(c)

Each Party undertakes and agrees that all arbitral proceedings conducted with reference to this arbitration clause shall be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared as part of the proceedings. Information covered by this confidentiality undertaking may not in any form be disclosed to a third party without the written consent of the Parties. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard its rights in connection with the dispute, or if disclosure is required by Applicable Law, court order or by obligations pursuant to any applicable stock exchange regulation.

25.13	Counterparts

This Agreement is executed in two (2) originals by each Party on a separate counterpart. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterparty of this Agreement by e-mail attachment shall be an effective way of delivery.

POLESTAR AUTOMOTIVE UK LTD		Volvo Car Financial Services UK Limited

	/s/ Nils Mösko	Signature:	/s/ David Baddeley

	/s/ Jonathan Goodman	Name:	David Baddeley

Signature:	CEO Polestar UK Business Strategy	Title:	Managing Director

		Date:	26 May 2021 | 5:07 PM BST

Name:

Title:

Date:	2021-05-28 2021-05-28

SCHEDULE 1

POLESTAR WHOLESALE (MARKET STOCK) FINANCING TERMS

(NEW POLESTAR BRANDED VEHICLES)

Financed amount	New Polestar Branded Vehicles: 100% of the invoiced purchase price of the relevant new Polestar Branded Vehicle, including VAT and taxes.

Polestar interest rate

Polestar Interest rate = Reference Rate + Spread

(a) Reference Rate:

Reference Rate: VCFSUK Base Rate.

Reference Rate floor: The Reference Rate will never be lower than [***].

(b) Spread: Depends on the loan term:

Term < 90 days: Spread = [***] basis points (bps).

90 <Term < 180 days: Spread = [***] bps.

Interest rate fixing date: The Polestar interest rate is fixed monthly, at the last Business Day of each month effective for the following calendar month.

Payment frequency: Polestar pays the interest to VCFSUK monthly.

Day count: Act / 360.

Payment date: the last Business Day of each month.

Polestar fees	A bonnet fee of [***] will be charged on a new Polestar Branded Vehicle entering the funding scheme.

Polestar financing Max. duration	180 days. At the end of this period, Polestar will repay the full financed amount to VCFSUK.

Wholesale Financing IT System	VCFSUK will provide wholesale financing facilities via the APAK WFS system provided by Sopra Banking Software Limited who are a long-term partner of VCFSUK.

POLESTAR (DEMO) FINANCING TERMS

(DEMO VEHICLES)

Financed amount	Demo Vehicles: 100 % of the purchase price of the Demo Vehicle, including VAT and taxes.

Polestar Interest Rate

Demo Interest Rate = Reference Rate + Spread

(a) Reference Rate:

Reference Rate: VCFSUK Base Rate.

Reference rate floor: The Reference Rate will never be lower than [***]%.

Reference Rate fixing: Reference Rate is set monthly at the end of each month (on the last Business Day).

(b) Spread: Depends on the loan term:

Term < 30 days: Spread = [***] basis points (bps).

31 <Term < 180 days: Spread = [***] bps.

Interest rate fixing date: The Polestar demo interest rate is fixed monthly, at the last Business Day of each month effective for the following calendar month.

Payment frequency: The interest is invoiced monthly.

Day count: Act / 360.

Payment date: the last Business Day of each month.

Demo fees	n/a

Demo maximum financing period	180 days,

Demo Amortization	20% repayment on day 30 Extensions by negotiation to include 3% per month capital repayment

POLESTAR (USED) FINANCING TERMS (USED VEHICLES)

Financed amount	Used Vehicles: 90 % of the purchase invoice price or Clean Guide Value (which ever is the lower) of the Vehicle, including VAT and taxes.

Polestar Interest Rate

Used Interest Rate = Reference Rate + Spread

(a) Reference Rate:

Reference Rate: VCFSUK Base Rate.

Reference rate floor: The Reference Rate will never be lower than [***].

Reference Rate fixing: Reference Rate is set monthly at the end of each month (on the last Business Day).

(b) Spread: Depends on the loan term:

Term < 90 days: Spread = [***] basis points (bps).

Interest rate fixing date: The Polestar demo interest rate is fixed monthly, at the last Business Day of each month effective for the following calendar month.

Payment frequency: The interest is invoiced monthly.

Day count: Act / 360.

Payment date: the last Business Day of each month.

Polestar fees	A bonnet fee of [***] will be charged on a used Polestar Branded Vehicle entering the funding scheme.

Used maximum financing period	90 days,

Used Amortization	Extensions by negotiation to include 5% per month capital repayment

SCHEDULE 2

RETAIL FINANCING SERVICES AND PRODUCTS DESCRIPTIONS AND PRICING

Retail Pricing

Pursuant to Clause 3.4 of this Agreement, Polestar may from time to time propose to introduce vehicle marketing programmes to promote the sale of Polestar Branded Vehicles to End Customers that incorporate Retail Financing Subsidies. The table below provides details of the mechanism by which VCFSUK will establish the Polestar Retail Financing Base Rate.

Calculation methodology utilised to establish the Polestar Retail Financing Base Rate

Polestar Retail Financing Base Rate = (a) Reference Rate + (b) Operating Margin + (c) Cost of Sales

(a) Reference Rate:

•  Shall be the cost of funds as determined by VCFSUK plus a treasury fee

Note: The Reference Rate shall be set and fixed on a quarterly basis during the month preceding any quarterly campaign period

(b) Operating Margin:

•  Shall be communicated on annual basis by VCFSUK to Polestar based on the business plan assumptions approved by the board of directors of VCFSUK as subsequently shared with Polestar. For the first 24-month period of this agreement the Operating Margin will be fixed at [***] basis points (bps).

(c) Cost of Sales:

•  Refers to any amounts agreed between VCFSUK and Polestar and paid by VCFSUK in respect of Polestar commission payments associated with marketing programs to promote the sale of Polestar Branded Vehicles to End Customers. This amount will be between [***].

Retail Finance Arrangements—Product Descriptions

Finance Product	Description
Conditional Sale	An agreement for the sale of goods under which the passing of title to the buyer is deferred until payment of the price or performance of some other stipulated condition. Payments are made by the End Customer in monthly instalments and can either be equal instalment values or have a different instalment (for example larger final instalment).

Conditional Sale with Sales Agency	Commonly referred to as secured Personal Contract Plan (“PCP”). Title is not passed until the End Customer makes all payments due under the agreement. The Sales Agency Agreement provides the customer with three choices towards the end of the agreement to firstly pay the final instalment, complete the agreement (taking title under Conditional Sale); or secondly return the goods and have no further obligation to make the final instalment (provided the vehicle is within mileage and/or in a good condition in accordance with the terms of the Sales Agency Agreement) or thirdly part-exchange the goods with a dealer and use the difference in value between the part-exchange value and the final instalment amount as a deposit on a new vehicle.

Fixed Sum Loan	The term is generally used to denote a fixed-term consumer loan. Title to the goods passes to the End Customer at the start of the agreement. Payments are made by the End Customer in monthly instalments and can either be equal instalment values or have a different instalment (for example larger final instalment). A Fixed Sum Loan may be used as an alternative to Conditional Sale.

Fixed Sum Loan with Sales Agency	Commonly referred to as unsecured Personal Contract Plan. Title passes to the End Customer at the start of the agreement and the Sales Agency Agreement provides the End Customer with three choices towards the end of the agreement to firstly pay the final instalment, complete the agreement; or secondly return the goods and have no further obligation to make the final instalment (provided the vehicle is within mileage and/or in a good condition in accordance with the terms of the Sales Agency Agreement) or thirdly part-exchange the goods with a dealer and use the difference in value between the part-exchange value and the final instalment amount as a deposit on a new vehicle.

Lease Purchase	Specifically designed for business users, the initial deposit and repayment period can be structured to meet the company’s budget and anticipated duration of finance. A final lump sum “balloon” payment option is available to lower the repayments throughout the agreement. The “balloon” payment is calculated on the anticipated value of the vehicle at the end of the agreement. The finance is secured against the vehicle until the final payment has been made.

Add on Loan	An independent fixed sum loan agreement that may be used to make additional purchases or fund repair or maintenance costs associated with their vehicle.

Note: The precise terms and conditions of each Retail Financing Services and Products shall be determined by VCFSUK from time to time and communicated to Polestar.

SCHEDULE 3

POLESTAR CREDIT LINES

The Polestar credit limit for new vehicles will be set subject to credit assessment, credit worthiness and based on annual sales plan following the governance and risk policies of VCFSUK. However, as a guide the new vehicle credit limit will be based on an agreed percentage of Market Stock vehicles in stock for 90 days. Demo and Used vehicle limits will be on an as agreed basis.

The approved limits as at lst March 2021 are as below:-

POLESTAR Credit Limit (Total)	[***] (Pounds Sterling) as at 1st March 2021

Maximum Used Limits (as part of total)	[***]

Maximum Demo Limits (as part of total)	[***]

Maximum Aggregate of Used and Demo Limits	[***]

SCHEDULE 4

POLESTAR SECURITY DOCUMENTS

Part I: Security to be provided by POLESTAR

- As at lst March 2021 the agreed security document is the Parent Company Guarantee from Polestar Performance AB.

It is agreed that changes in the requested credit limits or the underlying financial position of either Polestar Automotive UK or Polestar Performance AB may require different security arrangements over time.

SCHEDULE 5

FORM OF WHOLESALE FINANCING AGREEMENT

BACKGROUND:

(A)

VCFSUK has agreed to make a standing offer to sell to Polestar, Floorplan Vehicles and Polestar has agreed to make a standing offer to VCFSUK to purchase from VCFSUK, Floorplan Vehicles subject to the terms of this Agreement.

(B)

VCFSUK has agreed that Polestar may display Floorplan Vehicles for sale via the internet or in its premises or those premises operated by third party entities approved by and acting for or on behalf of Polestar for the purpose of marketing and in return, Polestar has agreed to pay certain charges to VCFSUK.

IT IS AGREED as follows:-

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

“APAK” means the computer software interface systems (or any replacement thereof) which have been selected by VCFSUK and which will be operated by Polestar for the purposes of this Agreement;

“Appropriation” means any of the acts or events referred to in Schedule 3 occurring in relation to each Floorplan Vehicle, and “Appropriated” shall be construed accordingly;

“Bank Account” means the bank account of Polestar nominated by Polestar as the bank account to be credited with payments by VCFSUK and direct debited by VCFSUK under the terms of this Agreement;

“Base Rate” has the meaning given to such term in Clause 8.6;

“Business Day” means a day (not being a Saturday or Sunday) on which banks are open in London for the transaction of business;

“Clean Guide Value” means the clean condition trade guide price for a Used Vehicle in the Price Guide Book current at the date of purchase of the Used Vehicle by Polestar as agent of VCFSUK;

“Control” means the rights, contracts or other similar means which, either separately or in combination and having regard to the consideration of fact or law involved, confer the possibility of exercising control over an undertaking, in particular by:

(a)	ownership of the voting share capital of an undertaking or the right to control the use of all or a substantial part of the assets of an undertaking; and/or

(b)	rights or contracts which confer control over the voting or decision making of the organs of an undertaking;

“Corporation Tax” means corporation tax chargeable in the context of a scheme of taxation applied to UK resident companies generally at the rate applicable to such companies or Tax of a similar nature enacted in addition to or in substitution for corporation tax;

“Defective Vehicle” means any vehicle which does not comply with the Road Vehicles (Construction and Use) Regulations 1986 (as amended) or which otherwise is unsafe or suffers from any design or manufacturing defect which makes it potentially unsafe;

“Demonstrator Payments” means at any time, the aggregate of:

(a)

any payments made by VCFSUK to Polestar in respect of a Defective Vehicle which is a Demonstrator Vehicle which have not at that time been repaid to VCFSUK pursuant to Clause 3.11 of this Agreement; and

(b)

any payments for display charges payable by Polestar under this Agreement in respect of Demonstrator Vehicles which were dishonoured or otherwise returned when first presented and / or which remain outstanding;

“Demonstrator Vehicle” means a Floorplan Vehicle (other than a Used Vehicle or a Rental Vehicle) which in addition to being available for sale is also to be used for demonstration purposes and/or as a courtesy and/or business support vehicle by Polestar in the ordinary course of its business and which is designated as such by Polestar to VCFSUK via APAK;

“Demonstrator Vehicle Facility Available Amount” means at any time the sum of:

(a)	the financial limit in respect of Demonstrator Vehicles notified to Polestar by VCFSUK in the Offer Terms; minus

(b)	the aggregate of all Demonstrator Payments; minus

(c)	the aggregate value of the Demonstrator Vehicles; plus

(d)	any Instalments paid by Polestar to VCFSUK under this Agreement in respect of Demonstrator Vehicles;

“Deposit” means the deposit paid or to be paid by Polestar to VCFSUK in respect of a Used Vehicle in accordance with Clauses 11.1 and 11.2;

“Direct Debit Delay Period” means a period of days, the number of which is as notified to Polestar by VCFSUK in the Offer Terms;

“Floorplan Vehicles” means at any time each and every:

(a)	Unregistered Vehicle, Demonstrator Vehicle and Rental Vehicle which has been Sold-Out; and

(b)	Used Vehicle which has been purchased by Polestar on behalf of VCFSUK pursuant to Clause 4, which has not then been sold by VCFSUK to, and paid for by, Polestar pursuant to this Agreement;

“Initial Financing Period” means in respect of an Unregistered Vehicle, the period beginning on its Start Date and ending on the day falling 89 days after that Start Date (inclusive) (the “IFP End Date”);

“Instalments” means in respect of a Sale Contract for a Demonstrator Vehicle, Rental Vehicle or a Used Vehicle the instalments of the purchase price paid or payable by Polestar for the Demonstrator Vehicle, Rental Vehicle or Used Vehicle under the Sale Contract and “Instalment” shall be construed accordingly;

“Irrecoverable VAT” means any amount paid or payable by or on behalf of VCFSUK in respect of Value Added Tax under this Agreement to the extent that VCFSUK does not or will not receive and retain a credit (whether by way of set-off or repayment) for that amount as “input tax” (as that expression is defined in Section 24(1) of VATA) under Sections 24, 25 and 26 of VATA nor receives and retains a credit for it under any similar or equivalent legislation;

“Margin” has the meaning given to such term in Clause 8.6;

“Material Adverse Effect” means a change in condition or circumstances such that an effect which is materially adverse to the assets, business or financial condition or trading prospects of Polestar such that Polestar could reasonably be expected to be unlikely to meet its payment obligations under this Agreement;

“New Vehicle Limit” means the financial limit in respect of the aggregate principal amount (relating to Unregistered Vehicles) which may from time to time remain outstanding under this Agreement as notified to Polestar by VCFSUK in the Offer Terms;

“Offer Terms” means the terms issued by VCFSUK offering the individual arrangements to this Agreement (as may be amended, varied or supplemented from time to time, including, for the avoidance of doubt, as may be amended, varied or supplemented from time to time by email);

“Polestar Performance” means Polestar Performance AB, a limited liability company incorporated under the laws of Sweden with registration number 5566533096 whose address is Assar Gabrielssons Väg 9, 405 31, Göteborg, SE;

“Polestar’s Group” means Polestar, its holding companies and their subsidiaries from time to time;

“Price Guide Book” means the book of used car guide prices compiled monthly by CAP HPI Limited (company registration number: 08033745) or such other appropriate book of used car guide prices as VCFSUK may choose from time to time;

“Purchase Contract” means a contract for the purchase of an Unregistered Vehicle entered into after the date hereof by VCFSUK as purchaser and Polestar as seller being in conformity with the Stipulated Purchase Terms;

“Records” means all log books, registration documents, test certificates, manuals, technical and maintenance records and handbooks relating to a Floorplan Vehicle;

“Rental Payments” means at any time, the aggregate of:

(a)	any payments made by VCFSUK to Polestar in respect of a Defective Vehicle which is a Rental Vehicle which have not at that time been repaid to VCFSUK pursuant to Clause 3.11 of this Agreement; and

(b)

any payments for display charges or rental charges payable by Polestar under this Agreement in respect of Rental Vehicles which were dishonoured or otherwise returned when first presented and / or which remain outstanding;

“Rental Vehicle” means any Unregistered Vehicle except a Demonstrator Vehicle which is used or to be used by Polestar in the ordinary course of its hire business and which is designated as such by Polestar to VCFSUK via APAK;

“Rental Vehicle Facility Available Amount” means at any time the sum of:

(a)	the financial limit in respect of Rental Vehicles notified to Polestar by VCFSUK in the Offer Terms; minus

(b)	the aggregate of all Rental Payments; minus

(c)	the aggregate value of the Rental Vehicles; plus

(d)	any Instalments paid by Polestar to VCFSUK under this Agreement in respect of Rental Vehicles;

“Sale Contract” means a contract for the sale of a Floorplan Vehicle entered into after the date hereof pursuant to Clauses 9, 10 or 16.7 by VCFSUK as seller and Polestar as buyer being in conformity with the Stipulated Sale Terms;

“Santander Group” means Santander Consumer (UK) plc, its holding companies, their subsidiaries and its affiliates from time to time including but not limited to Santander group of companies includes but is not limited to Banco Santander S.A., SCF Madrid S.A, Santander UK Group Holdings plc, Santander UK plc, Santander UK and Santander Insurance Services UK Ltd;

“Second Financing Period” means in respect of an Unregistered Vehicle, the period beginning on the day after its IFP End Date and ending on the day it is Appropriated (inclusive);

“Sold-Out” means in respect of any Unregistered Vehicle, Demonstrator Vehicle and Rental Vehicle, the payment by VCFSUK of the purchase price due under the relevant Purchase Contract with the request for such payment and for VCFSUK to enter into a Purchase Contract by Polestar deemed to be confirmation by Polestar to VCFSUK that the respective Unregistered Vehicle, Demonstrator Vehicle and Rental Vehicle has received all the necessary customs clearance allowing the same to imported into the United Kingdom;

“Start Date” means:

(a)	for a Unregistered Vehicle, Demonstrator Vehicle and Rental Vehicle, the Business Day falling the day after that Unregistered Vehicle, Demonstrator Vehicle and Rental Vehicle is Sold-Out; and

(b)	for a Used Vehicle, the day payment is received by Polestar pursuant to Clause 6.2;

“Stipulated Purchase Terms” means the terms set out in Schedule 1 upon which Used Vehicle Purchase Contracts are required to be made;

“Stipulated Rental Terms” means the terms set out in Schedule 4 upon which Sub-Letting Agreements are required to be made;

“Stipulated Sale Terms” means the terms set out in Schedule 2 upon which Sale Contracts are required to be made;

“Sub-Lessee” means (where applicable) a customer of Polestar who benefits from a short-term Sub-Letting Agreement;

“Sub-Letting Agreement” means (where applicable) an agreement in the form set out in Schedule 5 to this Agreement;

“Tax” means all present and future taxes, charges, imposts, duties or levies of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing, payable at the instance of or imposed by any statutory, governmental, international, state, federal, provincial, local or municipal authority, agency, body or department whatsoever or any European Community institution, in each case whether in the United Kingdom or elsewhere, together with any penalties, additions, fines, surcharges or interest relating thereto and “Taxes” shall be construed accordingly;

“Tax Liability” means in respect of VCFSUK:

(a)	any liability or any increase in the liability of that person to make any payment or payments of or in respect of Tax;

(b)

the loss or setting-off against income profits or gains or against any liability to make a payment or payments of or in respect of Tax of any relief, allowance, deduction or credit (“a Relief’) which would otherwise have been available to that person; and

(c)	the loss or setting-off against any Tax Liability of a right to repayment of Tax which would otherwise have been available to that person;

and in a case falling within (b) or (c) above the amount that is to be treated as a Tax Liability (“the Deemed Tax Liability”) shall be determined as follows:

(i)

in a case which falls within (b) above and where the Relief that was the subject of the loss or setting-off was or would have been a deduction from or offset against the Tax the Deemed Tax Liability shall be the amount of that Relief;

(ii)

in a case which falls within (b) above and which involves the loss of a Relief which would otherwise have been available as a deduction from or offset against gross income profits or gains the Deemed Tax Liability shall be the amount of Tax which would (on the basis of the Tax rates current at the date of the loss and assuming that the person has sufficient gross income profits or gains to utilise the Relief) have been saved but for the loss of the Relief;

(iii)

in a case which falls within (b) above and which involves the setting off of a Relief which would otherwise have been available as a deduction from or offset against gross income profits or gains the Deemed Tax Liability shall be the amount of Tax which has been or will be saved in consequence of the setting-off;

(iv)	in a case which falls within (c) above the Deemed Tax Liability shall be the amount of the repayment that would have been obtained but for the loss or setting-off.

For the purposes of this definition any question of whether any relief, allowance, deduction, credit or right to repayment of tax has been lost or set-off and if so the date on which that loss or set-off took place shall be conclusively determined by VCFSUK;

“Unregistered Vehicle” means a new, unregistered Polestar motor vehicle supplied for the purpose of retail sale in the United Kingdom;

“Used Vehicle” means a Polestar branded Vehicle which is not an Unregistered Vehicle, Demonstrator Vehicle or Rental Vehicle;

“Used Vehicle Facility Available Amount” means at any time the sum of:

(a)	the financial limit in respect of Used Vehicles notified to Polestar by VCFSUK in the Offer Terms; minus

(b)	the aggregate of all Used Vehicle Payments; plus

(c)	any Instalments paid by Polestar to VCFSUK under this Agreement in respect of Used Vehicles;

“Used Vehicle Payments” means at any time the aggregate of

(a)

all amounts paid or payable by VCFSUK to Polestar under Clause 5.1 of this Agreement by way of reimbursement of the purchase price in respect of Used Vehicles which Polestar has purchased pursuant to Clause 4 where the purchase price has been paid by Polestar on VCFSUK’s behalf (but which have not at that time been sold by VCFSUK to, and paid for by, Polestar pursuant to this Agreement); and

(b)	any payments made by VCFSUK to Polestar in respect of a Used Vehicle which is also a Defective Vehicle which have not at that time been repaid to VCFSUK pursuant to Clause 4.9 of this Agreement; and

(c)

any payments for display charges payable by Polestar under this Agreement in respect of Used Vehicles which were dishonoured or otherwise returned when first presented and / or which remain outstanding;

“Used Vehicle Purchase Contract” means a contract for the purchase of a Used Vehicle entered into after the date hereof by Polestar as agent on behalf of VCFSUK as purchaser and a third party selected by Polestar as seller being in conformity with the Stipulated Purchase Terms;

“Value Added Tax” means value added tax as provided for in VATA and any tax similar or equivalent to value added tax imposed by any country other than the United Kingdom and any similar or turnover tax replacing or introduced in addition to any of the same; “VATA” means the Value Added Tax Act 1994 and legislation (or purported legislation and whether delegated or otherwise) supplemental thereto;

“VCFSUK’s Group” means VCFSUK, its holding companies, their subsidiaries and its affiliates from time to time including but not limited to Volvo Car UK Limited and Volvo Car Corporation AB;

“Vehicle” means any motor vehicle of a kind normally used on public roads (other than a Defective Vehicle) which has at least four wheels and includes any vehicles (other than a Defective Vehicle) in respect of which VCFSUK makes a reimbursement payment to Polestar pursuant to Clause 6 but does not include:

(a)	vehicles capable of accommodating only one person or suitable for carrying twelve or more persons;

(b)	vehicles of more than three and a half tonnes gross vehicle weight;

(c)	caravans, ambulances and prison vans;

(d)

vehicles of a type approved by the Assistant Commissioner of Police of the Metropolis as conforming to the conditions of fitness for the time being laid down by him for the purposes of the London Cab Order 1934;

(e)	vehicles constructed for a special purpose other than the carriage of persons except for light commercial vehicles;

(f)	vehicles that are more than an age notified to Polestar by VCFSUK in paragraph 5.4 of the Offer Terms at the date of the prospective agency purchase by Polestar;

(g)

vehicles which have been previously treated as a total loss by an insurance company and which have been registered as such with the Department of Vehicle Licensing and Registration and/or with Experian Limited or HPI Limited;

(h)	vehicles with a Clean Guide Value exceeding the maximum amount, or less than the minimum amount, in each case as notified to Polestar by VCFSUK in paragraphs 5.5 and 5.6 of the Offer Terms; or

(i)	vehicles with a recorded mileage exceeding the mileage as notified to Polestar by VCFSUK in paragraph 5.7 of the Offer Terms;

and any reference to a Vehicle includes a reference to the Records relating thereto.

1.2	Any reference in this Agreement to:

a)	an “encumbrance shall be construed as a reference to a mortgage, charge, pledge, lien, retention of title clause, right of tracing or other encumbrance securing any obligation of any person;

b)	a “payment” means receipt of a payment in cleared funds;

c)

a “person” shall be construed as a reference to any person, firm, company or corporation or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

d)	words importing the singular shall include the plural and vice versa; and

e)	a statutory provision shall include a reference to any modification or reenactment of that provision for the time being in force.

1.3	Clause headings are for convenience only and shall not affect the interpretation of the terms contained in the Clause concerned.

1.4	References in this Agreement to any provision of any statute shall be construed as including a reference to any statutory modification or re-enactment thereof for the time being in force.

1.5	References in this Agreement to Clauses and to Schedules are to Clauses of, and Schedules to this Agreement.

2	CONDITIONS PRECEDENT

VCFSUK’s agreement to be bound by the terms of this Agreement is subject to the prior receipt by VCFSUK of the documents specified in the Offer Terms.

3	PURCHASE OF FLOORPLAN VEHICLES (OTHER THAN USED VEHICLES) AND PAYMENT

3.1

With effect from the satisfaction of the conditions precedent required under Clause 2 and in full reliance upon each of the representations and warranties set out in Clause 18, VCFSUK agrees to enter into Purchase Contracts from time to time where the specific purpose of that Purchase Contract is to enable Polestar to display for sale via the internet or in its premises or those premises operated by third party entities approved by and acting for or on behalf of Polestar for the purpose of marketing. For the avoidance of doubt, each Purchase Contract shall be subject to the Stipulated Purchase Terms.

3.2

The terms of this Agreement shall be undisclosed (other than between VCFSUK and Polestar) and VCFSUK and Polestar undertakes not to disclose the terms of this Agreement to any agent acting on its behalf or to any third party unless such disclosure is in accordance with Clause 22.17.

3.3	Polestar will not pursuant to this Agreement cause VCFSUK to enter into any Purchase Contract if:

3.3.1	the entering of the Purchase Contract would cause the then current New Vehicle Limit be exceeded by, or immediately after, the acceptance of such a Purchase Contract;

3.3.2	any of the events specified in Clauses 16.1 to 16.4 inclusive have occurred;

3.3.3	all required UK customs clearance has not been granted for the importation of the Unregistered Vehicle which is to be purchased by VCFSUK under the relevant Purchase Contract into the UK; or

3.3.4	the terms of the Purchase Contract would not be in accordance with the Stipulated Purchase Terms.

3.4	Polestar will only cause VCFSUK to enter into any Purchase Contract in respect of vehicles meeting the criteria of an Unregistered Vehicle.

3.5

Polestar shall notify VCFSUK of a request to enter into a Purchase Contract by issuing the relevant invoice(s) and supporting documentation in such a manner as agreed between VCFSUK and Polestar from time to time in writing.

3.6

Polestar shall keep and make available to VCFSUK (and its auditors) on request or as soon as practicable after (but in any event within five (5) Business Days of such request), copies of all invoices relating to any Floorplan Vehicles purchased by VCFSUK under Purchase Contracts and Polestar shall keep VCFSUK informed of all material matters in relation to Purchase Contracts and on request or as soon as practicable after (but in any event within five (5) Business Days) report as to all matters arising thereunder which may include but is not limited to providing the following additional documentation to VCFSUK:

3.6.1	the V5 registration document relating to the relevant Floorplan Vehicle;

3.6.2	confirmation of any change to the vehicle registration number of the relevant Floorplan Vehicle;

3.6.3	confirmation of any de-registration by Driver and Vehicle Licensing Agency of the relevant Floorplan Vehicle;

3.6.4	any documentation relating to any Floorplan Vehicle which was previously or currently categorised by the relevant insurer as an insurance write off;

3.6.5	any documentation relating to damage sustained to any Floorplan Vehicle and the repairs carried out to rectify the damage; and/or

3.6.6

any settlement letter issued by any funder whose interest is still showing as outstanding on the Floorplan Vehicle and/or a HPI check which confirms there are no other outstanding interests including outstanding finance on the relevant Floorplan Vehicle.

3.7

If Polestar enters into a Purchase Contract in breach of any provisions of this Agreement, title to such Floorplan Vehicle shall nevertheless vest in VCFSUK in accordance with the Purchase Contract and, notwithstanding anything to the contrary, any payment made to Polestar pursuant to this Clause 3 in respect of such Floorplan Vehicle shall be without prejudice to any claim VCFSUK may have against Polestar in respect of such breach.

3.8	Provided that:

3.8.1	Polestar has recorded details of each Purchase Contract and has notified VCFSUK of its request for payment in accordance with Clause 3.5;

3.8.2

the amount claimed by Polestar by way of payment in respect of the entering of the relevant Purchase Contract by VCFSUK would not cause the then current New Vehicle Limit be exceeded by, or immediately after, the acceptance of such a Purchase Contract;

3.8.3	none of the events specified in Clauses 16.1 to 16.4 inclusive have occurred;

3.8.4	Polestar shall have paid all sums which it is required to pay under this Agreement;

3.8.5	where requested, Polestar shall have provided evidence satisfactory to VCFSUK of the purchase price of any Unregistered Vehicle; and

3.8.6

Polestar shall have provided evidence satisfactory (if requested to do so) to VCFSUK that all required UK customs clearance has been granted for the importation of the Unregistered Vehicle which is to be purchased by VCFSUK under the relevant Purchase Contract into the UK,

VCFSUK shall pay to Polestar the Purchase Price for each such Unregistered Vehicle with any Value Added Tax payable thereon. Polestar shall invoice VCFSUK on or after the date on which the relevant Unregistered Vehicle has been imported into the UK having received the required UK customs clearance.

3.9

Each payment be made by VCFSUK under Clause 3.8 shall be made in sterling by Bankers Automated Clearing Services (BACS) and will be credited to the Bank Account by the second Business Day following receipt of the request under Clause 3.5.

3.10	Each claim for payment notified by Polestar shall constitute a representation and warranty by Polestar to VCFSUK that:

3.10.1

where applicable, each Unregistered Vehicle and each relevant Purchase Contract is in conformity with the Stipulated Purchase Terms, and constitutes the legal valid binding and enforceable obligations of Polestar;

3.10.2

where applicable the relevant Purchase Contract is a bona fide contract for the sale of goods and that Polestar owned the relevant Unregistered Vehicle free from encumbrances of any nature and passed good title thereto to VCFSUK free of all encumbrances; and

3.10.3	Polestar is not aware of and has no reason to suspect that there may arise any dispute or claim of any kind in respect of each Unregistered Vehicle or Purchase Contract.

3.11

For the avoidance of doubt, if VCFSUK has made or makes any payment to Polestar in respect of a Defective Vehicle, Polestar shall repay such amount to VCFSUK immediately on demand together with interest at the aggregate of Base Rate plus Margin calculated on a daily basis on the outstanding amount from the date of payment by VCFSUK to Polestar to the date of repayment (after as well as before judgment).

4	APPOINTMENT OF POLESTAR AS AGENT OF VCFSUK TO PURCHASE USED VEHICLES

4.1

With effect from the satisfaction of the conditions precedent required under Clause 2 and in full reliance upon each of the representations and warranties set out in Clause 18, VCFSUK authorises Polestar upon and subject to the terms of this Agreement on behalf of and as VCFSUK’s agent:

a)	to bind VCFSUK under and to cause VCFSUK as purchaser to enter into Used Vehicle Purchase Contracts with third parties (selected by Polestar) as seller for Used Vehicles;

b)	to arrange all matters relating to the transfer of title to VCFSUK, and delivery of Used Vehicles;

c)	to accept delivery of Used Vehicles;

d)

to sign in its own name, as undisclosed agent of VCFSUK, all contracts, delivery receipts and certificates relating to the purchase and delivery of Used Vehicles under Used Vehicle Purchase Contracts; and

e)	to be responsible to the sellers under all Used Vehicle Purchase Contracts for Used Vehicles and for settling sums due thereunder.

For the avoidance of doubt, no other powers or authority are given to Polestar by VCFSUK under the agency other than specified in Clauses 3.1 and 4.1.

4.2

The agency given by VCFSUK to Polestar pursuant to Clause 4.1 in connection with Used Vehicle Purchase Contracts for Used Vehicles shall be undisclosed and Polestar undertakes not to disclose the said agency to any third party.

4.3

Polestar will not pursuant to this Agreement cause VCFSUK to enter into any Used Vehicle Purchase Contract (or to incur any liability or additional liability under any Used Vehicle Purchase Contract) if:

a)

the monetary liability of VCFSUK under the Used Vehicle Purchase Contract (or such liability or additional liability) would cause the then current Used Vehicle Facility Available Amount to be exceeded;

b)	the terms of the Used Vehicle Purchase Contract would not be in accordance with the Stipulated Purchase Terms;

c)	any of the events specified in Clauses 16.1 to 16.4 inclusive shall have occurred;

d)

the purchase price of the Used Vehicle exceeds such percentage of the Clean Guide Value for the Vehicle as notified to Polestar by VCFSUK in the Offer Terms in connection with paragraphs 2(a) or 2(b) of Schedule 1.

4.4	Polestar will only cause VCFSUK to enter into any Used Vehicle Purchase Contract in respect of vehicles meeting the criteria of a Vehicle.

4.5

Polestar agrees to perform on behalf of VCFSUK each and every obligation, direct or indirect, of VCFSUK and to discharge each and every liability or responsibility of VCFSUK resulting directly or indirectly to VCFSUK as a result of, pursuant to or in connection with the Used Vehicle Purchase Contracts and each of them, including, but not limited to, making all payments (together with any Value Added Tax) on behalf of

VCFSUK upon the due date and in all respects in accordance with the relevant Used Vehicle Purchase Contract. Polestar agrees that upon causing VCFSUK to enter into any Used Vehicle Purchase Contract, it will act as VCFSUK’s agent in carrying out all the actions referred to in Clause 4.1.

4.6

Immediately or as soon as practicable after (but in any event within 10 Business Days of) causing VCFSUK to enter into any Used Vehicle Purchase Contract pursuant to Clause 4.1, Polestar shall use APAK to record details of that Used Vehicle Purchase Contract, including details of the Used Vehicle and the purchase price.

4.7

In addition to Polestar’s obligations under Clause 4.6 Polestar shall keep and make available to VCFSUK (and its auditors) on request or as soon as practicable after (but in any event within five (5) Business Days of such request), copies of all sales and purchase invoices of any Vehicles purchased by Polestar under this Agreement and Polestar shall keep VCFSUK informed of all material matters in relation to Used Vehicle Purchase Contracts and on request or as soon as practicable after (but in any event within five (5) Business Days) report as to all matters arising thereunder which may include but is not limited to providing the following additional documentation to VCFSUK:

4.7.1	the V5 registration document relating to the relevant Floorplan Vehicle;

4.7.2	confirmation of any change to the vehicle registration number of the relevant Floorplan Vehicle;

4.7.3	confirmation of any de-registration by Driver and Vehicle Licensing Agency of the relevant Floorplan Vehicle;

4.7.4	any documentation relating to any Floorplan Vehicle which was previously or currently categorised by the relevant insurer as an insurance write off;

4.7.5	any documentation relating to damage sustained to any Floorplan Vehicle and the repairs carried out to rectify the damage; and/or

4.7.6

any settlement letter issued by any funder whose interest is still showing as outstanding on the Floorplan Vehicle and/or a HPI check which confirms there are no other outstanding interests including outstanding finance on the relevant Floorplan Vehicle.

Polestar shall take all steps as VCFSUK may request to enforce all Used Vehicle Purchase Contracts.

4.8

If Polestar enters into a contract to buy a Floorplan Vehicle on behalf of VCFSUK in breach of any provision of this Agreement, title to such Floorplan Vehicle shall nevertheless vest in VCFSUK in accordance with the Used Vehicle Purchase Contract and, notwithstanding anything to the contrary, any reimbursement payment made to Polestar pursuant to Clause 6 in respect of such Vehicle shall be without prejudice to any claim VCFSUK may have against Polestar in respect of such breach.

4.9

For the avoidance of doubt, if Polestar purchases a Defective Vehicle, such purchase shall be a purchase by Polestar on its own account and not on behalf of VCFSUK. If, however, VCFSUK has made or makes any payment to Polestar in respect of a Defective Vehicle, Polestar shall repay such amount to VCFSUK immediately on demand together with interest at the aggregate of Base Rate plus Margin calculated on a daily basis on the outstanding amount from the date of payment by VCFSUK to Polestar to the date of repayment (after as well as before judgment).

5	AGENCY PURCHASES AND REIMBURSEMENT, OFFERS FOR SALE AND ACCEPTANCE—APAK

5.1

Polestar will operate APAK for giving effect to the arrangements set out in this Clause 5 and Clauses 3, 4, 9 and 10 of this Agreement at all times in accordance with written instructions issued by VCFSUK to Polestar from time to time.

5.2	Polestar and VCFSUK will use APAK:

a)

for the purposes of recording details and the purchase price of each Used Vehicle purchased by Polestar as agent for VCFSUK, recording details of the relevant Deposit (if any) and/or Instalment (if any) paid by Polestar in respect of each Used Vehicle, claiming the reimbursement required by Polestar of the expenditure disbursed in such purchases and issuing Polestar’s composite invoice to VCFSUK in respect of such purchases. Details will be recorded by Polestar on the purchase of each Used Vehicle as agent in accordance with Clause 4;

b)	for the purposes of recording details of each Unregistered Vehicle purchased by VCFSUK under Clause 3; and

c)

for the purposes of recording details of the acceptances under Clauses 9 and 10 hereof in respect of Floorplan Vehicles for which a standing offer of sale or purchase (as the case may be) by the other applies under each of such Clauses.

5.3

Provided that in doing so shall not cause the Demonstrator Vehicle Facility Available Amount to be exceeded, Polestar shall when first recording details of the vehicle on APAK pursuant to Clause 5.2b) designate as a Demonstrator Vehicle any Unregistered Vehicle which in addition to being available for sale is to be used as a demonstration and/or courtesy and/or business support vehicle by Polestar in the ordinary course of its business (such Demonstrator Vehicle shall then cease to be an Unregistered Vehicle).

5.4

Provided that in doing so shall not cause the Rental Vehicle Facility Available Amount to be exceeded, Polestar shall when first recording details of the vehicle on APAK pursuant to Clause 5.2b) designate as a Rental Vehicle any Unregistered Vehicle which in addition to being available for sale is to be used as a Rental Vehicle by Polestar in the ordinary course of its business (such Rental Vehicle shall then cease to be an Unregistered Vehicle).

5.5

In the event that APAK shall cease to function or shall not function to the satisfaction of VCFSUK all recordings, claims, notifications, invoices and other operations required to be effected through APAK under this Agreement shall be effected in such manner as VCFSUK shall notify to Polestar.

6	REIMBURSEMENT AND PAYMENTS BY VCFSUK FOR USED VEHICLES

6.1	Provided that:

a)

Polestar has recorded details of its purchase as agent of each Used Vehicle (including the identity of the seller) and has notified VCFSUK of its claim for payment and/or reimbursement by operating APAK in accordance with Clause 4.6 and the instructions issued by VCFSUK under Clause 5.1 of this Agreement;

b)

the amount claimed by Polestar by way of reimbursement in respect of a Used Vehicle does not exceed the Used Vehicle Facility Available Amount or/and would not cause the Used Vehicle Facility Available Amount to be exceeded;

c)	none of the events specified in Clauses 16.1 to 16.4 inclusive have occurred;

d)	Polestar shall have paid all sums which it is required to pay under this Agreement;

e)	where requested, Polestar shall have provided evidence satisfactory to VCFSUK of the purchase price of any Used Vehicle; and

f)	Polestar shall have provided evidence satisfactory to VCFSUK of compliance with the insurance requirements under Clause 7.3 in respect of the relevant Used Vehicle.

VCFSUK shall pay to Polestar by way of payment and/or reimbursement in accordance with Clause 6.2 the amount invoiced to VCFSUK for each such Used Vehicle in the composite invoice issued via APAK together with any Value Added Tax payable thereon less an amount equal to any relevant Deposit (if any) payable (and in the case of a Demonstrator Vehicle or Used Vehicle less an amount equal to any Instalment actually paid) by Polestar for each such Used Vehicle which shall be deducted from the full amount otherwise payable by VCFSUK.

6.2

Each payment and/or reimbursement to be made by VCFSUK under Clause 6.1 shall be made in sterling by Bankers Automated Clearing Services (BACS) and will be credited to the Bank Account by the third Business Day following issue of the composite invoice.

6.3

Each claim for payment and/or reimbursement notified via APAK by Polestar in respect of the purchase of a Vehicle under Clause 5 shall constitute a representation and warranty by Polestar to VCFSUK that:

a)

where applicable, each Used Vehicle and each relevant Used Vehicle Purchase Contract is in conformity with the Stipulated Purchase Terms, and constitutes the legal valid binding and enforceable obligations of the relevant seller;

b)

where applicable the relevant Used Vehicle Purchase Contract is a bona fide contract for the sale of goods and that the relevant seller and/or Polestar owned the relevant Used Vehicle free from encumbrances of any nature and passed good title thereto to VCFSUK free of all encumbrances;

c)	Polestar is not aware of and has no reason to suspect that there may arise any dispute or claim of any kind in respect of the each Used Vehicle or Used Vehicle Purchase Contract; and

d)	each Used Vehicle is not a Defective Vehicle and is in good order, repair and condition and complies in all respect with the provisions of the law and this Agreement.

7	STORAGE, MAINTENANCE, DISPLAY, INSURANCE AND SUB-LETTING ARRANGEMENTS

7.1	Storage and Maintenance

At all times, Polestar shall comply or ensure compliance with the following obligations:

a)

safely store and keep secure Floorplan Vehicles and all Records relating thereto on Polestar’s own premises or third parties acting for or on behalf of Polestar and, on prior written request by VCFSUK,

i

where VCFSUK reasonably believe any Floorplan Vehicle or their interests and/ or rights to the same are or may be at risk or Polestar is in breach of this Agreement, deliver any specified Floorplan Vehicles to premises specified by VCFSUK; and/or

ii	make them available to VCFSUK for inspection,

save that Polestar shall be entitled to use Demonstrator Vehicles and Rental Vehicles in the ordinary course of its business for demonstration purposes and/or as a courtesy Vehicle and/or as a business support Vehicle or Rental Vehicle;

b)

comply with VCFSUK’s directions from time to time in making arrangements with all appropriate authorities (including Experian Limited and/or HPI Limited (as applicable), or any such reference agencies as VCFSUK may choose from time to time) to ensure that VCFSUK is registered as the owner of Used Vehicles and that all steps are taken to identify Used Vehicles as being VCFSUK’s property which are necessary or desirable in VCFSUK’s opinion and where a prior interest is recorded against a Used Vehicle in favour of a third party, that all steps are taken to have this interest removed within 10 days;

c)

ensure that Floorplan Vehicles are operated only in a skilful and proper manner and in accordance with all laws and all operating instructions and recommendations of the manufacturers and suppliers, and ensure that Floorplan Vehicles are operated only by properly qualified skilled and trained personnel;

d)

maintain each Floorplan Vehicle at all times in good roadworthy condition and in working order properly serviced and in compliance with manufacturer’s and suppliers’ recommendations, legal requirements and with all policies of insurance required pursuant to this Agreement and in particular but without limitation ensure that each Floorplan Vehicle is in compliance with the Road Vehicles (Construction and Use) Regulations 1986 (as amended);

e)	repair all damage to Floorplan Vehicles at Polestar’s own cost (not being damage constituting destruction or total loss);

f)	not remove any parts from Floorplan Vehicles unless the parts are as soon as practicable replaced by an appropriate replacement part;

g)	not alter Floorplan Vehicles except in compliance with paragraphs d), e) and f) above;

h)

keep accurate complete and current records of all use, operation, maintenance, servicing, repairs and replacements in relation to Floorplan Vehicles and make such records available to VCFSUK on written request;

i)

other than Rental Vehicles not remove Floorplan Vehicles from Polestar’s own premises or the premises of a third party acting for or on behalf of Polestar except for use as Demonstrator Vehicles or except in accordance with arrangements approved by VCFSUK from time to time;

j)

Polestar shall ensure that the mileage of any Floorplan Vehicle does not increase by more than the applicable mileage specified in the Offer Terms from such Floorplan Vehicle’s mileage at the date it was purchased by VCFSUK;

k)

obtain and maintain all permissions, licences and permits from time to time required in connection with Polestar’s business or Floorplan Vehicles or the purchase, ownership, delivery, possession, operation, maintenance, import, sale or export of Floorplan Vehicles and to comply with all statutory and other obligations in relation to Floorplan Vehicles and their use;

1)	protect Floorplan Vehicles against distress, execution or seizure and on all occasions when ownership of Floorplan Vehicles is relevant to make it clear that they are VCFSUK’s property;

m)	clean and valet Floorplan Vehicles at frequent intervals for the purposes of display in accordance with Clause 7.2;

n)

not remove any Floorplan Vehicles which is an Unregistered Vehicle from the United Kingdom and not remove any Floorplan Vehicles not being an Unregistered Vehicle from the United Kingdom except with the prior written consent of VCFSUK; and

o)

immediately or as soon as practicable after (but in any event within one (1) Business Day of the request) notify VCFSUK of the location of each Floorplan Vehicle upon written request from VCFSUK to Polestar.

7.2	Display

VCFSUK agrees that Polestar may display each Floorplan Vehicle (other than Rental Vehicles) as available for sale via the internet or on Polestar’s premises or the premises of a third party acting for or on behalf of Polestar, and that Floorplan Vehicles shall be displayed in the same manner as vehicles owned by Polestar and displayed as available for sale or as examples of those which are available for sale save that in addition Polestar shall be entitled to use Demonstrator Vehicles in the ordinary course of its business for demonstration purposes and/or as a courtesy Vehicle and/or as a business support Vehicle. In consideration of VCFSUK so agreeing, Polestar agrees to pay the display charges plus Value Added Tax set out in Clause 8 for each Floorplan Vehicle (other than Rental Vehicles for which rental charges will be due as set out in Clause 8).

7.3	Insurance

From the time a vehicle becomes a Floorplan Vehicle, Polestar shall:

a)

be fully responsible for all loss or damage to the whole or any part of any of the Floorplan Vehicles for whatever reason and wherever situate (including any vehicle holding compound of VCFSUK or Polestar) including loss or damage caused by third parties and Polestar shall indemnify VCFSUK in respect thereof;

b)

obtain and maintain from a reputable insurance company (the “Insurer”) an insurance policy or policies which meet with VCFSUK’s prior approval (each a “Policy”) in respect of Floorplan Vehicles, such Policy to insure each Floorplan Vehicle to VCFSUK’s reasonable satisfaction and to its full purchase price against all risks covered. For the avoidance of doubt, it is the intention of VCFSUK and Polestar that Unregistered Vehicles shall be insured by way of a stock insurance policy, however, all other Floorplan Vehicles shall be insured by way of a motor vehicle insurance policy.

c)

pay all insurance premiums on time in respect of the above insurance and will produce the certificate of insurance and premium receipt to VCFSUK when requested to do so or as soon as practicable after (but in any event within five (5) Business Days of the request);

d)

ensure that any Polestar customer or potential customer having possession of a Floorplan Vehicle is informed by Polestar and signs a written acknowledgement that the insurance cover provided by Polestar provides third party cover only in respect of their use of the Floorplan Vehicle and Polestar shall provide to VCFSUK a copy of any such signed acknowledgement when requested to do so or as soon as practicable after (but in any event within five (5) Business Days of the request); and

e)

ensure that any third party (whether acting for or on behalf of Polestar or not) having possession of a Floorplan Vehicle is informed by Polestar and signs a written acknowledgement that the insurance cover provided by Polestar provides third party cover only in respect of their use of the Floorplan Vehicle and Polestar shall provide to VCFSUK a copy of any such signed acknowledgement when requested to do so or as soon as practicable after (but in any event within five (5) Business Days of the request).

7.4	VCFSUK and Polestar hereby agree that:

a)

in the event of a claim against the Insurer in respect of a Floorplan Vehicle, Polestar shall not commit any act or omission that would prejudice any entitlement VCFSUK may have in respect of a Floorplan Vehicle and VCFSUK reserves the right to assume conduct of all negotiations with the Insurer in the assessment and settlement of liability and/or quantum; and

b)

in the event of a dispute with the Insurer of any matter arising out of or in connection with the policy, VCFSUK reserves the right to assume the conduct of the dispute on its own and Polestar’s behalf and to direct appointment of any legal or professional adviser whose fees shall be paid by Polestar.

7.5

Polestar agrees that at no expense to VCFSUK it will keep on VCFSUK’s behalf all such records and accounts which VCFSUK may be required to keep for the purposes of the Value Added Tax (Cars) Order 1992 and Value Added Tax Notice No. 718 as amended or replaced from time to time.

7.6	Sub-letting

VCFSUK agrees that in addition to Polestar being entitled to display each Floorplan Vehicle on Polestar’s premises or the premises of third parties acting for or on behalf of Polestar and to use Demonstrator Vehicles in the ordinary course of its business for demonstration purposes and/or as a courtesy vehicle and/or as business support vehicle, Polestar may, in return for certain rental charges, temporarily part with possession of those Unregistered Vehicles which it has requested VCFSUK convert to Rentals Vehicles and which have been designated as Rental Vehicles by Polestar and underlet them to certain customers of Polestar subject at all times to the Stipulated Rental Terms set out in Schedule 5.

8	DISPLAY CHARGES, RENTAL CHARGES AND OTHER FEES

8.1	The display and rental charges payable by Polestar to VCFSUK as referred to in Clause 7.2 shall be calculated in accordance with this Clause 8.

8.2

Display and rental charges shall accrue on a daily basis commencing on the Start Date for each Floorplan Vehicle, or such other date as VCFSUK notifies to Polestar from time to time and, in each case, ending on the date VCFSUK receives payment in full from Polestar of all sums due under Clause 11 and under and pursuant to Clauses 16.5a)vi, 16.5b)v, and 17.4 in respect of that Floorplan Vehicle.

8.3	The amount of the daily display charges in respect of each Floorplan Vehicle on any day shall be:

[***]

where:

BR	is the greater of a) the Base Rate on that day or b) [***]
M	is the applicable Margin, and
P	is the purchase price (inclusive of the Value Added Tax thereon) paid by VCFSUK for that Floorplan Vehicle.

8.4	Polestar shall pay VCFSUK a one-off bonnet fee per Floorplan Vehicle in the amount agreed between VCFSUK and Polestar in the Offer Terms from time to time.

8.5

VCFSUK will submit a monthly invoice(s) for the display and rental charges (and where applicable the bonnet fees) to Polestar. Polestar shall pay these charges plus Value Added Tax in arrears monthly by VCFSUK debiting from the Bank Account the amount shown on the relevant invoice(s) with the debit initiated by VCFSUK on the same day that the relevant invoice(s) are submitted with payment being taken from the Bank Account in accordance with the BACS direct debit scheme rules as in force from time to time but which at the time of this Agreement means that the payment will be taken within three (3) Business Days of VCFSUK initiating the debit.

8.6	For the purposes of this Clause 8 and this Agreement:

“Base Rate” means the monthly published Bank of England base rate, or other such rate as VCFSUK may notify to Polestar from time to time, as calculated on the last working day of the month and as rounded up to the next [***] (and if the rate is less than [***], it shall be deemed to be [***]). For the avoidance of doubt, notification to Polestar of any rate change by VCFSUK may be via any method of written communication, including but not limited to, email, text message and/or notification via the APAK system (or other such system as VCFSUK chooses to use in conjunction with and/or instead of APAK); and

“Margin” means:

(a)	for a Used Vehicle, such percentage as notified to Polestar by VCFSUK in the Offer Terms;

(b)	for a Demonstrator Vehicle, [***];

(c)	for an Unregistered Vehicle during the Initial Financing Period, [***];

(d)	for an Unregistered Vehicle during the Second Financing Period, [***]; or

(e)	for a Rental Vehicle, such percentage as notified to Polestar by VCFSUK in the Offer Terms;

or such other amount as may be notified to Polestar by VCFSUK from time to time.

9	VCFSUK’S STANDING OFFER TO SELL FLOORPLAN VEHICLES TO POLESTAR

9.1

Subject to Clause 2, VCFSUK hereby offers to sell to Polestar any Floorplan Vehicle (other than a Demonstrator Vehicle or Rental Vehicle whose offer to sell is determined pursuant to Clause 10.1) in respect of which Polestar (as seller acting on its own account) may from time to time have entered into a sale contract with a third party as buyer. Such offer is made on the terms set out in the following provisions of this Clause 9 and subject to the payment of the Deposit (if any) for such relevant Used Vehicle as specified in Clause 11. Polestar shall notify VCFSUK promptly upon entering into any such sale contract with a third party as buyer.

9.2

This offer by VCFSUK pursuant to Clause 9.1 is a standing offer which may be accepted by Polestar in relation to any Floorplan Vehicle (other than a Demonstrator Vehicle or Rental Vehicle) by notifying VCFSUK via APAK (or by such other means as VCFSUK directs) of Polestar’s acceptance and identifying the relevant Floorplan Vehicle through the appropriate input to APAK in such form as VCFSUK may from time to time stipulate giving full details of the Floorplan Vehicle to which it relates, together with such additional documentation and information as VCFSUK may from time to time stipulate.

9.3

Receipt by VCFSUK of an acceptance under Clause 9.2 together with such documentation referred to therein shall constitute an agreement by VCFSUK to sell and by Polestar to purchase the Floorplan Vehicles specified therein on the Stipulated Sale Terms and VCFSUK and Polestar shall be deemed to have entered into a Sale Contract for such Floorplan Vehicles.

9.4

The purchase price (excluding Value Added Tax) of any Floorplan Vehicle sold by VCFSUK to Polestar pursuant to this Clause 9 shall be equal to the purchase price (excluding Value Added Tax) of that Floorplan Vehicle paid (or payable) by VCFSUK. Polestar shall make payment of the purchase price in accordance with Clause 11.

9.5

Save in relation to any Floorplan Vehicle in respect of which this offer may have previously been accepted, VCFSUK may at any time by written notice forthwith withdraw or vary this offer as it thinks fit.

9.6	Upon entering into any Sale Contract with VCFSUK Polestar shall use APAK to record the fact that the relevant Floorplan Vehicle has been sold.

10	POLESTAR’S AGREEMENT TO PURCHASE DEMONSTRATOR VEHICLES AND RENTAL VEHICLES AND STANDING OFFER TO PURCHASE OTHER FLOORPLAN VEHICLES FROM VCFSUK

10.1

With effect from Polestar designating an Unregistered Vehicle as a Demonstrator Vehicle or Rental Vehicle via APAK in accordance with Clause 5.3 or as a Rental Vehicle via APAK in accordance with Clause 5.4, Polestar agrees to purchase and VCFSUK agrees to sell such Demonstrator Vehicle or Rental Vehicle to Polestar on and subject to the Stipulated Sale Terms (as they apply to Demonstrator Vehicles and/or Rental Vehicles).

10.2	Polestar hereby offers to purchase from VCFSUK any Floorplan Vehicle which is Appropriated.

10.3

Each offer referred to in Clause 10.2 is a standing offer which may be accepted in relation to any Floorplan Vehicle by VCFSUK notifying Polestar via APAK of VCFSUK’s acceptance and identifying the relevant Floorplan Vehicle through the appropriate input to APAK.

10.4

The notification via APAK by VCFSUK of such acceptance shall constitute an agreement by Polestar to purchase and by VCFSUK to sell the Floorplan Vehicles specified therein on the Stipulated Sale Terms and Polestar and VCFSUK shall be deemed to have entered into a Sale Contract for such Floorplan Vehicles.

10.5

The purchase price (excluding Value Added Tax) of any Floorplan Vehicle sold by VCFSUK to Polestar pursuant to Clause 10 shall be equal to the purchase price (excluding Value Added Tax) of that Floorplan Vehicle paid (or payable) by VCFSUK to Polestar. Polestar shall make payment of the purchase price in accordance with Clause 11.

10.6	Each offer referred to in Clause 10.2 is irrevocable and may not be withdrawn by Polestar at any time.

11	PAYMENT OF DEPOSITS, INSTALMENTS AND BALANCE OF THE PURCHASE PRICE BY POLESTAR

11.1

Polestar shall be obliged to pay to VCFSUK, at the time specified in Clause 11.2, a Deposit for each Used Vehicle in an amount (if any) as calculated by VCFSUK in the Offer Terms notified to Polestar, such Deposit representing a down-payment by Polestar towards the anticipated future acquisition of the relevant Used Vehicle by Polestar from VCFSUK on an acceptance by Polestar of VCFSUK’s standing offer under Clause 9 or on an acceptance by VCFSUK of Polestar’s standing offer under Clause 10. VCFSUK may also apply such Deposit towards the acquisition of a Used Vehicle by Polestar pursuant to Clause 16.

11.2

The Deposit payable for each Used Vehicle shall be paid by Polestar on the day Polestar is paid by VCFSUK in respect of the relevant Used Vehicles under Clause 6.2 and Polestar hereby authorises VCFSUK to deduct the amount of the relevant Deposit from the amount to be paid to Polestar for a Used Vehicle as specified in Clause 6.1.

11.3

a)

Polestar shall pay the Instalments for each Used Vehicle, Demonstrator Vehicle and Rental Vehicle to VCFSUK (together with any Value Added Tax) as notified to Polestar by VCFSUK in the Offer Terms or as notified from time to time by payment being made from the Bank Account by direct debit initiated by VCFSUK through APAK.

b)

Polestar shall pay to VCFSUK the balance of the purchase price in respect of any other amount due from Polestar of each Used Vehicle, Demonstrator Vehicle and Rental Vehicle and (taking account of any Instalments already paid and which has not already been set off (in whole or in part) in respect of any other amount due from Polestar) by payment being made from the Bank Account by direct debit initiated by VCFSUK through APAK on or before the third Business Day following the recording of VCFSUK’s acceptance under Clause 10.2.

11.4

Subject to Clause 11.5 below, Polestar shall pay to VCFSUK the purchase price (or in the case of a Used Vehicle, the balance of the purchase price less any relevant Deposit and/or Instalment (if any) already paid and which has not already been set off (in whole or in part)) in respect of any other amount due from Polestar of each Floorplan Vehicle in respect of which a Sale Contract has been entered into (together with any Value Added Tax) by payment being made from the Bank Account by direct debit initiated by VCFSUK through APAK on or before the third Business Day following the recording of VCFSUK’s acceptance under Clause 10.2 above or Polestar’s acceptance under Clause 9.2 above, as the case may be.

11.5

In the case of a sale of an Unregistered Vehicle by Polestar to a fleet customer and where VCFSUK has agreed to delay the payment of the balance of the purchase price (payable in accordance with Clause 11.4 above) for the Direct Debit Delay Period, VCFSUK will initiate the direct debit in the same manner as described in Clause 11.4 above but this will instead be initiated after the Direct Debit Delay Period has expired. For the avoidance of doubt, VCFSUK will retain title to the Unregistered Vehicle and the interest of VCFSUK shall remain registered against the Unregistered Vehicle until VCFSUK has received all payments due in respect of that Unregistered Vehicle to be paid by Polestar.

12	INDEMNITY

12.1

Polestar will at all times indemnify VCFSUK and keep it indemnified from and against any action, proceedings, claims and demands which may be brought or made against it and any costs, claims, damages, demands, charges, expenses, liabilities or loss (excluding loss of profit) which VCFSUK may suffer, incur or sustain:-

a)	without prejudice to VCFSUK’s obligations under this Agreement, as a direct result of becoming a party to any Used Vehicle Purchase Contract or Sale Contract; or

b)	as a direct result of Polestar exceeding its authority hereunder or disclosing to any third party the agency hereby granted; or

c)	in connection with the delivery, possession, operation, maintenance, import or export of Floorplan Vehicles or by reason of any loss or damage thereto; or

d)

without prejudice to VCFSUK’s obligations under this Agreement, as a direct result of any dispute with or claim by or against any seller under any Used Vehicle Purchase Contract or any buyer under any Sale Contract; or

e)	as a direct result of Polestar breaching this Agreement.

12.2

VCFSUK will at all times indemnify Polestar and keep it indemnified from and against any action, proceedings, claims and demands which may be brought or made against it and any costs, claims, damages, demands, charges, expenses, liabilities or loss (excluding loss of profit) which Polestar may suffer, incur or sustain as a direct result of VCFSUK breaching this Agreement.

12.3

Polestar shall pay and discharge or cause to be paid and discharged, as soon as the same arise or become payable (and shall, if requested by VCFSUK, produce to VCFSUK evidence of the payment and discharge thereof) and indemnify VCFSUK and keep VCFSUK fully indemnified against:

a)	any Tax Liabilities; or

b)	any licence, duties, registration, recording, filing or other fees, charges (including congestion charges) or levies and any interest or penalties payable in connection with any of the same which arise or become payable at any time in respect of:

(A)	the Floorplan Vehicles or any interest therein; or

(B)

any document, payment, matter, circumstance or transaction contemplated by this Agreement or by any Used Vehicle Purchase Contract or any Sale Contract including (without limitation) the purchase, ownership, possession, operation, storage, maintenance, protection, sale, attempted sale or other disposition of the Floorplan Vehicles or any interest therein;

or which arise or become payable as a result (whether alone or in connection with any other matter or circumstance) of anything done in response to any request by Polestar, provided that Polestar shall not be obliged to indemnify VCFSUK pursuant to this Clause 12.3 against Corporation Tax attributable to any amount actually paid by Polestar under Clause 8 by way of display charges.

12.4	The indemnities set forth in Clauses 12.1, 12.2 and 12.3 shall continue in force notwithstanding any termination of Polestar’s agency under this Agreement.

13	AUTHORITY

Polestar or VCFSUK shall not have and shall not hold itself out as having authority on behalf of the other except as expressly provided in and subject to the terms of this Agreement and neither VCFSUK or Polestar shall be entitled to sub-delegate its authority hereunder without the prior written consent of the other party.

14	LIABILITY

14.1

Polestar shall be liable for and indemnify VCFSUK against any claims, demands or actions made or brought by any third party (including any employee of Polestar) in respect of any injury or damage occurring as a result of the use of or presence of any Vehicle (and any Defective Vehicle).

14.2	Nothing in this Agreement shall limit or exclude the liability or remedy of either VCFSUK or Polestar:

14.2.1	for death or personal injury caused by its negligence, or that of its employees, agents or sub-contractors;

14.2.2	for fraud or fraudulent misrepresentation; or

14.2.3	for any act, omission or matter, liability for which may not be excluded or limited under any law or regulation applicable to this Agreement.

15	FURTHER ASSURANCE

15.1

Polestar shall from time to time, at the request of VCFSUK and at Polestar’s cost, execute in favour of VCFSUK, or as it may direct, such security or additional security, as the case may be (including assignments, transfers, mortgages, charges or other similar documents) as VCFSUK shall stipulate over Polestar’s estate or interest in any property or assets of whatsoever nature or tenure and wheresoever situate, for the purpose of providing security to VCFSUK for the payment or discharge of any obligations of Polestar under or in connection with this Agreement. A non-exhaustive example of where VCFSUK may made a request would be in the event that in the opinion of VCFSUK, the financial position of Polestar has materially worsened.

15.2	Polestar shall not create or permit to subsist any encumbrance affecting any of its assets or undertaking without the prior written consent of VCFSUK (which shall not be unreasonably withheld).

16	TERMINATION

16.1

Either Polestar or VCFSUK may at any time by notice in writing to the other terminate the authority of Polestar to act as VCFSUK’s agent in connection with Used Vehicles pursuant to Clause 4. VCFSUK may give notice of termination to Polestar at any time by precluding Polestar from recording details of any further Used Vehicle Purchase Contracts of Vehicles or transfers of Used Vehicles on APAK.

16.2

VCFSUK may with immediate effect terminate Polestar’s authority to act as VCFSUK’s agent under this Agreement and the standing offer made by VCFSUK in Clause 9 shall automatically terminate if any of the following occurs in respect of Polestar or, where applicable, any member of Polestar’s Group:

a)	it is or is deemed for the purposes of any law to be unable to pay its debts as they fall due or insolvent;

b)	it admits its inability to pay its debts as they fall due;

c)	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities);

d)	it suspends making payments on any of its debts or announces an intention to do so;

e)	by reason of actual or anticipated financial difficulties it commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

f)	a moratorium is declared in respect of any of its indebtedness;

g)

it undergoes any change in its business, constitution or management or the Control of it or its business or any occurrence which is likely to or does result in a third party acquiring Control (whether through voting rights in relation to issued share capital or otherwise) of it without the prior written consent of VCFSUK such consent not to be unreasonably withheld;

h)

in the reasonable opinion of VCFSUK any event or series of events occurs which has or could reasonably be expected to have a Material Adverse Effect; there is an irremediable breach of any of the terms of this Agreement. For the avoidance of doubt, a breach of any of Clauses 15.2, 18 or 22.3 shall be deemed to be an irremediable breach;

j)

there is a breach of any of the terms of this Agreement which is capable of remedy, VCFSUK has given Polestar notice of the breach and Polestar has not remedied the same within the period of fourteen (14) days of receipt of such notice. For the purposes of this Clause 16.2j) a breach shall be considered capable of remedy if Polestar is able to comply with the obligation to remedy it within such fourteen (14) day period;

k)	there is a breach of any of the obligations or undertakings contained in any other agreement between VCFSUK and Polestar;

1)	there is a material breach of any of the obligations or undertakings contained in any agreement between VCFSUK and any member of Polestar’s Group; and

m)

Polestar has ceased to be authorised to import and/or sell Vehicles which are (i) manufactured and/or imported by Polestar or any of its subsidiary companies or holding companies (as each of those terms is defined by the Companies Act 2006) and any subsidiary of such holding company, (ii) Polestar branded, and (iii) distributed in the United Kingdom.

16.3

VCFSUK may with immediate effect terminate Polestar’s authority to act as VCFSUK’s agent under this Agreement and the standing offer made by VCFSUK in Clause 9 shall automatically terminate if any action, legal proceedings or other procedure is taken by or against Polestar or, where applicable, any member of Polestar’s Group in relation to or with a view to:

a)

the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration (whether out of court or otherwise) reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

b)	a composition, assignment or arrangement with any creditor;

c)

the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer (in each case whether out of Court or otherwise);

d)	the enforcement of any security over any assets of Polestar or any member of Polestar’s Group;

e)

convening a meeting of the directors or members for the purposes of considering any resolution for or to petition for or apply for or to file documents with a Court for its winding up, administration (whether out of Court or with any registrar or otherwise) or dissolution or any such resolution passed;

f)	any person presenting a petition or an application for its winding up or administration or any person filing a notice of intention to appoint an administrator or dissolution;

g)

its directors or other officers requesting the appointment of or giving notice of their intention to appoint or take any step with a view to appointing a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator (whether out of Court or otherwise) or similar officer; or

h)	any analogous procedure or step is taken in any jurisdiction.

16.4

VCFSUK may with immediate effect terminate Polestar’s authority to act as VCFSUK’s agent under this and the standing offer made by VCFSUK in Clause 9 shall automatically terminate if any equivalent steps or proceedings to those (or any of them) set out in Clause 16.3 shall be taken against any member of Polestar’s Group.

16.5

a)	Upon any termination specified in Clauses 16.2 to 16.4 (inclusive) or on withdrawal of VCFSUK’s standing offer detailed in Clause 9:

i	the authority and ability of Polestar to cause VCFSUK to enter into Used Vehicle Purchase Contracts and/or Sale Contracts shall terminate forthwith;

ii	the authority and ability of Polestar to request VCFSUK enter into Purchase Contracts shall terminate forthwith;

iii

VCFSUK shall be entitled to take immediate possession of all Floorplan Vehicles and to enter into any premises of Polestar or the premises of third parties acting for or on behalf of Polestar in order to do so and Polestar will procure that VCFSUK has immediate access to do so on any such premises;

iv	Polestar shall on request redeliver any Floorplan Vehicles to a location specified by VCFSUK;

v

VCFSUK shall be obliged to repay to Polestar any Deposit received from Polestar provided that VCFSUK shall firstly be entitled to set-off and apply any Deposits it has received against any amount which Polestar may owe to VCFSUK: (a) in respect of Floorplan Vehicles sold by VCFSUK to Polestar; or (b) otherwise;

vi	VCFSUK shall be entitled by notice in writing to require Polestar forthwith to purchase from VCFSUK any one or more Floorplan Vehicles in accordance with Clause 16.7;

vii	VCFSUK shall be entitled to require Polestar on demand to pay all display, rental and interest charges accrued under Clauses 7.2 and 8;

viii	all Instalments in respect of each Used Vehicle, Demonstrator Vehicle and Rental Vehicle shall become and be immediately due and payable; and

ix

VCFSUK shall be released from any obligation to reimburse Polestar in accordance with Clause 6 in respect of any Used Vehicle Purchase Contract entered into by Polestar prior to termination under Clauses 16.2, 16.3 or 16.4 or a withdrawal of its standing offer under Clause 9 and on title to any Vehicle under such Used Vehicle Purchase Contract passing to VCFSUK such title as VCFSUK receives shall immediately pass to Polestar on the payment of £1 by Polestar to VCFSUK on an “as is where is” basis and without any representation or warranty (express or implied).

b)	Upon any notice of termination specified in Clause 16.1:

i	the authority and ability of Polestar to cause VCFSUK to enter into Used Vehicle Purchase Contracts and/or Sale Contracts relating to Used Vehicles shall terminate forthwith; and

ii

VCFSUK shall be entitled to take immediate possession of all Used Vehicles and to enter into any premises of Polestar or the premises of third parties acting for or on behalf of Polestar in order to do so and Polestar will procure that VCFSUK has immediate access to do so on any such premises;

iii	Polestar shall on request redeliver any Used Vehicles to a location specified by VCFSUK;

iv

VCFSUK shall be obliged to repay to Polestar any Deposit received from Polestar provided that VCFSUK shall firstly be entitled to set-off and apply any Deposits it has received against any amount which Polestar may owe to VCFSUK: (a) in respect of Floorplan Vehicles sold by VCFSUK to Polestar; or (b) otherwise;

v	VCFSUK shall be entitled by notice in writing to require Polestar forthwith to purchase from VCFSUK any one or more Used Vehicles in accordance with Clause 16.7;

vi	VCFSUK shall be entitled to require Polestar on demand to pay all display, rental and interest charges accrued under Clauses 7.2 and 8; and

vii

VCFSUK shall be released from any obligation to reimburse Polestar in accordance with Clause 6 in respect of any Used Vehicle Purchase Contract entered into by Polestar prior to termination under Clause 16.1 and on title to any Vehicle under such Used Vehicle Purchase Contract passing to VCFSUK such title as VCFSUK receives shall immediately pass to Polestar on the payment of £1 by Polestar to VCFSUK on an “as is where is” basis and without any representation or warranty (express or implied).

16.6

At any time where in the reasonable opinion of VCFSUK, Polestar is in breach of this Agreement or where VCFSUK reasonably believes that not to do so would or may be detrimental to VCFSUK, VCFSUK may, and without notice, suspend the authority of Polestar to act as VCFSUK’s agent hereunder and/or to enter into any Used Vehicle Purchase Contracts on behalf of VCFSUK for the purchase of Used Vehicles. VCFSUK will notify Polestar as soon as reasonably practicable in the event of it exercising its right pursuant to this clause. Notwithstanding any such suspension, all obligations of Polestar pursuant to the Agreement including, but not limited to, the obligation to make payments in full, and on time, shall remain with full force and effect. VCFSUK reserves the right (at its absolute discretion) to reinstate Polestar’s authority with immediate effect at any time.

16.7

Forthwith upon receiving a notice from VCFSUK under Clause 16.5a)vi or Clause 16.5b)v, VCFSUK and Polestar shall be deemed to have entered into a Sale Contract for the relevant Floorplan Vehicles and Polestar shall immediately purchase from VCFSUK all Floorplan Vehicles specified in the notice for a price equal to the price (exclusive of

Value Added Tax) paid by VCFSUK for such Floorplan Vehicles (together with Value Added Tax thereon) and otherwise on the terms of the Stipulated Sale Terms provided that Polestar shall only be obliged to pay the balance of the purchase price for each Floorplan Vehicle taking into account the relevant Deposit (if any) and/or Instalments (if any) already paid by it and which has not already been set-off (in whole or in part) by VCFSUK in respect of any other amount due from Polestar.

17	PAYMENTS AND TAXES

17.1

All sums payable by Polestar hereunder or pursuant hereto (including, where applicable, any sums payable by Polestar to VCFSUK pursuant to its obligations to account for monies received by it as VCFSUK’s agent) whether in respect of commission, fees or otherwise, shall be paid in full without any set-off or counterclaim whatsoever and free and clear of and without any deduction or withholding whatsoever save only as may be required by law and in the event of any such requirement Polestar will ensure that such deduction or withholding is made and that it does not exceed the minimum legal requirement therefor and contemporaneously with the payment which is subject to such deduction or withholding Polestar shall pay to VCFSUK such additional amount as will result in the receipt by VCFSUK of the full amount which would otherwise have been received hereunder or pursuant hereto had no such deduction or withholding been required to be made.

17.2

If Polestar makes any payment hereunder in respect of which it is required to make any deduction or withholding and to account for the same to the relevant taxation or other authority, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to VCFSUK within thirty (30) days after receipt thereof, the original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of such payment.

17.3

If VCFSUK makes any supply for Value Added Tax purposes pursuant to or in connection with this Agreement or any transaction or document contemplated herein Polestar shall (save to the extent that VCFSUK is entitled to be indemnified in respect of that Value Added Tax by an increased payment under Clause 17.4 below) pay on demand to VCFSUK an amount equal to any Value Added Tax which is payable in respect of that supply.

17.4

All payments to be made by Polestar under and pursuant to this Agreement are calculated without regard to Value Added Tax. If any such payment constitutes the whole or any part of the consideration for a taxable or deemed taxable supply for the purposes of Value Added Tax (whether that supply is taxable pursuant to the exercise of an option or otherwise) by VCFSUK, the amount of that payment shall be increased by an amount equal to the amount of Value Added Tax which is chargeable in respect of the taxable supply in question.

17.5

No payment or other consideration to be made or furnished by VCFSUK to Polestar pursuant to or in connection with this Agreement or any transaction or document contemplated herein may be increased or added to by reference to (or as a result of any increase in the rate of) any Value Added Tax which shall be or may become chargeable in respect of the taxable supply in question and accordingly the provisions of Section 89 of VATA shall not apply in respect of any such payment or other consideration.

17.6

If and to the extent that any payment or other consideration to be made or furnished by VCFSUK to any person (other than Polestar) pursuant to or in connection with this Agreement or any transaction or document contemplated herein may be increased or added to by reference to as a result of any increase in the rate of) any Value Added Tax, Polestar shall pay to VCFSUK on demand an amount equal to that increase or the value of that addition.

17.7

In the event that there shall be any delay in the recovery by VCFSUK of input tax (as the expression is defined in Section 24(1) of VATA) paid by VCFSUK caused solely by the failure of HM Commissioner of Revenue & Customs to treat any supply by a seller under a Used Vehicle Purchase Contract or by VCFSUK under a Sale Contract in accordance with Section 47(2A) VATA or any provision introduced in addition to or as a replacement for the same both as a supply to Polestar and as a supply by Polestar beyond the normal payment date (being the date on which VCFSUK or the VAT group representative member should have received and retained a credit or repayment in respect of such input tax) for the relevant prescribed accounting period for the purposes of Value Added Tax, Polestar shall indemnify VCFSUK in respect thereof by payment to VCFSUK of any amount equal to interest at [***] above Base Rate on the amount of the input tax in respect of which the delay has occurred from the relevant normal payment date to but excluding the date upon which a credit is given or a repayment is actually received in respect of such input tax.

17.8

If VCFSUK makes a payment of Value Added Tax pursuant to or in connection with this Agreement or any transaction or document contemplated herein and, as at the date falling three (3) calendar months after such payment, neither VCFSUK nor a VAT group representative member has received and retained a credit (whether by way of set off or repayment) for that payment as input tax under Sections 24, 25 and 26 of VATA, nor received and retained a credit for it under any similar or equivalent legislation, such payment shall be deemed to be Irrecoverable VAT and Polestar shall (subject to the adjustment provisions of Clause 16.1) pay to VCFSUK on demand an amount equal to such payment together with interest thereon at Base Rate from the date of payment by VCFSUK to the date of demand and thereafter to the date of reimbursement by Polestar at the rate equal to the aggregate of Base Rate and [***] per annum.

17.9

If, after a particular payment has been made under this Agreement, it transpires that Value Added Tax has not been charged when it was chargeable, or that the amount of Value Added Tax (if any) that has been charged is not correct, the person making the relevant supply shall (subject to the provisions of Clause 17.5 above) submit an invoice or a supplementary invoice to recover any shortfall (as the case may be), or a credit note in respect of any overpayment, and the necessary payments or adjustment payments (as the case may be) shall be made on or within ten (10) Business Days thereafter. In respect of any such overpayment by VCFSUK, VCFSUK shall be entitled to charge Polestar interest on the sum overpaid at Base Rate from and including the date of such overpayment to but excluding the date the necessary adjustment payment is made.

17.10

Polestar shall notify VCFSUK immediately or as soon as practicable after (but in any event within two (2) Business Days) if Polestar’s VAT registration number changes or Polestar becomes de-registered for Value Added Tax purposes or Polestar changes business address.

17.11

All stamp, documentary, registration or other like duties or taxes, including any penalties, additions, fines, surcharges or interest relating thereto, which are imposed or chargeable on or in connection with this Agreement or any other document connected with or contemplated by this Agreement shall be paid by Polestar PROVIDED THAT VCFSUK shall be entitled but not obliged to pay any such duties or taxes (whether or not they are its primary responsibility), whereupon Polestar shall on demand indemnify VCFSUK against those duties or taxes.

18	REPRESENTATIONS AND WARRANTIES

VCFSUK and Polestar represents and warrants to the other party that:

a)

it has power to enter into this Agreement and to exercise its rights and perform its obligations hereunder and all corporate or other action required to authorise the execution of this Agreement by it and the performance by it of its obligations hereunder has been duly taken;

b)

the execution of this Agreement and its exercise of its rights and performance of its obligations hereunder (i) will not result in the existence of nor oblige it to create any encumbrance over all or any of its present or future revenues or assets and (ii) will not result in any breach by it of any provision of its memorandum of association or its articles of association, any provisions of law or any agreement or other instrument binding on it;

c)

it has not taken any corporate action nor have any other steps been taken or legal proceedings been started or, to the best of its knowledge and belief, threatened against it for its winding-up dissolution or reorganisation or for the appointment of an administrator, administrative receiver, receiver, trustee or similar officer of it or of any or all of its assets;

d)	no event or series of events has occurred in the last 12 months which has or could reasonably be expected to have a Material Adverse Effect; and

e)	it is registered for Value Added Tax purposes.

19	LOSS AND DESTRUCTION

Polestar shall notify VCFSUK promptly of any loss or destruction (including constructive loss) of any Floorplan Vehicle. Within 7 Business Days following any such loss or destruction of any Floorplan Vehicle Polestar shall make a payment to VCFSUK by way of indemnity equal to the purchase price paid by VCFSUK for that Floorplan Vehicle but having regard to any Instalment already paid in the case of a Demonstrator Vehicle and any relevant Deposit (if any) and/or Instalment (if any) already paid by Polestar in respect of any Used Vehicle and which has not already been set-off (in whole or in part) by VCFSUK in respect of any other amount due from Polestar.

20	FEES COSTS AND EXPENSES

20.1	Polestar agrees to pay VCFSUK an annual facility fee if any is specified in the Offer Terms.

20.2	Polestar shall pay on demand all costs and expenses and Value Added Tax thereon incurred by VCFSUK in connection with:

a)

the negotiation preparation and execution of any security documents entered into pursuant to this Agreement except to the extent that such costs and expenses are incurred by VCFSUK in relation to the guarantee and indemnity provided by Polestar Performance on or around the date of this Agreement;

b)	the granting of any waiver or consent or any variation of this Agreement or any documents contemplated hereby; and

c)	the perfection, protection, preservation or enforcement (whether attempted or successful) of any of VCFSUK’s rights under this Agreement, any Used Vehicle Purchase Contract and any Sale Contract.

20.3

In respect of Floorplan Vehicles Polestar shall be liable to pay to VCFSUK on demand an additional administration fee of [***] (plus any Value Added Tax thereon) on each occasion that there is a failure by Polestar either to notify VCFSUK of a sale contract with a third party as buyer pursuant to Clause 9.1 or a failure by Polestar to comply with any of its obligations under Clause 7.1 as a contribution towards the additional administrative costs of and monitoring undertaken by VCFSUK as a result of such failures.

20.4

In respect of Used Vehicles, Polestar shall be liable to pay VCFSUK an additional administration fee of [***] (plus any Value Added Tax thereon) as a contribution towards VCFSUK’s administrative costs in the event that (i) a direct debit or other similar payment is dishonoured or (ii) Polestar requests payment of any sums due by VCFSUK under this Agreement by telegraphic transfer. VCFSUK will submit a monthly invoice(s) for the administration fees to Polestar. Polestar shall pay these fees plus Value Added Tax in arrears on the first day of each calendar month immediately following the month to which the charges relate by VCFSUK debiting from the Bank Account the amount shown on the relevant invoice(s).

21	FORCE MAJEURE

21.1

Except for the obligation to pay money properly due and owing, a party shall be excused from any delay or failure in performance hereunder caused by reason of Force Majeure. For the purposes of this Clause 21 “Force Majeure” means any occurrence or contingency beyond the reasonable control of the relevant party, including, but not limited to, failure of performance by the other party, acts of God, earthquake, labour disputes (including those with employees of the relevant party), riots, governmental requirements, epidemic, pandemic, any failure of computer or telecommunications equipment, failures or delays of sources from which information or data is obtained and transportation difficulties.

21.2	The parties shall be relieved from the obligations under this Agreement during the period and to the extent only that they are prevented from complying with this Agreement by reason of Force Majeure.

22	GENERAL

22.1	Interest on late payment

Interest will be charged on all amounts due from Polestar to VCFSUK hereunder and not paid on the due date; such interest will be charged on a daily basis at the rate which is the aggregate of [***] per annum and the Base Rate for the time being.

22.2	Notices

a)

The parties acknowledge and agree that any communication in the day to day business regarding the operation of this Agreement can be conducted by email to the email address notified by each party to the other party for that purpose from time to time, or any other way the parties deem appropriate. However, unless as otherwise stated in this Agreement any notice or other communication given under this Agreement shall be in writing and given by personal delivery, facsimile transmission or pre-paid first class post.

b)	Notices given by personal delivery or post shall be delivered or sent:

i	to Polestar at its address set forth above; and

ii	to VCFSUK at Volvo Car Financial Services UK Limited, Wholesale Risk 1B, Scandinavia House, Norreys Drive, Maidenhead, SL6 4FL

c)	Notices given by facsimile transmission shall be sent to the number notified by the addressee to the other party hereto for that purpose from time to time.

d)	Any party may vary its address for service by notice given as aforesaid.

e)	Notices shall be deemed to have been given as follows:

i	where given by personal delivery, immediately upon delivery;

ii	where given by post, 2 Business Days after the date of mailing;

iii

where given by facsimile transmission, immediately upon transmission provided that the sender shall have received a transmission report indicating that all the pages of the notice have been transmitted to the correct facsimile number and provided that the transmission report indicates that it was received during business hours or otherwise on the next Business Day; and

iv	where given by electronic means, immediately upon transmission in accordance with the systems from time to time prescribed by VCFSUK.

The solicitors who will act for VCFSUK in relation to this Agreement and perfection of any security documents will be Shoosmiths LLP, Financial Services Team – Commercial, 6th Floor, 2 Colmore Square, 38 Colmore Circus Queensway, B4 6SH (Email: VCFSUK@shoosmiths.co.uk).

22.3	Assignment

Polestar may not assign its rights or obligations under this Agreement or any agreement which may be made pursuant hereto or in connection herewith without the prior written consent of VCFSUK.

22.4	Severability

If at any time any provision of this Agreement or any agreement which may be made pursuant hereto or in connection herewith is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

22.5	Title to Floorplan Vehicles

Polestar and VCFSUK confirm and agree that payment of any Instalment or Deposit by Polestar will not give any rights or interest to Polestar (or pass any legal or equitable title to Polestar) in any Floorplan Vehicle.

22.6	Waiver, Remedies Cumulative

No failure to exercise, nor any delay in exercising, on the part of VCFSUK of any right, remedy, power or privilege under this Agreement or any agreement which may be made pursuant thereto or in connection herewith shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

22.7	Rights of set-off

Without prejudice to any of its other rights and remedies VCFSUK shall be entitled to set off all or any of its liabilities to Polestar against all or any of Polestar’s liabilities to VCFSUK under or pursuant to this or any other agreement or account.

22.8	Bank Account

Polestar agrees to keep sufficient funds available in the Bank Account in order to meet its obligations to VCFSUK under the Agreement (and any security documents as the case may be) from time to time. VCFSUK is hereby authorised to debit from the Bank Account payments due to it under and in accordance with this Agreement.

22.9	Audit

a)

Polestar will permit VCFSUK on two (2) Business Days’ written notice, at any time during the business hours of Polestar, to carry out a check of stocks of Floorplan Vehicles held by Polestar under the terms of this Agreement and for this purpose to enter on any premises of Polestar where such stock is held. Polestar will procure for VCFSUK equivalent access to such premises of any third party acting for or on behalf of Polestar where Floorplan Vehicles are held.

b)

Polestar will permit VCFSUK on two (2) Business Days’ written notice, at any time during the business hours of Polestar, to carry out an audit of Polestars relevant books and records relating to the operation of this Agreement and the Used Vehicle Purchase Contracts and Sales Contracts and payments due or made thereunder and for this purpose to enter on any premises of Polestar where such books, records and stocks are held. Polestar will procure for VCFSUK equivalent access to such premises of any third party acting for or on behalf of Polestar where the same such books and records are held.

22.10	Offer Terms

22.10.1	Subject to Clause 22.10.2, the Offer Terms may be amended, varied and/or supplemented as agreed in writing between VCFSUK and Polestar from time to time.

22.10.2	The facility limits set out in the Offer Terms may be amended, increased, decreased or suspended by VCFSUK at any time by giving written notice to Polestar of the same.

22.11	Information

Polestar shall provide each year to VCFSUK (by no later than 270 days following the financial year end of Polestar) a copy of its audited annual accounts and the audited annual accounts of its holding company (as such term is defined in the Companies Act 2006), if any. If Polestar is a partnership or sole trader, Polestar shall provide each year to VCFSUK (by no later than 270 days following the financial year end of Polestar) a copy of its annual certified accounts. In addition, Polestar shall submit to VCFSUK any information of an accounting, financial or statistical nature in such form as VCFSUK may reasonably require. In any event, if so required, Polestar will provide regular financial statements in such form and at such intervals as VCFSUK may reasonably specify. Polestar authorises VCFSUK to obtain from Polestar Performance financial and other information held by the same about Polestar and also to provide financial and other information held by VCFSUK in relation to Polestar to Polestar Performance.

22.12	Governing Law

This Agreement and any agreement which may be made pursuant hereto or in connection herewith shall be governed by and construed in all respects in accordance with the laws of England.

22.13	Indulgence

VCFSUK shall have full power at its discretion to give time for payment or granting any indulgence to Polestar, or make any other arrangements with any other company or companies or person or persons without prejudice to the liability of Polestar hereunder and that all monies received by VCFSUK from Polestar or any person or persons liable to pay the same may be applied by VCFSUK to any account or item of account or any transaction to which the same may be applicable.

22.14	Time of the essence

Time shall be of the essence as regards the times and dates referred to in this Agreement and as regard any times and dates which may be substituted for them by agreement between the parties.

22.15	Entire Agreement

This Agreement (together with the Offer Terms) sets out the entire agreement between the parties. It supersedes any previous agreement between them in relation to the subject matter of this Agreement. No other term express or implied and no usage, custom or course of dealing forms part of or affects this Agreement.

22.16	Amendments

VCFSUK may review the performance of Polestar and/or the terms and conditions of this Agreement on at least an annual basis. Following any such review VCFSUK or Polestar may propose amendments or variations to the terms and conditions of this Agreement or the Schedules hereto and unless otherwise stated in this Agreement any such amendment or variation shall be recorded by an agreement in writing made between Polestar and VCFSUK.

22.17	Confidentiality

22.17.1	Polestar hereby agrees that:

a)

VCFSUK may from time to time search Polestar’s record at credit-reference agencies and fraud-prevention agencies. VCFSUK may share these records with other organisations and VCFSUK and such other organisations may use these records to:

i	help make decisions about credit and credit-related services;

ii	trace Polestar;

iii	recover any amount owed to VCFSUK under this Agreement; and

iv	prevent money laundering and fraud.

b)

VCFSUK may share the information it holds about Polestar with other companies within VCFSUK’s Group and/or the Santander Group, its lawyers, auditors, advisers, any Insurer of the Vehicles, any supplier or maintainer of the Vehicles, any person whom Polestar is paying or collecting monies on VCFSUK’s behalf, or to anyone VCFSUK employs to assist it with the administration or management of Polestar’s accounts.

c)	Polestar may share the information it holds about VCFSUK with other companies within Polestar’s Group, its lawyers, auditors or advisers.

22.17.2	Notwithstanding this Clause 22.17 or Clause 3.2:

a)	nothing shall prevent VCFSUK or Polestar making any disclosure required by law or any government or regulatory body or any disclosure to its professional advisers; and

b)

nothing shall prevent VCFSUK making any disclosure to any third party which in the reasonable opinion of VCFSUK is required to evidence and/or protect its rights and/or interest in the Floorplan Vehicles or the Floorplan Vehicles.

23	THIRD PARTY RIGHTS

A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This clause does not affect any right of any person which exits or is available otherwise than pursuant to that Act.

AS WITNESS the hands of the parties hereto the day and year before written.

[SIGNATURE BOXES]

(Schedule 5) SCHEDULE 1

STIPULATED PURCHASE TERMS

The following terms and conditions shall apply, where applicable, to each Unregistered Vehiclepurchased under a Purchase Contract by VCFSUK pursuant to Clause 3 and to each Used Vehicle Purchase Contract in respect of any Used Vehicles purchased by VCFSUK pursuant to Clause 4:

1.

title to each Unregistered and Used Vehicle shall immediately pass to VCFSUK free of all encumbrances immediately on payment of the purchase price to be paid by VCFSUK for such Unregistered or Used Vehicle to Polestar;

2.	Polestar represents and warrants that in respect of each Used Vehicle:

(a)

the purchase price (excluding the Deposit for the Used Vehicle, if any) does not exceed such percentage specified in the Offer Terms of the Clean Guide Value for the Used Vehicle in the Price Guide Book current at the date of purchase of that Used Vehicle (including any factory fitted options); and

(b)

the purchase price (including the Deposit for the Used Vehicle, if any) does not exceed such percentage specified in the Offer Terms of the Clean Guide Value for the Used Vehicle in the Price Guide Book current at the date of purchase of that Used Vehicle (including any factory fitted options);

3.	the purchase price is payable by VCFSUK in Sterling in one single instalment in immediately available funds upon the making of a Used Vehicle Purchase Contract or a Purchase Contract;

4.

each Unregistered and Used Vehicle shall have the benefit of the unexpired period of the manufacturer’s standard new car warranty which shall be transferable to subsequent purchasers of the Unregistered or Used Vehicle;

5.	risk in each Unregistered and Used Vehicle shall be with Polestar at all times;

6.	Polestar represents and warrants that each Unregistered and Used Vehicle is in good working order and repair and of merchantable quality and roadworthy in all respects;

7.	VCFSUK shall have no obligations other than to pay the purchase price;

8.	the terms applying to each purchase shall be governed by English law;

9.	Polestar shall have no right of cancellation or rescission; and

10.	Polestar represents and warrants that in respect of each Used Vehicle, the Used Vehicle complies with the trade clean condition as described in the Price Guide Book.

(Schedule 5) SCHEDULE 2

STIPULATED SALE TERMS

The following terms and conditions shall apply on all sales of Floorplan Vehicles from VCFSUK to Polestar:

1.

Floorplan Vehicles which are supplied by VCFSUK to Polestar, shall remain the property of VCFSUK until full payment for the Floorplan Vehicles supplied to Polestar and all other payments due from Polestar to VCFSUK have been made;

2.

in the case of a Demonstrator Vehicle or Rental Vehicle, Polestar shall pay the purchase price for the Vehicle in the amounts or percentages set out in the Offer Terms (except for a Demonstrator Vehicle or Rental Vehicle in respect of which a Sale Contract has been entered into where the balance of the purchase price (following payment of any Instalment(s)) shall be paid in sterling in one single instalment in immediately available funds as specified in Clause 11.4 of this Agreement) and in the case of all other Floorplan Vehicles the purchase price (and in the case of an Used Vehicle where a Deposit is required, the balance of the purchase price (following payment of the relevant Deposit and any Instalments (if any))) shall be paid in Sterling in one single instalment in immediately available funds as specified in Clause 11.4 of this Agreement;

3.	risk in each Floorplan Vehicle shall be with Polestar at all times;

4.

VCFSUK will transfer such title to Polestar as was acquired by it through the agency of Polestar in the case of a Used Vehicle or was acquired by it through a Purchase Contract in the case of an Unregistered Vehicle, Demonstrator Vehicle or Rental Vehicle;

5.	each Floorplan Vehicle shall have the benefit of the unexpired period of the manufacturer’s standard new car warranty which shall be transferable to subsequent purchasers of the Floorplan Vehicle;

6.

the Floorplan Vehicle being at the time of purchase in the possession and control of Polestar, Polestar hereby acknowledges and agrees that it inspected the Floorplan Vehicle itself upon taking physical delivery of the Floorplan Vehicle. Accordingly Polestar shall acquire each Floorplan Vehicle from VCFSUK as and where it lies and in the condition it is in and VCFSUK sells each Floorplan Vehicle to Polestar only upon the express agreement of Polestar that all warranties, conditions, guarantees or representations express or implied, statutory or otherwise, relating to each Floorplan Vehicle are excluded and VCFSUK shall not be liable for any loss, damage, expense or injury of any kind whatsoever, consequential or otherwise, arising out of or due to or caused by any defect or deficiencies of any sort in each Floorplan Vehicle;

7.	the Financial Services and Markets Act 2000 or the Consumer Credit Act 1974 do not regulate such a sale and does not confer any rights of cancellation or rescission on Polestar;

8.	the Sale Contracts shall be governed by English law; and

9.	each Sale Contract is validly entered into and authorised by Polestar.

(Schedule 5) SCHEDULE 3

APPROPRIATION

This Schedule sets out the circumstances in which a Floorplan Vehicle is treated as Appropriated.

For an Unregistered Vehicle, these are the earliest of the circumstances set out in paragraphs 1(a) and 2 to 12 inclusive.

For a Demonstrator Vehicle or Rental Vehicle these are the earliest of the circumstances set out in paragraphs 1(b) and 2 to 6 and 10 to 12 inclusive.

For a Used Vehicle, these are the earliest of the circumstances set out in paragraphs 1(c) and 2 to 6 and 10 to 12 inclusive.

1.

(a)	for an Unregistered Vehicle, the expiry of 180 days (or such other period as VCFSUK may from time to time notify to Polestar) from or after the Start Date of such Unregistered Vehicle; or

(b)	for a Demonstrator Vehicle, the expiry of 180 days (or such other period as VCFSUK may from time to time notify to Polestar) from or after the Start Date of such Demonstrator Vehicle; or

(c)	for a Used Vehicle, the expiry of such period or periods as notified to Polestar by VCFSUK in the Offer Terms (or such other period as notified in writing by VCFSUK to Polestar); or

(d)	for a Rental Vehicle, the expiry of such period or periods as notified to Polestar by VCFSUK in the Offer Terms (or such other period as notified in writing by VCFSUK to Polestar); or

2.

the Floorplan Vehicle being the subject of an offer of sale made by Polestar which is accepted by any third party, or the subject of an offer to purchase made by a third party which is accepted by Polestar; or

3.

commencement of, or the dispatch of the Floorplan Vehicle to another party for modification, adaption or addition to the vehicle (other than maintenance, repair or the addition of any “slip-on” type of accessory solely for sales promotion and not to the order of a customer) or the giving of written instructions therefor without the consent of VCFSUK; or

4.	the Floorplan Vehicle except a Rental Vehicle being let out by Polestar on lease or hire, or made the subject of a hire agreement; or

5.	the Floorplan Vehicle being made subject to a hire purchase agreement, credit or conditional sale agreement, charge, lien or bill of sale by Polestar; or

6.	the Floorplan Vehicle being used on the road for rental purposes without the consent of VCFSUK; or

7.	the making of an application to a taxation authority for registration of the Unregistered Vehicle without the consent of VCFSUK; or

8.	the Unregistered Vehicle being purchased by Polestar or applied to Polestar’s stock for accounting purposes or to its own use or that of another person, firm or company; or

9.	the Unregistered Vehicle being used on the road for demonstration purposes without the consent of VCFSUK; or

10.	the alteration of the specification, or type or equipment fitted to the Floorplan Vehicle without the consent of VCFSUK; or

11.

the Floorplan Vehicle being allocated by Polestar to any customer of it, whether or not for consideration or on receipt of payment and whether or not such allocation has the effect of vesting the property in the Floorplan Vehicle in the customer; or

12.	any other act by Polestar which is inconsistent with the title of VCFSUK or Polestar’s right or ability to return the Floorplan Vehicle to VCFSUK in the condition in which Polestar received it.

(Schedule 5) SCHEDULE 4

STIPULATED RENTAL TERMS

The following terms and conditions shall apply each time Polestar enters or proposes to enter into a Sub-Letting Agreement with a customer of Polestar:

1.

possession of Rental Vehicles shall only be given to a Sub-Lessee upon the Sub-Lessee entering into a Sub-Letting Agreement with VCFSUK in respect of the relevant Rental Vehicle, in the agreed form set out in Schedule 5 to this Agreement;

2.	Polestar will indemnify and keep indemnified VCFSUK at all times against all loss or damage, howsoever caused, as a result of VCFSUK agreeing to any underletting arrangement under this Agreement;

3.

the duration of the Sub-Letting Agreement shall be a period not longer than 1 day less than the date upon which a Sale Contract shall be deemed to have been concluded in relation to any Rental Vehicle;

4.	Polestar shall not during the currency of the Sub-Letting Agreement sell or give any security or charge (to include a floating charge) upon the rentals payable thereunder;

5.

if Polestar’s Agreement with VCFSUK is terminated or VCFSUK’s consent to Polestar’s possession of the Rental Vehicles thereunder is determined Polestar’s rights under the Sub-Letting Agreement shall forthwith vest in VCFSUK automatically and Polestar will immediately upon demand made by VCFSUK execute a legal assignment (in a form satisfactory to VCFSUK) in favour of VCFSUK or in favour of such persons as VCFSUK may direct of the Sub-Letting Agreement and more rights thereunder including, but not limited to, Polestar’s rights of repossession thereunder;

6.

Polestar hereby irrevocably appoints VCFSUK and VCFSUK’s Secretary and each and every director of VCFSUK for the time being as the attorney of Polestar for the purpose of executing any such legal assignments. Polestar hereby acknowledges that such power of attorney is given to VCFSUK to secure Polestar’s performance of the obligation over to VCFSUK by Polestar to execute the said legal assignment;

7.

in the event of Polestar no longer being entitled to possession of the Rental Vehicles, or Polestar’s Agreement with VCFSUK is terminated, Polestar’s rights under the Sub-Letting Agreement shall automatically vest in VCFSUK and all monies which Polestar receives thereafter from the Sub-Lessee shall be held in trust for VCFSUK;

8.	during the currency of a Sub-Letting Agreement but not otherwise, VCFSUK is prepared to waive its requirement that Polestar insures the Rental Vehicles provided that:

(a)	Polestar requires in each Sub-Letting Agreement and procures that throughout the period of each Sub-Letting Agreement, the Sub-Lessee will insure:

(i)

the Rental Vehicles and keep them effectively insured during the currency of each Sub-Letting Agreement to their full replacement value under a policy of insurance without restriction or excess (and that VCFSUK’s interest as owners of the goods is noted in such policy); and

(ii)	Polestar and the Sub-Lessee against all liability to the employees of the Sub-Lessee and to third parties for damage caused by the goods or the use or operation of them;

(b)

Polestar will indemnify and keep fully indemnified VCFSUK against all loss or damage incurred or sustained by VCFSUK by reason of any loss, injury or damage to the Rental Vehicles or to third parties by the use or operation or presence of the Rental Vehicles or as a result of VCFSUK to any Sub-Letting Agreement;

9.	Polestar shall not enter into any Sub-Letting Agreement which is a Regulated Agreement within the meaning of the Financial Services and Markets Act 2000 or the Consumer Credit Act 1974;

10.	Polestar will not hold itself out as being the legal owner of the Rental Vehicles nor deal in the Rental Vehicles in a manner which affect or prejudice VCFSUK’s title to them;

11.	no variations may be made to the Sub-Letting Agreement without VCFSUK’s prior written consent;

12.	Polestar hereby warrants to VCFSUK that:

(a)

each Sub-Letting Agreement will comply with all statutory and regulatory requirements relating thereto and in particular (but without limitation) all statutory and regulatory requirements pursuant to the Financial Services and Markets Act 2000, the Financial Conduct Authority Handbook including Consumer Credit Sourcebook and the Consumer Credit Act 1974 including but not limited to authorisation, the form and content of such agreements, the provision of copies thereof and the amount of the rentals payable on or prior to delivery of the Rental Vehicle thereunder and the maximum or minimum period of hire of such Rental Vehicle; and

(b)

in entering into and administering every Sub-Letting Agreement Polestar will comply with the requirements of the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 (as amended from time to time) and in particular (but without limitation) the requirements of those regulations relating to the identification of the Sub-Lessee and the keeping of records of such evidence and Polestar’s transactions with the Sub-Lessee.

(Schedule 5) SCHEDULE 5

[AGREED FORM OF SUB-LETTING AGREEMENT]

SCHEDULE 6

Schedule Not Used

SCHEDULE 7

GENERAL IT TERMS

INTRODUCTION

A.	This Schedule 7, General IT Terms, constitutes a schedule to and an integrated part of the Agreement entered into between Polestar and VCFSUK.

B.

These General IT Terms set out the specific terms applicable with respect to the development, operation, hosting, maintenance and support of the Technical Solution that is a precondition in order to facilitate VCFSUK’s market and provision of the Retail Finance Arrangements to the End Customers under the Agreement.

C.

The Services (as defined in the Agreement) to be provided by VCFSUK and related to the Technical Solution are described in more detail in Section 2. These include the development of the Technical Solution and the application programming interface and the development of any new functionalities/features added from time to time, as well as the subsequent operation, hosting and management of, the Technical Solution and the provision of maintenance and support in relation thereto.

1.	DEFINITIONS

Any defined terms used, but not specifically defined below in this Section 1, shall have the meaning set out in the Agreement.

“Agreed Delivery Date” means the date on which a Deliverable, fully compliant with the requirements herein shall be delivered by VCFSUK to Polestar. Such date shall be agreed between the Parties.

“Delay” is defined in Section 5.2.2.

“Deliverable” means any deliverables, materials, documentation and any other output which are prepared, distributed and/or provided to Polestar pursuant to the provision of the Services under these General IT Terms. For the avoidance of doubt, as of the Commencement Date, the provision of the Technical Solution is the primary Deliverable of VCFSUK under these General IT Terms.

“Intellectual Property Rights” means (a) all intellectual or industrial property rights, including patents, trademarks, trade names, service marks, domain names, registered designs, design rights, utility models, copyrights, neighbouring rights, data base rights, source code, topography rights, rights in unpatented know-how, and similar rights valid against third parties, whether registered or not, and including applications and the right to apply for registration of any rights, which may be protected anywhere in the world, and (b) any rights in and to trade secrets.

“Results” is defined in Section 8.2.1.

“Statement of Work” or “SoW” means a statement of work executed under these General IT Terms, which outlines inter alia the Services to be performed and the Deliverables to be provided as a result of those Services.

2.	SCOPE

2.1	General

2.1.1	Under these General IT Terms, VCFSUK will provide the Services to Polestar.

2.1.2	As of the Commencement Date, the following SoW has been executed:

(a)	Statement of Work I

(b)	Support and Change Control Management (CCM)

2.2	Execution of Statement of Works

2.2.1	Any new additional Services shall be requested by Polestar in writing.

2.2.2

Upon receipt of such request, VCFSUK shall present to Polestar a first draft of a SoW to govern the provision of such additional Services. The Parties shall thereafter in good faith negotiate the terms of the SoW and, if mutually acceptable, signed and execute the SoW.

2.2.3	Each SoW shall, unless otherwise agreed by both Parties, include the following information:

(a)	a specification of the Services and the Deliverables to be to be provided by VCFSUK,

(b)	allocation of responsibilities between the Parties

(c)	a time plan, including any milestones and Agreed Delivery Dates,

(d)	applicable Service Levels for the provision of the Services and the Deliverables; and

(e)	all other pertinent details.

2.2.4	A SoW becomes binding upon both Parties once executed by the Parties.

3.	SERVICES

3.1	Scope

3.1.1	VCFSUK shall provide the Services in accordance with these General IT Terms and the terms set out in the Agreement. The Services are further specified in each SoW.

3.1.2

VCFSUK, as an integrated part of the Services to be provided, develop the Deliverables in accordance with the specification set out in the SoW, and deliver those Deliverables to Polestar on the relevant Agreed Delivery Date set out in the SoW.

3.1.3	If any services, functions, interfaces, integrations, components, software or other responsibilities not specifically described in these General IT Terms (including in any SoW):

(a)	are reasonably required for the proper performance and provision of the Services or any Deliverables; or

(b)	are otherwise necessary in order for Polestar or the End Customer to be able to receive the Service or use the Deliverables for the intended purposes described in the Agreement;

they shall be deemed to be implied by and included within the scope of the Services and/or the relevant Deliverable.

3.1.4

Both Parties shall be responsible for keeping records of the relevant processes, operations, technical solutions and software used to execute the Agreement as well as for VCFSUK documenting any source code included in a Deliverable in an orderly fashion and in line with professional standards.

3.2	Continuous improvements

VCFSUK shall take commercially reasonable efforts to improve the quality and efficiency of the Services and the Deliverables, to ensure that the Services and Deliverables are in line with what can be expected in line with Good Industry Practice.

4.	GENERAL SERVICE REQUIREMENTS

4.1	Certifications and standards

Unless otherwise agreed between the Parties, Parties shall, at its own cost and expense, obtain and maintain all necessary licenses, certificates, approvals, permits and authorisations required to execute the Agreement, including for VCFSUK such necessary licenses to enable Polestar to use the Deliverables. This will include but not be limited to licenses, certificates, approvals, permits and authorisations from any governmental or regulatory body or other third parties under Applicable Law and consents or licenses from third parties who have legal interest in any software or hardware or documentation used by the Parties, unless otherwise set out in the Agreement.

4.2	Security

4.2.1	The Parties shall implement the necessary technical and organisational measures to ensure the security of the End Customer’s information system and data as the state of the art conceive it.

4.2.2	Each Party is responsible of the respect of the security clauses for its employees, subcontractors and suppliers.

4.2.3

Parties will appoint an IT Security contact and transmit the information to reach this point of contact. During periods of absence due to illness, vacation, or other leaves, short-term rotation must be notified to the other Parties, to maintain the point of contact.

For VCFSUK

[***]

For Polestar

[***]

4.3	General security obligations

4.3.1	Each Party ensures that it will:

(a)

Maintain the appropriate level of information systems security skills for the services to be provided and be able to prove it upon request. It must also certify that it has sufficient understanding of the technologies required to ensure performance requirements.

(b)	Protect data from disclosure, modification, destruction, loss, leak, alteration, access, processing, whether accidental, illegal or unauthorised.

(c)	Manage, secure and/or process any data for the services supplied

(d)	Ensure the traceability of network access initiated from a Party and likely to impact the security of the data.

(e)	Annually conduct penetration test and test all contingency, continuity, and recovery plans as well as to perform a vulnerability scan(s) at least once a quarter.

(f)	Shall bear its own costs for aforementioned obligations and resulting of such tests and address any identified deficiencies that have emerged during such tests.

4.3.2	Each Party ensures that only certified persons can access physically to the service information system by adequate policies.

4.3.3	Each Party ensures that the access to the respective Party’s data and information system is restricted to only required employees.

4.3.4

Each Party undertakes to ensure that its level of risk control is constantly monitored and that the security policies and rules applicable to the Services are complied with, including by its own employee, sub-contractors and supplier service.

4.4	Threats Prevention

4.4.1	Each Party shall maintain its own information system security according to the state of art allowing it, through best practices measures to prevent threats.

4.5	Malware and other malicious threats

4.5.1

Each Party will take all the necessary precautions to prevent the introduction of malware or other malicious threats such as worm or virus into its IT system which may impact the Parties’ data and will take the appropriate measures should it note the existence of malware or other malicious threats, including administration segregation, antivirus updated, firewalls, awareness campaign, etc. The Parties will conduct all the appropriate tests as known on the state of the art conceived it.

4.6	Risk Management and crisis

4.6.1	Each Party is under the obligation to:

(a)

Inform the other Party, immediately and by all means, of any malware, any critical vulnerabilities, malicious threats and/or security incident occurring in its IT system (including access gained by unauthorised third parties, loss of data, data leaks, damage to data integrity, the introduction of malware and/or non-compliant use of the IT systems used to provide the services to the End Customer, threats again the IT system integrity) that may affect the other Party’s IT system.

(b)

Make available within two (2) working days from the time a security incident has been identified, any palliative or workaround solution which does not, in any manner, modify the price, performance, data included or functionality of the service providing.

4.6.2	The Parties agree to work together to determine the source by mutual agreement and to repair any damage caused.

4.6.3	Should it emerge that the introduction of the security incident is attributable to VCFSUK, the latter will bear the costs of diagnostics and restoration.

4.6.4	Should it emerge that the introduction of the security incident is attributable to Polestar, the latter will bear the costs of diagnostics and restoration.

4.6.5	In the event of a disagreement between the Parties related to this Section 4, a meeting of the Steering Committee will be called less than one (1) week after the discovery of the incident.

5.	ACCEPTANCE OF DELIVERABLES

5.1	Acceptance test procedure

5.1.1

This Section 5.1 only apply to Deliverables that relates to the functionality of the Technical Solutions and that should be developed solely for Polestar’s needs and request and subject to a SoW (hereinafter “Functional Deliverables”). It shall not apply to technical Deliverables that are for generic use of the Technical Solution that should be developed under VCFSUK’s sole discretion and control.

5.1.2

VCFSUK shall prior to delivering any Functional Deliverables to Polestar, verify that each Deliverable functions as intended and is fully compliant with the requirements herein and in the relevant SoW.

5.1.3

The Functional Deliverables shall be delivered in good time prior to the Agreed Delivery Date, in order for the Parties to perform appropriate acceptance tests to verify that each Functional Deliverable is fully compliant with the requirements herein and in the relevant SoW and otherwise functions as intended.

5.1.4

After having performed acceptance tests, Polestar shall notify VCFSUK in writing of whether the relevant Functional Deliverable has been accepted, or not. If Polestar does not notify VCFSUK within fourteen (14) days from the date on which VCFSUK made the Functional Deliverable available for acceptance testing (and notified Polestar thereof), the Functional Deliverable shall be deemed accepted.

5.1.5

If Polestar would reject a Functional Deliverable, VCFSUK shall promptly, at its own cost and expense, remedy the defect(s) identified by Polestar and re-deliver the Functional Deliverable to Polestar, upon which a new acceptance test in shall be performed by Polestar in accordance with the procedures above. The aforesaid procedures may be repeated as many times as necessary until the relevant Functional Deliverable is accepted by Polestar.

5.1.6

For the avoidance of doubt, Polestar shall accept the Functional Deliverable after the completion of the test if the Functional Deliverable is free from defects or only subject to minor defects or incompliances that do not affect the intended use of the Functional Deliverable in question or if the disfunction is due to Polestar’s systems.

5.1.7

Any acceptance by Polestar of a Functional Deliverable, or Polestar’s use thereof, shall not preclude Polestar from enforcing its rights pursuant to the Agreement if an error, imputable to VCFSUK, should manifest itself at a later point in time.

5.2	Delays

5.2.1	The Deliverables shall have been delivered and accepted (or deemed accepted) by Polestar in accordance with Section 5.1 on the Agreed Delivery Date.

5.2.2	If the Actual Delivery Date of any Deliverable would occur after the Agreed Delivery Date for such Deliverable, VCFSUK shall be deemed in delay (each such instance a “Delay”).

6.	SERVICE LEVELS

6.1	From the Actual Delivery Date, VCFSUK shall perform the IT Services in accordance with the Service Levels set out in the relevant SoW.

7.	FAILURE TO PERFORM AND SPECIFIC REMEDIES

7.1	General

In the event VCFSUK fails to perform in accordance with these General IT Terms, including but not limited to perform the IT Services in accordance with the relevant SoW, Polestar is entitled to exercise the specific remedies set out in this Section 7, in addition to any other remedies set out elsewhere in the Agreement.

7.2	Rectification of failures and defects

In the event of an actual or anticipated failure by VCFSUK to perform its obligations hereunder or a defect or deficiency in the IT Services, regardless of whether or not Polestar has notified VCFSUK thereof, VCFSUK shall as soon as possible after detecting the failure/defect rectify it and take all reasonable steps to ensure that the failure/defect will not reoccur.

7.3	Root cause analysis

7.3.1

In the event of a failure by VCFSUK or defect in the IT Services that more than insignificantly affect Polestar or Polestar’s ability to make use of the IT Services or use the Deliverables, VCFSUK shall, at its own cost and expense, perform a root cause analysis to investigate the cause of such failure or defect, to reduce the risk of the failure or defect reoccurring.

7.3.2	Upon Polestar’s request, VCFSUK shall furnish Polestar such root cause analysis, including any preparatory and underlying documentation relating thereto.

8.	INTELLECTUAL PROPERTY RIGHTS

8.1	Background IP

Each Party shall remain the sole and exclusive owner to any and all Intellectual Property Rights owned by such Party prior to the execution of the Agreement or that are developed independently of the Agreement with no connection to the Services or the Deliverables.

8.2	Results

8.2.1

In the event any Intellectual Property Rights would be developed by either Party pursuant to the performance of its undertakings under these General IT Terms, including but not limited to any Intellectual Property Rights in and to the Deliverables (collectively the “Results”), the Party who has developed such Results shall be the sole and exclusive owner thereof.

8.2.2	For the avoidance of doubt, the Parties agree that any Results, automatically upon creation, shall be included in the licences granted under Section 8.3.

8.3	License grant

8.3.1

Polestar hereby grants VCFSUK and its Affiliates a non-exclusive, non-transferable, non-sublicensable (however sublicensable to subcontractors permitted to perform the Services or parts of the Services hereunder) and royalty free right to during the Term use any Intellectual Property Rights owned by Polestar or its Affiliates, however solely to the extent reasonably necessary for VCFSUK and its Affiliates to perform the undertakings under the Agreement.

8.3.2

VCFSUK hereby grants Polestar and its Affiliates a non-exclusive, non-transferable, non-sublicensable, and royalty free right to during the Term use any Intellectual Property Rights owned or held by VCFSUK or its Affiliates, however solely to the extent reasonably necessary to make proper use of the Deliverables and Services as intended under the Agreement.

8.3.3	Upon the expiration or termination of the Agreement (howsoever occasioned), each Party shall cease to use any Intellectual Property Rights of the other Party licensed to it hereunder.

8.4	Third party software

8.4.1	VCFSUK shall ensure that Polestar and its Affiliates are granted sufficient rights to use third party software, to the extent necessary to use the Deliverable as intended hereunder.

9.	MISCELLANEOUS

9.1

These General IT Terms, which are an integral part of the Agreement, consist of this main contractual document, the appendices hereto and the SoW executed hereunder. In the event of inconsistencies or conflicts between the terms of any of said contractual documents, they shall prevail over each other in the following order:

(a)	this main contractual document of the General IT Terms;

(b)	the appendices in their numerical order (where the terms of an appendix with a lower number shall prevail over the terms of an appendix with a higher number); and

(c)

any SoW duly executed hereunder, unless the Parties agree that any specific provision of a SoW shall prevail over this main contractual document of these General IT Terms or any appendix, and that has been clearly indicated in the SoW (with reference to what provision the Parties are deviating from).

9.2

For the avoidance of doubt, what is stated in the Agreement, including, without limitation, with regards to governing law and dispute resolution, confidentiality, changes, governance, exit assistance, processing of personal data, etc. shall apply also in relation to these General IT Terms.

SCHEDULE 8

STATEMENT OF WORK

Support and Change Control Management (CCM)

INTRODUCTION

This appendix describes what the Parties agree on in terms of IT Security, Support, Incident, change control Management, including Service Levels that Polestar receives from VCFSUK with respect to IT Services.

DEFINITION

1.1.

“Critical Incident” means that the production environment for the Services is not available for use; the production environment is “down” or that serious problems are experienced in the production environment, which has a significant business effect for Polestar. For example: The production environment for the Services is completely inaccessible/cannot complete transactions.

1.2.

“High Incident” means that the use of a material part, characteristic or function in the Services production environment is not available to Polestar or is subject to significant limitations or difficulties. Example: incorrect functionality.

1.3.	“Office hours” means 08:00-17:00 UK time, Monday-Friday, excluding public holidays in England and Wales

1.4.	“Minor incident” means that Polestar’s use of the Services is limited only in an immaterial matter and is the nature of an “issue” which has little or no impact on the business of Polestar.

1.5.

“Incident” means a Critical Incident, a High Incident or a Minor Incident, reported discrepancy in the Services that affects Polestar’s use of the Services and where the Services do not comply with the documentation or the instructions from VCFSUK on how to use the Services. VCFSUK will confirm the reported deviation with an identification number, which are to be used in all further communication between the Parties regarding the deviation.

1.6.	“Service levels” refers to the Service Level Agreement (SLA) set out below.

1.7.	“Support level” refers to the response time set out below. 0.

1.8.	“Support” is set out below.

SERVICE LEVEL

With regard to IT Services, at the conclusion of the Agreement, VCFSUK can offer a service level corresponding to [***] during office hours and [***] outside office hours (the “Service levels”). Service levels are calculated on a monthly basis. The measuring point for the Service levels is that the IT Services are available at the Internet.

VCFSUK has the right to use service windows 4 times/year. These service windows must be approved in advance by Polestar. Polestar is not entitled to unreasonably refuse VCFSUK these service windows. VCFSUK strives to make contracted Services available within the framework of current service windows.

The Service level of VCFSUK commitments do not cover defects caused by the following reasons;

a)	errors caused by the applications of Polestar;

b)	errors caused by changes or interruptions in IT Services by Polestar that occurred without consent from VCFSUK or through any neglect act or omission by Polestar;

c)	errors in documentation provided by Polestar to VCFSUK; or

d)	the circumstances set out in point 1.6 of the Agreement.

IT KPI AND MEASUREMENT

VCFSUK must undertake to develop and implement the necessary tools for effective and efficient measurement of the agreed Service Level per market.

SUPPORT

The support function handles functional and technical problems related to current Services (“Support”). End customer support is not included in the Support.

Two (2) named contacts or two e-mail addresses (as applicable) at Polestar are the only people who can initiate Support during Office hours. The authorized named contacts may be changed at any time by Polestar, by a written notification to VCFSUK.

The Parties are discussing to integrate their respective case management systems to enable joint handling of support cases.

Support during Office Hours

Support during Office hours should be initiated by Polestar through contacting the partner designated by VCFSUK either via:

•	Operations and Service Manager

•	Email [***]

•	Phone number [***]

Support outside of Office Hours

Support outside of Office hours should be initiated by Polestar contacting the partner designated by VCFSUK by mail and Telephone number, If cases are reported outside of Office hours and registered in accordance with this section (5.2), measurement are commenced the next following Office hours.

Measure

VCFSUK initiate measures by Incident, in accordance with the table below.

[***]s	[***]
[***]	[***]
[***]	[***]
[***]	[***]

In order for VCFSUK to be able to commence measurements, a case must be registered, where a detailed description of the deviation and a description of how the deviation can be verified/reproduced, including commands and procedures where applicable.

If Polestar reports errors of the “Critical” or “High” priority, VCFSUK should, after the response period, work actively and continuously to rectify the error.

The obligation of VCFSUK to initiate action regarding Incidents within the response period shall not apply in the event of:

1.	use of the Services in a manner that is inconsistent with the documentation or VCFSUK’ instructions on how to use the Services;

2.	hardware failure or network / infrastructure beyond the control of VCFSUK; or

3.	errors due to Polestar.

If it is determined that the requirement to provide Support depends on one of the above, VCFSUK has the right to compensation from Polestar. VCFSUK reserves the right to reclassify an Incident, after communication with Polestar, if VCFSUK determines that the Incident is of a lesser or more severe nature.

Measurement for reported incident

Action by a reported incident is defined as that VCFSUK (i) provides a reasonable solution to the incident, or (ii) announces that the incident is perceived as a request for improvement.

CHANGE CONTROL MANAGEMENT (CCM)

In the event that a Party wishes to make a change to existing Service, the Party shall make such request in writing to the counterparty. The parties shall jointly discuss the reason for the change and agree on the conditions for implementing it.

If the change is of a minor nature, VCFSUK shall return to Polestar in as short a time as is reasonably possible, but within four (4) weeks with a solution proposal, schedule and quotation to implement the change based on the information that has emerged during the parties’ discussion. In the event the change is of a larger nature, a Project shall be established, and an Agreement concluded between the Parties.

After Polestar has received a solution proposal, schedule and quotation, Polestar will revert to VCFSUK in writing within two weeks if Polestar accepts the proposal. If Polestar does not revert within the appointed time, VCFSUK have the right to change the schedule and quotation.

A party may not, without reasonable cause, oppose the counterparty’s request for change of existing Service.

If the change means that a completely new Service is to be established, this must be documented in an Agreement.

ESCALATION

If VCFSUK has not started working on an Incident within the agreed response time, or if Polestar is dissatisfied with VCFSUK work on Incidents, the contractor at Polestar can escalate the matter to the positions stated below:

1.	First escalation: VCFSUK Operations Manager

2.	Second escalation: VCFSUK IT & Operations Director

Polestar should start by trying to contact the first escalation position. If the initial escalation does not respond after being contacted via email and phone within two hours (during office hours), Polestar may contact the second escalation. Once contact has been established, the Parties’ contact persons shall discuss the situation that has arisen and, to the best of their ability, ensure that both the urgent matter is resolved and, on the other, find solutions that prevent the same situation from occurring in the future.

The above contact persons may be changed by VCFSUK in writing, but there must always be at least two (2) escalation positions identified.

SECURITY

This section constitutes an integral part of and shall be governed by the Agreement and the Cooperation Agreement between VCFSUK and Polestar. Any definitions used herein shall have the meaning ascribed to them in the Agreement unless otherwise expressly set out in this section.

Both Parties’ business requires certain security requirements. This section sets out the security requirements that are placed on the Parties.

1.1	VCFSUK always undertakes to follow the applicable IT-standards for the delivery of the Services. In the event the Services constitutes IT-services, such shall be based on ITIL-processes.

1.2.	VCFSUK shall ensure to continuously make back-up copies of data.

1.3.

Each Party shall annually conduct penetration test and test all contingency, continuity, and recovery plans. Vulnerability scan(s) should be performed at least once a quarter. Each Party shall continuously review firewall rules. Each Party shall bear its own costs for such tests and address any identified deficiencies that have emerged during such tests.

1.4.	Each Party shall report to the other Party any incidents, for example burglary and fire, and any other incidents that may be significant to the other Party.

1.5.

The Parties shall work proactively with security questions and recommend actions in order to increase the security in the other Party’s security solutions. Each Party shall always immediately report any detected security breaches and material security risks to the other Party.

If the provision of Services constitutes a risk for damages for Polestar, Polestar shall be entitled to take such reasonable actions necessary, taking into account the circumstances (including suspending or restricting access to the Services). VCFSUK shall as soon as possible be notified of actions taken in relation to the Services. VCFSUK shall be obliged to collaborate with Polestar regarding actions that needs to be taken and actions taken in relation to the Services and shall carry out such action in a prompt manner so that the disturbance is limited for Polestar.

Reporting and contacts

1.6.

Each Party shall work proactively with security issues and recommend actions in order to increase the security in the Services. If an incident occurs, the Parties shall actively and on their own initiative collect all available evidence and as soon as possible exchange such evidence with the other Party.

1.7.	Each Party shall appoint a security officer responsible for handling security questions in relation to the other Party.

1.8.	The Parties’ commitments include inter alia to leave the following reports.

1.8.1.	Continuous report on security breaches. Actual breaches shall be reported immediately and thereafter be followed up within the framework for the cooperation organization.

1.8.2.

Continuous report on identified security risks. Identified security risks shall be reported urgently after they have been discovered and thereafter be followed up within the framework for the cooperation organization.

SCHEDULE 9

GOVERNANCE PROCEDURES

BACKGROUND

A.	This Schedule 9 is a schedule to the Agreement entered into between Polestar and VCFSUK.

B.

This Schedule 9 sets forth the governance procedures that will apply under the Agreement. The governance procedures include the governance structures and escalation procedures being the foundation for a long-term strategic direction of VCFSUK’s performance of its obligations under the Agreement and a way of managing and resolving day-to-day issues within the ordinary cause of business (the “Governance Procedures”).

1.	DEFINITIONS

Any capitalized terms used but not specifically defined below in this Section 1 shall have the meaning set out for such term in the Agreement.

2.	GOVERNANCE PROCEDURES, FUNCTION AND OVERALL PROCESS

2.1

The Governance Procedures are intended, among other things, to foster good cooperation and communication between technology and business leaders, facilitate effective decision-making; create and evolve strategic and tactical direction, assure compliance with all terms and conditions of the Agreement.

2.2

Executed correctly, the Governance Procedures will allow the Parties to work in a cooperative, productive manner and remain committed to maintaining a flexible attitude toward solving technical, service and business challenges with the accurate sense of urgency over time.

2.3

The communication flow between the Parties should be “top down” as well as “bottom up”. The intention with this structure is to ensure that decisions are taken on the lowest level possible of the governance structure. Decisions on all levels require the participation and approval in writing by both Parties.

2.4

The Parties shall ensure that the members of the respective forums described herein have the mandate to take the decisions needed to fulfil the responsibilities of the forum concerned. In addition, both Parties shall ensure that the representatives they send to attend to a meeting in any of the forums shall be fully informed and empowered to discuss and to provide such Party’s view upon all issues on the meeting agenda.

3.	PARTNERSHIP MANAGER

3.1

As set out in the Agreement, VCFSUK shall appoint a dedicated Partnership Manager as the unique point of contact for Polestar. Such Partnership Manager shall be authorised to take decisions that are binding upon the Parties or their Affiliates as the case may be.

3.2	Such dedicated Partnership Manager shall drive a Polestar 2 company car.

4.	REPRESENTATION

4.1	The Parties agree that they shall appoint a group of authorised representatives, in which the Partnership Manager shall take part, who shall lead the cooperation between the Parties on;

4.2	The Parties shall establish the following forums/committees:

(a)	Operations review meeting

(b)	Management committee meeting

(c)	RV committee meeting

4.3	The Operations review/Management committee meeting shall;

(a)	analyse the Market situation;

(b)	review and discuss marketing campaigns and the use of Trademarks;

(c)	discuss current offers;

(d)	elaborate captive development plans and supervise their implementation;

(e)	verify the reports on complaints lodged by the customers;

(f)	monitor the competition on the Market(s) (based on publicly available information such as competitive performance, promotions and prices);

(g)	carry out other tasks proposed by the Parties.

5.	MEETINGS

5.1	The various groups and forums shall meet at the intervals determined by the Parties, but shall at least meet as frequent as set out below.

Meeting	Frequency	Market/Global

Operations review meetings	Monthly	Market

Management committee meeting	Quarterly	Market/Global

Senior management meetings	Semi-annually if requested by a Party and otherwise annually	Market/Global

5.2	Polestar and VCFSUK shall set the dates for the semi-annual senior management review meeting at least two (2) weeks prior to the actual review date.

5.3	VCFSUK and Polestar shall alternately prepare the meeting minutes for all meetings and send such minutes to the other Party for review and approval.

5.4	Polestar shall report to VCFSUK any plans for a material increase or reduction in the size of the network of Polestar Space Operators and/or national sales plan as soon as reasonably practicable.

6.	ESCALATION

6.1

In line with Section 2.3 above, the Parties shall ensure resolution of issues at the lowest point in the process to make the best possible use of all resources. Hence, the Parties shall endeavour to resolve any disputes amicably through good-faith discussions.

6.2

If an issue would arise, the Parties shall try to resolve the issue at hand operationally in the UK. If not possible, it shall escalate the issue to the management committee meeting. If such management committee meeting cannot resolve the issue, it shall be escalated to the senior management level.

6.3	If the senior management level cannot resolve the issue at hand, each Party shall be entitled to initiate arbitration in accordance with the terms of the Agreement.

SCHEDULE 10

REPORTING

1.	SERVICE LEVELS

[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[	***]

7.1	[***]	[***]	[***]	[***]	[***]

2.	KEY PERFORMANCE INDICATORS

#	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]

[***]		[***]	[***]	[***]	[***]

[***]

[***]		[***]	[***]	[***]	[***]

[***]

3.	FORM OF BENCHMARKING REPORT

[***]

SCHEDULE 11

EMPLOYMENT

1.	In this schedule the following words and expressions have the following meanings:

“Data Protection Legislation” has the meaning given to it in Paragraph 1 ‘DEFINITIONS’ of this Agreement;

“Exiting Employee” means an employee of VCFSUK or its Affiliates or sub-contractors employed in and assigned to providing the Services and Products who was an Expected Exiting Employee and who transfers (or, if the context admits, would transfer) on a Relevant Transfer occurring to a relevant Transferee;

“Employee Liabilities” or “Losses” means all employment related losses, damages, liabilities (including any liability to taxation), awards, claims, costs, expenses and payment made by way of settlement (provided the settlement amount is agreed in advance by the indemnifying party);

“Exit Transfer Date” means one minute past midnight on the date or dates on which a Relevant Transfer occurs (or, if the context requires, will occur) under which an Exiting Employee transfers (or will transfer) to the relevant Transferee;

“Relevant Transfer” means has the meaning assigned by TUPE;

“TUPE” mean the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended or replaced.

2.

The Parties consider that a change or cessation in all or part of the Services and Products may constitute a Relevant Transfer pursuant to TUPE. If TUPE does apply, the contracts of employment of any Exiting Employee shall transfer to Polestar or any of its Affiliates or a Replacement Supplier (as the case may be) (each such party, a “Transferee”) with effect from one minute past midnight on the Exit Transfer Date.

3.

Subject to compliance with Data Protection Legislation, if requested by Polestar, at any time during the final six months of the provision of the Services and Products and in any event following notice of termination having been given by either Party, VCFSUK will provide Polestar with information regarding any Person VCFSUK, expects to be an Exiting Employee (“Expected Exiting Employee”) as follows:

3.1.	The name, length of service and job title of each and every Expected Exiting Employee;

3.2.	The remuneration (including salary and all other benefits) to which each Expected Exiting Employee is entitled);

3.3.	The terms of employment of each Expected Exiting Employee;

3.4.	Any collective agreements which the relevant Transferee may be required to observe after the relevant Transfer Date;

3.5.	Such additional information as VCFSUK may be required to provide by regulation 11 of TUPE (employee liability information).

4.	VCFSUK will give Polestar the information referred to in paragraph 3 of this schedule promptly and, in any case, within 28 days of a written request by Polestar.

5.

VCFSUK warrants that the information provided under paragraph 3 of this schedule will be complete and accurate in all respects as at the date the information is provided. If there is a change to the information referred to in paragraph 3 of this schedule, VCFSUK, will provide the new or revised information to Polestar within seven days of VCFSUK becoming aware of the change.

6.

At any time during the final six months of the provision of the Services and Products and in any event following notice of termination having been given by either Party, VCFSUK agrees that it shall not without the prior written consent of Polestar, assign any Person to the provision of the Services and Products (or the relevant part) which is the subject of a Relevant Transfer who is not an Expected Exit Employee and shall not without the prior written consent of Polestar (such consent not to be unreasonably withheld, conditioned or delayed):

6.1.	increase the total number of Expected Exiting Employees or replace any Expected Exiting Employees after having provided the details of the Expected Exiting Employees pursuant to paragraph 3;

6.2.	make, propose or permit any material changes to the terms and conditions of employment of any Expected Exiting Employees;

6.3.	increase the proportion of working time spent on the Services and Products (or the relevant part) by any Person other than an Expected Exit Employee;

6.4.	introduce any new contractual or customary practice concerning the making of any lump sum payment on the termination of employment of any Expected Exiting Employees; and

6.5.

deploy any other Person to perform the Services and Products (or the relevant part) or increase the number of employees or terminate or give notice to terminate the employment or contracts of any Expected Exiting Employees, save where such termination is by reason of gross misconduct.

VCFSUK, will promptly notify Polestar or, at the direction of Polestar, the relevant Transferee of any notice to terminate employment received from any Expected Exiting Employees regardless of when such notice takes effect.

7.

VCFSUK, will provide the relevant Transferee with reasonable access to the Expected Exiting Employees prior to the Relevant Transfer for the purpose of individual, and if applicable, collective consultation on any proposed redundancies following the relevant Exit Transfer Date.

8.

VCFSUK, will pay salary and other payments (including payments in connection with the provision of benefits) which are payable to or in respect of any Exiting Employee up to but excluding the relevant Exit Transfer Date. Accordingly:

8.1.	VCFSUK, will reimburse the relevant Transferee for any payment made by that Transferee to or in respect of any Exiting Employee which is referable to a period prior to the Exit Transfer Date; and

8.2.	Polestar will reimburse VCFSUK, for any payment made by VCFSUK, to or in respect of any Exiting Employee which is referable to a period on or after the relevant Exit Transfer Date.

9.	To the extent that any Exiting Employee:

9.1.	has not taken holiday that has accrued before the relevant Exit Transfer Date (“Untaken Exit Holiday”); or

9.2	has taken holiday before the relevant Exit Transfer Date that has not accrued (“Exit Holiday in Advance”);

the parties shall reimburse each other such that VCFSUK, bears the cost of holiday pay referable to Untaken Exit Holiday and Polestar bears the cost of holiday pay referable to Exit Holiday in Advance. The cost of holiday pay shall be based on pay-rates applicable at the relevant Exit Transfer Date.

10.

Reimbursements under paragraphs 8 and 9 of this schedule will be made within 30 calendar days of receipt of a written request setting out details of the reimbursement claimed with an explanation of the basis on which it is claimed. References to salaries, benefits and other payments in this schedule will, if appropriate, include the cost of employer’s national insurance contributions.

11.

In the event that the employment of any Exiting Employees and/or any Employee Liabilities transfer to any Transferee (or it is alleged that they have so transferred) as a result of a change or cessation or expiry of this Agreement in all or part of the Services and Products under this Agreement in accordance with TOPE VCFSUK, shall indemnify and keep indemnified the relevant Transferee against any Losses arising from or in connection with:

11.1.

the employment or termination of employment up to but excluding the relevant Exit Transfer Date of any Exiting Employee who transfers or claims to transfer or who but their dismissal before the Exit Transfer Date would have transferred his or her employment to the relevant Transferee; and/or

11.2.

any claim by any trade union, employee representative or body of employees or their representatives in respect of any Exiting Employee arising from or connected with the period up to but excluding the relevant Exit Transfer Date; and/or

11.3.	any Employee Liabilities in relation to the employment of the Exiting Employees by VCFSUK, up to but excluding the relevant Exit Transfer Date; and/or

11.4.	any breach of warranty under paragraph 5 of this schedule; and/or

11.5.	any failure by VCFSUK, to comply with its obligations under Regulation 11 of TUPE; and/or

11.6.

any failure by VCFSUK, to comply with its obligations under Regulations 13 and/or 14 of TUPE (except to the extent that compliance is not reasonably practicable as a result of non-compliance by the relevant Transferee with Regulation 13(4) of TUPE (information on measures)); and/or

11.7.

the termination of the employment of any Exiting Employee(s) on or after the relevant Exit Transfer Date provided that such termination is effected within three months of the date of the Exit Transfer Date; and / or

11.8.

the employment or termination of the employment of any Person, other than an Exiting Employee, who asserts or alleges that as a result of a change or cessation in all or part of the Services and Products under this Agreement that their employment has transferred to the relevant Transferee (and provided that such termination is effected within one month following the date that Person asserts or alleges that their employment has transferred to the relevant Transferee).

12.	The indemnity in paragraph 11 excludes any part of any Employee Liabilities for which the relevant Transferee is responsible under paragraph below 13.

13.

The relevant Transferee (as the case may be) shall on and from the relevant Exit Transfer Date perform and discharge all of the obligations of the employer in relation to the Exiting Employees and shall indemnify VCFSUK against any Employee Liabilities arising from the relevant Transferee’s failure on and from the Exit Transfer Date to perform or discharge any obligations referred to in this paragraph 13 and against any Employee Liabilities which arise out of or in connection with:

13.1.

a change (other than any proposed change in connection with the information and consultation process for the Expected Exiting Employees pursuant to TUPE as envisaged by paragraph 7) to any term of employment or working condition (including any term or condition relating to any pension scheme) or any proposal to make such a change;

13.2.

subject to any payments due to any Transferee under paragraph 11.7, the termination of employment of an Exiting Employee who became employed by the relevant Transferee or any other act or omission by that Transferee or any other event, matter or circumstance occurring on or after the Exit Transfer Date in relation to those individuals;

13.3.

subject to any payments due to any Transferee under paragraph 11.7, a failure to pay any employment costs (including any salary and benefits payments) associated with the employment of the Exiting Employees who became employed by the relevant Transferee that are due and payable on or after the Exit Transfer Date;

13.4.

an Exiting Employee resigning or treating their contract of employment as having been terminated prior to the transfer of their employment under TUPE on account of a measure or proposed measures of the relevant Transferee;

13.5.

any claim by any trade union, employee representative or body of employees or their representatives in respect of any Exiting Employee arising from or connected with the period on and from the relevant Exit Transfer Date;

13.6.

a complaint, failure or alleged failure to comply with any information and consultation obligations (including under Regulation 13(4) of TUPE (information on measures)) or in respect of any subsequent award of compensation in respect of a breach or alleged breach of such information and consultation obligations where that compliant or failure to act or breach or alleged breach is as a result of an act or omission of the relevant Transferee save in each case where such failure or alleged failure is as a consequence of a VCFSUK failure to comply with any information and consultation obligations (including under Regulation 13(4) of TUPE (information on measures)); and

13.7.	claims brought by, or related to, the Exiting Employees who become employed by the relevant Transferee, arising from facts, acts or circumstances occurring on or after the Exit Transfer Date.

SCHEDULE 12

GMEV PROGRAMME

1.	Background

During the term of this Agreement, to support Polestar’s sales objectives, VCFSUK shall make available to End Customers competitive, guaranteed end value financing products, such as personal contract purchase (all such products being GMEV Products, as defined in clause 8.4.1 of this Agreement). This schedule 12 sets out the terms on which Polestar and VCFSUK have agreed to cooperate on such GMEV Products.

2.	Standard GMEV Offers

2.1

VCFSUK will make available and promote GMEV Products across Polestar’s model range for both new and used vehicles using a guaranteed minimum end value, currently of no less than [***] of the then CAP Gold valuation at the GMEV Product contract end date (“Standard GMEV”), or such other value as may be agreed by the Parties

2.2

Any future changes to the Standard GMEV whether an increase or a decrease to the Standard GMEV would need to be recommended by both Partnership Managers by written notice to the Management Committee (referred to in paragraph 4.2 of schedule 9). Any decision by both Partnership Managers to make such a recommendation to the Management Committee shall be required to be a unanimous decision. If there is no such unanimity on any change to decrease the Standard GMEV, paragraph 2.4(a) of this schedule shall apply. If there is no such unanimity on any change to increase the Standard GMEV then the Standard GMEV will remain unchanged, subject to legal and regulatory review.

2.3

If the Partnership Managers recommend to the Management Committee a change to the Standard GMEV a special meeting of the Management Committee shall be called within one month of the recommendation date and the Parties shall ensure that their representatives on the committee attend the meeting. At that special meeting, the Management Committee shall discuss the recommendation, decide whether to follow the recommendation and (should they decide to follow the recommendation to change the Standard GMEV) agree an implementation date for any agreed change. Any decision of the Management Committee on a change to the Standard GMEV or the date of implementation of a change to the Standard GMEV shall be required to be a unanimous decision of all members of the Management Committee (whether or not present at the meeting). Any such unanimous decision of the Management Committee to change the Standard GMEV shall be evidenced by an approval paper to be signed by all members of that committee. If there is no such unanimity on any change to decrease the Standard GMEV, paragraph 2.4(b) of this schedule shall apply. If there is no unanimity on any change to increase the Standard GMEV then the Standard GMEV will remain unchanged.

2.4	Either Party may terminate this Agreement on at least 12 months’ notice if the:

(a)	Partnership Managers cannot at any time reach a unanimous decision on whether or not a change to decrease the Standard GMEV should be recommended to the Management Committee; or

(b)

Management Committee cannot reach a unanimous decision on a recommendation from the Partnership Managers referred to in paragraph 2.4(a) of this schedule (or an implementation date for such a recommendation) at the special meeting to be held in accordance with paragraph 2.3 of this schedule.

The Standard GMEV for new and used Polestar Vehicles shall not be decreased during any such notice period and shall remain at [***] or such other percentage that has been agreed following the process set out in paragraphs 2.2 and 2.3 of this schedule.

3.	Maximum GMEV validity period

The parties agree that the maximum period for which the Standard GMEV relating to a Customer shall be valid for is a period of 180 calendar days (from the date of proposal approved by VCFSUK).

4.	Risk on standard GMEV offers

4.1	VCFSUK shall take all residual value risk in GMEV Products where the Standard GMEV has been used and no Marketing Contributions have been made to create an Enhanced GMEV.

5.	Return of Polestar Branded Vehicles

When a Polestar Branded vehicle is returned by an End Customer to VCFSUK at the end of the GMEV Product contract period, VCFSUK will use all reasonable endeavours to dispose of the Polestar Branded vehicle at a competitive price to support Polestar to achieve strong residual values for their cars, subject to existing contractual arrangements with third party disposal agents.